Form 10KSB, Exhibit 13
period 1999-06-30
SERVICE BANCORP INC
filed 1999-09-28
CIK 1063939

EXHIBIT 13

                          ANNUAL REPORT TO STOCKHOLDERS

                       1999 ANNUAL REPORT TO STOCKHOLDERS
                              SERVICE BANCORP, INC.

                                TABLE OF CONTENTS

                                                                          Page

Message to Our Stockholders.............................................     1
Selected Consolidated Financial and Other Data..........................     2
Management's Discussion and Analysis of
  Financial Condition and Results of Operations.........................     4
Common Stock and Related Matters........................................    15
Stockholder Information.................................................    16
Independent Auditors' Report............................................    17
Consolidated Balance Sheets.............................................    18
Consolidated Statements of Income.......................................    19
Consolidated Statements of Changes in Stockholders' Equity..............    20
Consolidated Statements of Cash Flows...................................    21
Notes to Consolidated Financial Statements..............................    23

                      [LETTERHEAD OF SERVICE BANCORP, INC.]

To our Stockholders:

We at Service Bancorp, Inc. are proud to present you with the first annual report of the Company. The structure of the organization is that of a two-tier mutual holding company in which the Company owns 100% of the outstanding common stock of Summit Bank. Service Bancorp, MHC owns 53.7% of the common stock of the Company and 46.3% of the Company's common stock is owned by the public.

The additional capital acquired in the Company's public offering completed in October 1998, has allowed Summit Bank to pursue an aggressive growth strategy. Since the public offering, the Bank has opened a limited service office in a new 100-unit assisted living facility in Franklin, a full service free standing, wholly-owned facility in Bellingham and a leased store front branch in Hopkinton, and plans to move a store front shopping center branch to a leased free standing full service facility in Franklin. Another component of the Bank's growth strategy is to substantially increase the origination of commercial mortgage loans. We will endeavor to achieve this growth through a focused officer calling program to promote loan products.

During the year ended June 30, 1999 total assets increased from $139.0 million to $178.2 million, an increase of $39.2 million, or 28.2%. Gross income net of security gains for the year ended June 30, 1999 climbed 21% to $11.1 million compared to the prior year. Net income after taxes showed a slight drop from $1.2 million to $1.1 million compared to the prior year. This decrease was attributable to an increase in non-interest expense of $1.2 million, or 31.3%, resulting from the additional branch locations and to an increase in the loan loss provision of $78,000. Please review "Management's Discussion and Analysis of Financial Condition and Results of Operations" for further details.

In April 1999, the Board of Directors approved a stock repurchase program of 4%, or 68,505 shares of outstanding Company common stock to be purchased over the following 12 months. As of June 30, 1999, 10,000 shares had been purchased at an average price of $8.25. We believe that our stock is attractively priced and plan to continue the program.

The Company and the Bank have taken prudent measures to ensure that our computer systems are Year 2000 (Y2K) ready. Thorough testing of our hardware and software has taken place. Additionally, we have developed a business resumption contingency plan and are implementing a disaster recovery plan to be tested in September of 1999.

The continued commitment and performance of our employees, management and Board of Directors in addition to the support of our customers and stockholders have permitted Summit Bank to continue the growth that has contributed to the success of the Bank over the past several years.

On behalf of the Directors, Officers and employees, thank you for your confidence and trust.

Sincerely,

/s/ Eugene G. Stone

Eugene G. Stone
President & Chief Executive Officer

                SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

      The following information is derived from the audited consolidated financial statements of Service Bancorp, Inc. (the "Company"), or prior to October 7, 1998, Summit Bank (the "Bank"). For additional information about the Company and the Bank's reorganization, reference is made to "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company and related notes included elsewhere herein.

Selected Consolidated Financial Data

                                                                                        June 30,
                                                                       -----------------------------------------
                                                                         1999       1998       1997       1996
                                                                       ---------  --------   --------   --------
                                                                                     (In Thousands)
Total assets....................................................       $ 178,158  $138,952   $104,878   $ 90,354
Loans receivable, net ..........................................          85,984    76,735     66,934     59,667
Short-term investments..........................................           5,451    11,931      6,305      2,597
Mortgage-backed securities--available for sale..................          16,975     5,980      2,745      2,076
Investment securities--available for sale (1)...................          54,737    36,422     22,989     19,181
Deposits........................................................         133,138   112,247     92,897     81,189
Total borrowings................................................          25,993    14,562      2,622        369
Stockholders' equity............................................          16,479    10,123      8,695      7,421

Summary of Operations

                                                                                  Years Ended June 30,
                                                                       -----------------------------------------
                                                                         1999       1998       1997       1996
                                                                       ---------  --------   --------   --------
                                                                                     (In Thousands)
Total interest income...........................................       $  10,419  $  8,636   $  7,037   $  6,102
Total interest expense..........................................           4,830     4,116      3,174      2,746
                                                                       ---------  --------   --------   --------
   Net interest income..........................................           5,589     4,520      3,863      3,356
Provision for loan losses.......................................             178       100         35         93
                                                                       ---------  --------   --------   --------
Net interest income, after provision for loan losses............           5,411     4,420      3,828      3,263
                                                                       ---------  --------   --------   --------
Fees and service charges........................................             600       430        406        388
Gain on sales of loans and securities...........................             723       833        493        308
Other non-interest income.......................................              41        58         60         78
                                                                       ---------  --------   --------   --------
Total non-interest income.......................................           1,364     1,321        959        774
                                                                       ---------  --------   --------   --------
Total non-interest expense......................................           5,130     3,908      3,094      2,735
                                                                       ---------  --------   --------   --------
Income before income taxes......................................           1,645     1,833      1,693      1,302
Income tax provision............................................             561       632        611        501
                                                                       ---------  --------   --------   --------
Net income......................................................       $   1,084  $  1,201   $  1,082   $    801
                                                                       =========  ========   ========   ========

-----------------------
(1) Includes certificates of deposit and FHLB stock, which are not available for sale.

Key Operating Ratios and Other Data

                                                                       At or for the Years Ended June 30,
                                                                -----------------------------------------------
                                                                  1999         1998         1997          1996
                                                                  ----         ----         ----          ----
Performance Ratios:
Return on average assets....................................       0.72%        1.02%        1.13%        0.97%
Return on average stockholders' equity......................       7.23%       12.80%       13.58%       11.35%
Average interest rate spread................................       3.44%        3.60%        3.86%        3.99%
Net interest margin (1).....................................       3.95%        4.05%        4.29%        4.34%
Ratio of operating expense to average assets................       3.41%        3.31%        3.24%        3.31%
Ratio of average interest-earning assets to
   average interest-bearing liabilities.....................     115.07%      112.21%      112.38%      109.81%
Efficiency ratio (2)........................................      73.78%       66.91%       64.16%       66.22%

Asset Quality Ratios:
Non-accrual loans and other real estate owned
   to total assets..........................................       0.22%        0.21%        0.22%        0.99%
Allowance for loan losses as a percent of
   non-accrual loans........................................     185.93%      199.65%      246.11%       52.28%
Allowance for loan losses as a percent of
   loans receivable, net....................................       0.86%        0.75%        0.71%        0.79%

Capital Ratios and Data:
Stockholders' equity to total assets........................       9.25%        7.29%        8.29%        8.21%
Average stockholders' equity to average assets..............       9.96%        7.94%        8.33%        8.55%
Net book value per share....................................    $  9.97          N/A          N/A          N/A

Other Data:
Number of full-service offices..............................          7            5            4            4
Number of deposit accounts..................................     17,764       16,488       15,598       14,830
Number of loans outstanding.................................      1,757        1,695        1,557        1,410

--------------------------
(1)   Net interest income divided by average interest-earning assets.
(2) Non-interest expense divided by the sum of net interest income and non-interest income.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

      In addition to historical information, this document contains forward-looking statements. The forward-looking statements contained in the following sections are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Important factors that might cause such a difference include, but are not limited to, those discussed. Readers should not place undue reliance on these forward- looking statements, as they reflect management's analysis as of the date of this report. The Company has no obligation to update or revise these forward-looking statements to reflect events or circumstances that occur after the date of this report. Readers should carefully review the risk factors described in other documents the Company files from time to time with the SEC, including quarterly reports on Form 10-QSB and current reports filed on Form 8-K.

General

      The Company's results of operations depend primarily on its net interest income, which is the difference between the income earned on the Company's loan and securities portfolios and its cost of funds, consisting of the interest paid on deposits and borrowings. Results of operations are also affected by the Company's provision for loan losses, income and expenses pertaining to other real estate owned, gains and losses from sales of securities, and non-interest expenses. The Company's non-interest expenses consist principally of compensation and employee benefits, occupancy, equipment and data processing, and other operating expenses. Results of operations are also significantly affected by general economic and competitive conditions, changes in interest rates, as well as government policies and actions of regulatory authorities. Future changes in applicable law, regulations or government policies may materially affect the Company.

      In this document, the Company is being discussed on a consolidated basis with its wholly-owned subsidiary, Summit Bank (the "Bank"). References to the Company may signify the Bank, depending on the context of the reference.

Management of Credit Risk

      Management considers credit risk to be an important risk factor affecting the financial condition and operating results of the Company. The potential for loss associated with this risk factor is managed through a combination of policies approved by the Company's Board of Directors, the monitoring of compliance with these policies, and the periodic reporting and evaluation of loans with problem characteristics. Policies relate to the maximum amount that can be granted to a single borrower and such borrower's related interests, the aggregate amount of loans outstanding by type in relation to total assets and capital, loan concentrations, loan-to-collateral-value ratios, approval limits and other underwriting criteria. Policies also exist with respect to performing credit reviews by an officer not involved in loan origination, the rating of loans, when loans should be placed in a non-performing status, and the factors that should be considered in establishing the Company's allowance for loan losses.

Management of Interest Rate Risk

      Another important risk factor affecting the financial condition and operating results of the Company is interest rate risk. This risk is managed by periodic evaluation of the interest rate risk inherent in certain balance sheet accounts, determination of the level of risk considered appropriate given the Company's capital and liquidity requirements, business strategy, performance objectives and operating environment, and maintenance of such risks within guidelines approved by the Board of Directors. Through such management, the Company seeks to reduce the vulnerability of its operations to changes in interest rates. The Company's Asset/Liability Committee, comprised of senior management, is responsible for managing interest rate risk and reviewing with the Board of Directors on a quarterly basis its activities and strategies, the effect of those strategies on the Company's operating results, the Company's interest rate risk position, and the effect changes in interest rates would have on the Company's net interest income. The extent of movement of interest rates is an uncertainty that could have a negative impact on the earnings of the Company.

      The principal strategies used by the Company to manage interest rate risk include (1) emphasizing the origination and retention of adjustable-rate and fixed-rate loans, (2) originating fixed-rate commercial real estate loans, (3) investing in debt securities with maturities with shorter call dates of 2 to 5 years, (4) classifying all of the Company's investment portfolio as available for sale so as to provide sufficient flexibility in liquidity management, and
(5) maintaining a high concentration of less interest-rate-sensitive and lower-costing "core deposits".

      Gap Analysis. The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring a bank's interest rate sensitivity "gap." An asset or liability is deemed to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest bearing-liabilities maturing or repricing within that same time period. At June 30, 1999, the Company's cumulative one-year gap position, the difference between the amount of interest-earning assets maturing or repricing within one year and interest-bearing liabilities maturing or repricing within one year, was a negative 18.4%. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. Accordingly, during a period of rising interest rates, an institution with a negative gap position generally would not be in as favorable a position, compared to an institution with a positive gap, to invest in higher yielding assets. The resulting yield on the institution's assets generally would increase at a slower rate than the increase in its cost of interest-bearing liabilities. Conversely, during a period of falling interest rates, an institution with a negative gap would tend to experience a repricing of its assets at a slower rate than its interest-bearing liabilities which, consequently, would generally result in its net interest income growing at a faster rate than an institution with a positive gap position.

      The following table sets forth the amortized cost of interest-earning assets and interest-bearing liabilities outstanding at June 30, 1999, which are anticipated by the Company, based upon certain assumptions, to reprice or mature in each of the future time periods shown. Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual maturity of the asset or liability. The table sets forth an approximation of the projected repricing of assets and liabilities at June 30, 1999, on the basis of contractual maturities, anticipated prepayments and scheduled rate adjustments within a three month period and subsequent selected time intervals. The loan amounts in the table reflect principal balances expected to be redeployed and/or repriced as a result of contractual amortization and anticipated prepayments of adjustable-rate and fixed-rate loans, and as a result of contractual rate adjustments on adjustable-rate loans. The annual prepayment rate for loans (other than consumer loans) and mortgage-backed securities is assumed to range between 8% and 12% depending upon the type of loan, and the annual prepayment rate for consumer loans is assumed to be 25%. Finally, the Company made a decision during fiscal 1999 to invest in agency obligations and corporate debt with longer maturities to lock in higher yields and enhance interest income performance. The agency and corporate debt obligations have maturities ranging from 5 to 15 years, a principal portion of which have call features of between 2 to 5 years. The GAP table generally presents the full contractual maturity of these obligations, notwithstanding the call features.

                                                  Amounts maturing or repricing at June 30, 1999
                                                  ----------------------------------------------
                                                     Less
                                                  Than Three    3-6      6 Months to      1-3
                                                    Months     Months       1 Year       Years
                                                   -------    --------     --------     --------
                                                              (Dollars in Thousands)
Interest-earning assets (1):
  Loans receivable (2)...........................  $20,923    $  7,551     $ 16,110     $ 29,566
  Short-term investments.........................    5,451          --           --           --
  Mortgage-backed securities.....................      418         418          837        3,348
  Debt securities and certificates of deposit....       --          --          500        1,831
  Equity securities..............................       --          --           --           --
  FHLB stock.....................................       --          --           --           --
                                                   -------    --------     --------     --------
    Total interest-earning assets................   26,792       7,969       17,447       34,745
                                                   -------    --------     --------     --------

Interest-bearing liabilities:
  Savings deposits (3)(4)........................    3,187       3,188        3,188        3,188
  Money market deposits (3)......................    1,271       1,270        1,270        1,270
  NOW deposits (5)...............................    3,953       3,953        3,953        3,953
  Certificate accounts...........................   20,119      16,761       17,716        9,359
  FHLB advances..................................    5,132          90            5           18
                                                   -------    --------     --------     --------
    Total interest-bearing liabilities...........  $33,663    $ 25,262     $ 26,132     $ 17,788
                                                   -------    --------     --------     --------

Interest sensitivity gap (6).....................  $(6,870)   $(17,293)    $ (8,685)    $ 16,957
                                                   =======    ========     ========     ========
Cumulative interest sensitivity gap..............  $(6,870)   $(24,163)    $(32,848)    $(15,891)
                                                   =======    ========     ========     ========
Cumulative interest sensitivity gap as a
  percentage of total assets.....................    (3.86)%    (13.56)%     (18.44)%      (8.92)%
Cumulative interest sensitivity gap as a
  percentage of total interest-earning assets ...    (4.16)%    (14.61)%     (19.87)%      (9.61)%
Cumulative interest-earning assets as a
  percentage of cumulative interest-bearing
  liabilities....................................    79.59%      58.99%       61.38%       84.55%

                                                   Amounts maturing or repricing at June 30, 1999
                                                   ----------------------------------------------
                                                       3-5       5-10       Over 10
                                                      Years      Years       Years      Total
                                                     -------    -------    --------    --------
                                                               (Dollars in Thousands)
Interest-earning assets (1):
  Loans receivable (2)...........................    $ 6,804    $ 3,140    $  2,271    $ 86,365
  Short-term investments.........................         --         --          --       5,451
  Mortgage-backed securities.....................      3,348      9,251          --      17,620
  Debt securities and certificates of deposit....      3,409     43,228       2,882      51,850
  Equity securities..............................         --         --       2,746       2,746
  FHLB stock.....................................         --         --       1,300       1,300
                                                     -------    -------    --------    --------
    Total interest-earning assets................     13,561     55,619       9,199     165,333
                                                     -------    -------    --------    --------

Interest-bearing liabilities:
  Savings deposits (3)(4)........................         --         --      12,751      25,502
  Money market deposits (3)......................         --         --       5,082      10,163
  NOW deposits (5)...............................         --         --       5,270      21,082
  Certificate accounts...........................         --         --          --      63,955
  FHLB advances..................................      2,018     16,049       2,681      25,993
                                                     -------    -------    --------    --------
    Total interest-bearing liabilities...........    $ 2,018    $16,049    $ 25,784     146,695
                                                     -------    -------    --------    --------

Interest sensitivity gap (6).....................    $11,543    $39,570    $(16,585)
                                                     =======    =======    ========
Cumulative interest sensitivity gap..............    $(4,348)   $35,222    $ 18,637
                                                     =======    =======    ========
Cumulative interest sensitivity gap as a
  percentage of total assets.....................      (2.44)%    19.77%      10.46%
Cumulative interest sensitivity gap as a
  percentage of total interest-earning assets ...      (2.63)%    21.30%      11.27%
Cumulative interest-earning assets as a
  percentage of cumulative interest-bearing
  liabilities....................................      95.85%    129.13%     112.70%

-------------------------
(1) Interest-earning assets are included in the period in which the balances are expected to be redeployed and/or repriced as a result of anticipated prepayments, scheduled rate adjustments and contractual maturities.
(2) For the purposes of the gap analysis, the allowance for loan losses, deferred loan fees, unearned income, and non-accrual loans have been excluded.
(3) 50% of regular savings and money market account balances is included in the over 10 year period; the remaining 50% of such balances is spread evenly within the four intervals up to and including the one- to three-year period.
(4)   Includes mortgagors' escrow payments.
(5) 25% of NOW account balances are included in the over 10 year period; the remaining balances are spread evenly within the four intervals up to and including the one- to three-year period.
(6) Interest sensitivity gap represents the difference between interest-earning assets and interest-bearing liabilities.

      Certain shortcomings are inherent in the method of analysis presented in the GAP table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets such as adjustable-rate loans, have features which restrict changes in interest rates both on a short-term basis and over the life of the asset. Further, in the event of changes in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their adjustable-rate loans may decrease in the event of an interest rate increase.

Analysis of Net Interest Income

      Net interest income represents the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. Net interest income also depends on the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on them.

      Average Balance Sheet. The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made. All average balances are monthly average balances. Non-accruing loans have been included in the table as loans carrying a zero yield.

                                                                          Year Ended June 30,
                                                     ----------------------------------------------------------------
                                                                  1999                             1998
                                                     -------------------------------  -------------------------------
                                                                Interest                         Interest
                                                      Average    Earned/               Average    Earned/
                                                      Balance     Paid    Yield/Rate   Balance     Paid    Yield/Rate
                                                     ---------  --------- ----------  ---------  --------- ----------
                                                                          (Dollars in Thousands)
Interest-earning assets:
   Loans receivable (1)..........................    $  75,724  $   6,400     8.45%   $  70,730  $   6,121     8.65%
   Mortgage-backed securities....................        9,207        559     6.07        4,315        252     5.84
   Debt securities (2)...........................       43,614      2,927     6.71       28,281      1,895     6.70
   Equity securities.............................        3,228         98     3.04        2,662         70     2.63
   FHLB stock....................................          820         53     6.46          612         40     6.54
   Short-term investments........................        8,802        382     4.34        4,952        258     5.21
                                                     ---------  ---------             ---------  ---------
     Total interest-earning assets...............      141,395     10,419     7.37      111,552      8,636     7.74
                                                                ---------                        ---------
Non-interest-earning assets......................        9,150                            6,628
                                                     ---------                        ---------
     Total assets................................    $ 150,545                        $ 118,180
                                                     =========                        =========

Interest-bearing liabilities:
   Savings deposits (3)..........................    $  24,022        556     2.31    $  21,711        550     2.53
   Money market deposits.........................        9,699        262     2.70        8,925        256     2.87
   NOW accounts..................................       16,837        147     0.87       12,949        169     1.31
   Certificate accounts..........................       56,294      3,033     5.39       48,266      2,721     5.64
   FHLB borrowings...............................       16,024        832     5.19        7,566        420     5.55
                                                     ---------  ---------             ---------  ---------
     Total interest-bearing liabilities..........      122,876      4,830     3.93       99,417      4,116     4.14
                                                                ---------                        ---------
Demand deposits..................................       11,583                            8,482
Other non-interest bearing liabilities...........        1,097                              897
Stockholders' equity.............................       14,989                            9,384
                                                     ---------                        ---------
   Total liabilities and stockholders' equity....    $ 150,545                        $ 118,180
                                                     =========                        =========
Net interest income..............................               $   5,589                        $   4,520
                                                                =========                        =========
Net interest spread..............................                             3.44%                            3.60%
                                                                           =======                          =======
Net earning assets...............................    $  18,519                        $  12,135
                                                     =========                        =========
Net yield on average interest-earning assets.....                             3.95%                            4.05%
                                                                           =======                          =======
Average interest-earning assets to average
    interest-bearing liabilities.................                  115.07%                          112.21%
                                                                =========                        =========

                                                            Year Ended June 30,
                                                      --------------------------------
                                                                    1997
                                                      --------------------------------
                                                                 Interest
                                                       Average    Earned/
                                                       Balance     Paid     Yield/Rate
                                                      ---------  ---------  ----------
                                                           (Dollars in Thousands)

Interest-earning assets:
   Loans receivable (1)..........................     $  63,009  $   5,343     8.48%
   Mortgage-backed securities....................         2,151        145     6.74
   Debt securities (2)...........................        18,367      1,222     6.65
   Equity securities.............................         2,234         86     3.85
   FHLB stock....................................           489         31     6.34
   Short-term investments........................         3,792        210     5.54
                                                      ---------  ---------
     Total interest-earning assets...............        90,042      7,037     7.82
                                                                 ---------
Non-interest-earning assets......................         5,555
                                                      ---------
     Total assets................................     $  95,597
                                                      =========

Interest-bearing liabilities:
   Savings deposits (3)..........................     $  20,637        521     2.52
   Money market deposits.........................         7,854        225     2.86
   NOW accounts..................................        10,429        135     1.29
   Certificate accounts..........................        39,042      2,169     5.56
   FHLB borrowings...............................         2,161        124     5.74
                                                      ---------  ---------
     Total interest-bearing liabilities..........        80,123      3,174     3.96
                                                                 ---------
Demand deposits..................................         6,638
Other non-interest bearing liabilities...........           870
Stockholders' equity.............................         7,966
                                                      ---------
   Total liabilities and stockholders' equity....     $  95,597
                                                      =========
Net interest income..............................                $   3,863
                                                                 =========
Net interest spread..............................                              3,86%
                                                                            =======
Net earning assets...............................     $   9,919
                                                      =========
Net yield on average interest-earning assets.....                              4.29%
                                                                            =======
Average interest-earning assets to average
    interest-bearing liabilities.................                   112.38%
                                                                 =========

-------------------------
(1) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.
(2)   Debt securities include certificates of deposit.
(3)   Savings deposits include mortgagors' escrow accounts.

      Rate/Volume Analysis. The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the changes related to outstanding balances and that due to the changes in interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to
(i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

                                                      Years Ended June 30,              Years Ended June 30,
                                                -------------------------------   ------------------------------
                                                          1999 vs. 1998                    1998 vs. 1997
                                                -------------------------------   ------------------------------
                                                Increase (Decrease)               Increase (Decrease)
                                                       Due to          Total             Due to         Total
                                                -------------------   Increase    -------------------  Increase
                                                 Volume      Rate    (Decrease)     Volume    Rate    (Decrease)
                                                 ------      ----    ----------     ------    ----    ----------
                                                                         (In Thousands)
Interest and dividend income:
   Loans receivable..........................    $  423     $ (144)    $  279       $  672   $  106     $  778
   Mortgage-backed securities................       297         10        307          129      (22)       107
   Debt securities...........................     1,029          3      1,032          663       10        673
   Other.....................................        28         13         41           20      (27)        (7)
   Short-term investments....................       173        (49)       124           62      (14)        48
                                                 ------     ------     ------       ------   -------    ------

     Total...................................     1,950       (167)     1,783        1,546       53      1,599
                                                 ------     ------     ------       ------   ------     ------

Interest expense:
   Savings deposits..........................        56        (50)         6           25        4         29
   Money market deposits.....................        22        (16)         6           31       --         31
   NOW deposits .............................        43        (65)       (22)          33        1         34
   Certificate accounts......................       437       (125)       312          522       30        552
   FHLB borrowings...........................       441        (29)       412          300       (4)       296
                                                 ------     ------     ------       ------   ------     ------

     Total...................................       999       (285)       714          911       31        942
                                                 ------     ------     ------       ------   ------     ------

Net interest income..........................    $  951     $  118      1,069       $  635   $   22     $  657
                                                 ======     ======     ======       ======   ======     ======

Comparison of Financial Condition at June 30, 1999 and June 30, 1998

      Total assets increased by $39.2 million, or 28.2%, from $139.0 million at June 30, 1998 to $178.2 million at June 30, 1999. Funding for this increase was attributable primarily to the completion of the Company's stock offering on October 7, 1998, and growth in both deposits and borrowings. Net proceeds from the offering, net of loan proceeds to the Bank's Employee Stock Ownership Plan, amounted to $6.8 million, while deposits increased $20.9 million, or 18.6%, from $112.2 million to $133.1 million. In addition, total borrowings increased $11.4 million, or 78.5%, from $14.6 million to $26.0 million over the same time-frame.

      Short-term investments (federal funds sold and overnight funds) decreased by $6.5 million, or 54.3%, from $11.9 million at June 30, 1998 to $5.5 million at June 30, 1999 as the Company began to deploy these lower-yielding liquid funds into higher-yielding longer term investments. These short-term funds, together with the proceeds from the stock offering, were invested in federal agency obligations, mortgage-backed securities, and other debt securities, with callable features or monthly payback amortization. Accordingly, federal agency obligations, mortgage-backed securities, and other debt securities increased $13.2 million, or 47.7%, $11.0 million, or 183.9%, and $7.0 million, or 309.2%, respectively.

      Net loans increased $9.2 million, or 12.1% from June 30, 1998 to June 30, 1999. The loan composition within this portfolio shifted from residential to commercial lending products. Commercial real estate and other commercial loans increased from $12.9 million and $4.2 million, respectively, at June 30, 1998 to $21.0 million and $6.5 million, respectively, at June 30, 1999 reflecting growth of $8.1 million, or 63.2% and $2.3 million, or 53.7%, respectively. The Company has increased its emphasis on the commercial loan portfolio. Conversely, despite the increase in residential loan originations during fiscal 1998 and 1999, an increase in the loan payoff amounts within the residential and construction loan portfolios in fiscal 1999 over the previous period was the primary reason for the lack of growth in these portfolios. A decline in mortgage lending rates during fiscal 1998 and 1999 and increased lending competition within our lending area primarily caused this increase in the loan payoff amounts. Residential mortgage loans decreased $1.2 million, or 2.4% from $48.6 million at June 30, 1998 to $47.4 million at June 30, 1999, while net construction loan advances increased slightly by $231,000, or 4.9%, from $4.7 million to $5.0 million.

      Deposits increased $20.9 million, or 18.6% from June 30, 1998 to June 30, 1999. Term certificates and non-certificate accounts increased $12.5 million, or 24.2%, and $8.4 million, or 13.9%, respectively, during this time-frame. In addition, borrowings increased $11.4 million, or 78.5%, the proceeds of which were used to fund the purchase of primarily mortgage-backed securities which have similar or more favorable rates and terms than the current originations within the Company's mortgage portfolio.

      Stockholders' equity increased from $10.1 million, or 7.29% of total assets at June 30, 1998 to $16.5 million, or 9.25% of total assets at June 30, 1999. The increase resulted primarily from the net proceeds from the stock offering and net income earned. Unrealized gains (losses) on securities available for sale are reported as accumulated other comprehensive income (loss) and between June 30, 1998 and June 30, 1999, the change amounted to a decrease of $1.6 million.

Comparison of Operating Results for the Years Ended June 30, 1999 and June 30, 1998

      General. Net income decreased by $117,000, or 9.7%, to $1.1 million for the year ended June 30, 1999 from $1.2 million for the comparable period in 1998. This decrease was primarily attributable to increases of $1.2 million and $78,000, respectively, in total operating expenses and the provision for loan losses and a decrease of $94,000 in the gain on sales of securities. These decreases were partially offset by increases of $1.1 million and $170,000 in net interest income and customer service fees, respectively.

      The Company's interest rate spread (the difference between yields earned on earning assets and rates paid on deposits and borrowings) declined from 3.60% for the year ended June 30, 1998 to 3.44% for the year ended June 30, 1999. During the same period, the interest rate margin (net interest income divided by average earning assets) decreased from 4.05% to 3.95%. The interest rate margin indicates that in addition to interest-bearing liabilities, demand deposits and capital serve as a source for funding for earning assets. The decline was primarily attributable to lower yields in all earning assets offset in part by lower rates on deposits and borrowings.

      Interest and Dividend Income. Total interest and dividend income increased by $1.8 million, or 20.6%, from $8.6 million for the year ended June 30, 1998 to $10.4 million for the comparable period in 1999. This increase was primarily attributable to a $29.8 million, or 26.8%, increase in average earning assets, which was partially offset by a 37 basis point decline in the yield on earning assets. The average balances in net loans increased $5.0 million, or 7.1%, while total loan yield declined by 20 basis points to 8.45%. This loan yield decline was primarily attributable to the fact that the residential loan portfolio has experienced larger than normal principal payoffs as borrowers sought to refinance their loans at lower rates. In addition, commercial loans were impacted by current market conditions and the pricing for new commercial loan originations were driven down by the loan pricing of the Company's competition. If interest rates continue to decline, the yields on new loan originations and existing loans with prime and index-based rates could be adversely affected.

      The average debt and mortgage-backed securities portfolio balances increased $15.3 million, or 54.2%, and $4.9 million, or 113.4%, respectively, and their portfolio yields improved by 1 and 23 basis points, respectively. The Company decided to invest in federal agency, corporate obligations, and government agency sponsored mortgage-backed securities with longer maturities and higher yields in order to improve the interest rate margin while not sacrificing the interest rate profile objectives of the Asset-Liability ("ALCO") management process discussed above. The average balance in short-term investments increased $3.9 million, or 77.7%, between periods while the portfolio yield declined by 87 basis points as these investments were impacted by the decline of short-term interest rates during the period.

      Interest Expense. Interest expense on deposits increased $302,000, or 8.2%, from $3.7 million for the year ended June 30, 1998, to $4.0 million for the same period for 1999. This increase was attributable to a $15.0 million, or 15.1%, increase in average interest-bearing deposit balances between periods, which was partially offset by a reduction in deposit rates over the same period from 4.02% to 3.74%. The decrease in deposit interest rates was primarily due to the declining interest rate environment between the two periods.

      The Company increased its use of borrowings from the FHLB as part of its management of interest rate risk. Average balances in these advances were $16.0 million during the twelve months ended June 30, 1999, an increase of $8.5 million, or 111.8% from the comparable period ended June 30, 1998. Over this same period, average borrowing rates declined from 5.55% to 5.19%. These borrowings were used in many cases to fund the purchase of investment securities where the yield and matching maturing terms favorably affected the net income and ALCO management performance of the Company.

      Provision for Loan Losses. The provision for loan losses increased by $78,000, from $100,000 for the year ended June 30, 1998 to $178,000 for the comparable period in 1999. The increase reflected a desire by management to keep the allowance for loan losses at a level to properly match inherent losses related to loan growth, especially in the commercial loan area. The ratio of non-accruing loans and other real estate owned to total assets was 0.22%, at June 30, 1999. The allowance for loan losses was $577,000 at June 30, 1998 and $740,000 at June 30, 1999, respectively. While management believes that, based on information currently available, the Company's allowance for loan losses is sufficient to cover losses inherent in its loan portfolio at this time, no assurances can be given that the level of the Company's allowance will be sufficient to cover future loan losses incurred by the Company or that future adjustments to the allowance will not be necessary if economic and/or other conditions differ substantially from the economic and other conditions considered by management in evaluating the adequacy of the current level of allowance.

      Non-Interest Income. Total non-interest income increased $43,000, or 3.3%, from $1.3 million for the year ended June 30, 1998 to $1.4 million for the same period in 1999. Customer service fees increased by $170,000, from $430,000 to $600,000, primarily because of the increase in VISA debit card and ATM surcharge fees between periods. This increase was partially offset by a decline in the gain on sale of securities available for sale of $94,000, from

$764,000 to $670,000 between the periods. Marketable equity securities are held by the Company primarily for capital appreciation and not for trading purposes.

      Non-Interest Expense. Total non-interest expense increased $1.2 million, or 31.3%, from $3.9 million for the year ended June 30, 1998 to $5.1 million for the comparable period in 1999. Between the two periods, salaries and benefits, occupancy and equipment expenses, and advertising expenses increased $691,000, or 35.5%, $175,000 or 20.8% and $64,000, or 54.2%, respectively. Much of the increase in expense was attributed to the Company's asset growth as management added staff and incurred costs for the new branches opened during the year and to service the full range of retail and loan products added to the Company's product lines. The ratio of operating expenses to average assets increased slightly from 3.31% for the year ended June 30, 1998 to 3.41% for the same period in 1999.

      Income Taxes. The effective income tax rate was 34.1% and 34.5% for the year ended June 30, 1999 and 1998, respectively. The effective tax rates reflect the utilization by the Company of securities investment subsidiaries to substantially reduce state income tax rates.

Liquidity and Capital Resources

      The Company's primary sources of funds are deposits, principal and interest payments on loans and debt securities and borrowings from the FHLB. While maturities and scheduled amortization of loans are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by interest rate trends, economic conditions and competition.

      Total assets increased by $39.2 million to $178.2 million at June 30, 1999 compared to $139.0 million at June 30, 1998. Total federal agency obligations, mortgage-backed securities, and other debt securities increased $13.2 million, $11.0 million, and $7.0 million, respectively, while short-term investments decreased $6.5 million. In addition, net loans increased $9.2 million.

      Asset growth was funded primarily by growth in total deposits and borrowings of $20.9 million and $11.4 million, respectively. In addition, $6.8 million of net proceeds from the Company's stock offering provided additional funds for investment. The Company's ability to fund asset growth will continue to come from deposits, specifically from the new branch openings and from Federal Home Loan Bank borrowings. As of June 30, 1999, the Company has $26.0 million in outstanding borrowings and has the capacity to increase that total to $59.3 million.

      The Company's most liquid assets are cash and due from banks, short-term investments, and debt securities. The levels of these assets are dependent on the Company's operating, financing, lending and investment activities during any given period. At June 30, 1999, cash and due from banks, short-term investments, and debt securities maturing within one year amounted to $13.9 million, or 7.8% of total assets. Additional funds will be available during the next year from the prepayment of loans and mortgage-backed securities.

      At June 30, 1999, the Company had commitments to originate loans, unused outstanding lines of credit and undisbursed proceeds of loans totaling $15.5 million. The Company anticipates that it will have sufficient funds available to meets its current loan commitments. Certificates of deposit maturing within one year from June 30, 1999 amounted to $54.6 million. The Company expects that substantially all of the maturing certificate accounts will be retained by the Company at maturity.

      At June 30, 1999, the Company exceeded all of its regulatory requirements with a Tier 1 capital of $17.7 million, or 18.0% of risk-weighted assets, which is above the required level of $3.9 million or 4.0%, and total capital of $18.4 million, or 18.8% of risk-weighted assets, which is above the required level of $7.8 million, or 8.0%.

Impact of Inflation and Changing Prices

      The Consolidated Financial Statements and Notes thereto presented herein have been prepared in accordance with GAAP, which require the measurement of financial position and operating results in terms of historical dollar amounts without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike industrial companies, nearly all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

Year 2000 Considerations

      Changing from the year 1999 to 2000 has the potential to cause problems in data processing and other data- sensitive systems, a problem known as the Year 2000 or Y2K dilemma. The Company uses computer systems to perform financial calculations, track deposits and loan payments, transfer funds and make direct deposits. The processing of the Company's loan and deposit transactions is outsourced to a third-party data processing vendor. The Company has followed a comprehensive process to assure that such systems are ready for the year 2000 date change.

      To become Y2K compliant, the Company has followed a five-step process mandated by the federal bank regulatory agencies. A description of each of the steps and the status of the Company's efforts in completing the steps is as follows:

      Step 1. Awareness and Understanding of the Problem. The Company formed a Year 2000 team that has investigated the problem and its potential impact on the Company's systems. An independent consulting firm has been engaged to assist the Company's development of its approach to becoming Y2K compliant. This phase also includes education of the Company's employees and customers about Y2K issues. The awareness and understanding phase of this step has been completed. Training and communication has taken place and will continue in 1999.

      Step 2. Identification of All Potentially Affected Systems. This step has included a review of all major information technology ("IT") and non-information technology ("non-IT") systems to determine how they are affected by Y2K issues. An inventory has been prepared of all vendors who render IT and non-IT services to the Company. This step has been completed.

      Step 3. Assessment and Planning. The Y2K team has completed its assessment of which systems and equipment are most prone to placing the Company at risk if they are not Y2K compliant. The project team has developed an inventory of vendors, an inventory of actions to be taken, identification of the team members responsible for completion of each action, a completion timetable, and project tracking methodology. Significant vendors have been requested to advise the Company in writing of their Y2K readiness, including actions to become compliant if they are not already compliant. A plan was developed to repair or replace systems and equipment not currently Y2K compliant. This step has been completed. Responses from key mission-critical vendors have been received. Y2K team members will continue to contact these vendors to receive updates regarding their Y2K compliance.

      Step 4. Correction and Testing. The Company's third party data processing servicer as well as vendors who provide significant technology-related services have modified their systems to become Y2K compliant. The Company has developed scripts involving typical transactions to test the proper functioning of the modified systems. It has also arranged for repair or replacement of equipment programs affected by Y2K issues. All of the required testing has been completed.

      Step 5. Implementation. This step includes the repair or replacement of systems and computer equipment and the development of contingency plans. The repair and replacement phase is substantially completed. Contingency plans on how the Company would resume business if unanticipated problems arise from non-performance by IT and non-IT vendors have been developed. The contingency plan will be tested during September 1999.

      The Company's efforts to become Y2K compliant are being monitored by its federal banking regulators. Failure to be Y2K compliant could subject the Company to formal supervisory or enforcement actions.

      The Company incurred expenses for Y2K totaling $33,000 and $32,000 respectively, for the years ended June 30, 1999 and 1998. Additional costs may be incurred during the remainder of 1999 to become Y2K compliant, but management does not expect such costs to be material to the operating expenses of the Company. Some of the costs are not expected to be incremental to the Company, but rather represent new equipment and software that would otherwise be purchased in the normal course of the Company's business.

      The Company is monitoring Y2K compliance for each of its large borrowers and will adjust the loan loss allowance accordingly if any Y2K noncompliance affects their ability to fulfill the terms and conditions of any loan agreement. The Company presently believes the Y2K issue will not pose significant operating problems for the Company. However, if other unforeseen problems arise from circumstances beyond the control of the Company, such as with third party vendors, no assurance can be given with respect to the cost or timing of such efforts or any potential adverse effects on the Company's business, financial condition, or results of operation.

Impact of New Accounting Standards

      Accounting for Derivative Instruments and Hedging Activities. In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." This Statement requires that all derivatives be recognized at fair value as either assets or liabilities on the balance sheet. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for- sale security or a foreign-currency-denominated forecasted transaction. The accounting for changes in fair value of a derivative depends on the intended use of the derivative and the resulting designation. This Statement generally provides for matching the timing of a gain or loss recognition on the hedging instrument with the recognition of (a) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (b) the earnings effect of the hedged forecasted transaction. This Statement, as amended by SFAS No. 137, is effective for fiscal years beginning after June 15, 2000. The Company does not generally use derivative instruments and therefore the adoption of the Statement is not expected to have a material impact on the consolidated financial statements of the Company.

                        COMMON STOCK AND RELATED MATTERS

      The Company's Common Stock is listed on the Over-the-Counter Bulletin Board under the symbol "SERC." As of July 30, 1999, the Company had six registered market makers, 511 stockholders of record (excluding the number of persons or entities holding stock in street name through various brokerage firms), and 1,702,630 shares outstanding. As of such date, Service Bancorp, MHC (the "Mutual Company"), the Company's mutual holding company, held 907,694 shares of common stock and stockholders other than the Mutual Company held 794,936 shares.

      The following table sets forth market price and dividend information for the Common Stock since the completion of the Company's reorganization into the two-tier mutual holding company structure, which was completed on October 7, 1998.

Fiscal Year Ended                                                 Cash Dividends
  June 30, 1999          High                   Low                  Declared
-----------------       -------               -------             --------------

Third quarter            $9.59                 $8.00                   None
Fourth quarter           $8.63                 $7.00                   None

      Payment of dividends on the Company's common stock is subject to determination and declaration by the Board of Directors and depends upon a number of factors, including capital requirements, regulatory limitations on the payment of dividends, the Company's results of operations and financial condition, tax considerations and general economic conditions. No assurance can be given that dividends will be declared or, if declared, what the amount of dividends will be, or whether such dividends, once declared, will continue.

                            STOCKHOLDER INFORMATION

Annual Meeting

The Annual Meeting of Stockholders will be held at 3:00 P.M. on October 26, 1999, at the Courtyard by Marriot Hotel, 10 Fortune Boulevard, Milford, Massachusetts.

Stock Listing

Over-the-Counter Bulletin Board Symbol: SERC

Special Counsel

Luse Lehman Gorman Pomerenk & Schick, P.C.
5335 Wisconsin Avenue, N.W., Suite 400
Washington, D.C.  20015

Independent Auditors

Wolf & Company, P.C.
One International Place
Boston, MA 02110

Transfer Agent and Registrar

Continental Stock Transfer and Trust Co.
2 Broadway
New York, New York 10004
(212) 509-4000

Contact our transfer agent directly for assistance in changing your address, elimination of duplicate mailings, transferring stock, or replacing lost, stolen or destroyed stock certificates.

Annual Report on Form 10-KSB

A copy of the Company's Form 10-KSB for the fiscal year ended June 30, 1999, will be furnished without charge to stockholders as of August 31, 1999, upon written request to Warren W. Chase, Jr., Vice President, Service Bancorp, Inc., 81 Main Street, Medway, Massachusetts 02053.

                       [Wolf & Company, P.C. Letterhead]

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders of
Service Bancorp, Inc.

We have audited the accompanying consolidated balance sheets of Service Bancorp, Inc. and subsidiary (formerly "Summit Bank") as of June 30, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Service Bancorp, Inc. and subsidiary as of June 30, 1999 and 1998, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


/s/ Wolf & Company, P.C.

Boston, Massachusetts
July 29, 1999

                      SERVICE BANCORP, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS
                (Dollars in Thousands, Except per Share Amounts)

                                     ASSETS

                                                                        June 30,
                                                                -------------------------
                                                                   1999            1998
                                                                ---------       ---------
Cash and due from banks                                         $   7,939       $   4,452
Short-term investments                                              5,451          11,931
                                                                ---------       ---------
      Total cash and cash equivalents                              13,390          16,383
                                                                ---------       ---------

Certificates of deposit                                               500           1,500
Securities available for sale                                      69,912          40,171
Federal Home Loan Bank stock, at cost                               1,300             731

Loans                                                              86,724          77,312
Less allowance for loan losses                                       (740)           (577)
                                                                ---------       ---------
      Loans, net                                                   85,984          76,735
                                                                ---------       ---------

Banking premises and equipment, net                                 4,012           1,455
Accrued interest receivable                                         1,678           1,173
Net deferred tax asset                                              1,081             122
Other assets                                                          301             682
                                                                ---------       ---------
                                                                $ 178,158       $ 138,952
                                                                =========       =========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits                                                        $ 133,138       $ 112,247
Federal Home Loan Bank advances                                    25,993          14,562
Other liabilities                                                   2,548           2,020
                                                                ---------       ---------
      Total liabilities                                           161,679         128,829
                                                                ---------       ---------

Commitments and contingencies

Stockholders' equity:
  Preferred stock, $.01 par value, 5,000,000 shares
    authorized, none issued                                            --              --
  Common stock, $.01 par value, 12,000,000 shares
    authorized, 1,712,630 shares issued                                17              --
  Additional paid-in capital                                        7,444              --
  Retained earnings                                                10,784           9,700
  Accumulated other comprehensive income (loss)                    (1,182)            423
  Treasury stock, at cost (10,000 shares)                             (83)             --
  Unearned ESOP shares (50,101 shares)                               (501)             --
                                                                ---------       ---------
      Total stockholders' equity                                   16,479          10,123
                                                                ---------       ---------
                                                                $ 178,158       $ 138,952
                                                                =========       =========

See accompanying notes to consolidated financial statements.

                      SERVICE BANCORP, INC. AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME
                                 (In Thousands)

                                                                      Years Ended June 30,
                                                                      --------------------
                                                                       1999         1998
                                                                      -------      -------
Interest and dividend income:
  Interest and fees on loans                                          $ 6,400      $ 6,121
  Interest and dividends on securities available
    for sale and Federal Home Loan Bank stock                           3,573        2,198
  Interest on short-term investments and certificates of deposit          446          317
                                                                      -------      -------
      Total interest and dividend income                               10,419        8,636
                                                                      -------      -------

Interest expense:
  Interest on deposits                                                  3,998        3,696
  Interest on FHLB advances                                               832          420
                                                                      -------      -------
      Total interest expense                                            4,830        4,116
                                                                      -------      -------

Net interest income                                                     5,589        4,520
Provision for loan losses                                                 178          100
                                                                      -------      -------
      Net interest income, after provision for loan losses              5,411        4,420
                                                                      -------      -------

Other income:
  Customer service fees                                                   600          430
  Gain on sales of securities available for sale, net                     670          764
  Gain on sales of loans                                                   53           69
  Miscellaneous                                                            41           58
                                                                      -------      -------
      Total other income                                                1,364        1,321
                                                                      -------      -------

Operating expenses:
  Salaries and employee benefits                                        2,640        1,949
  Occupancy and equipment expenses                                      1,015          840
  Data processing expenses                                                363          325
  Professional fees                                                       238          206
  Advertising expenses                                                    182          118
  Other general and administrative expenses                               692          470
                                                                      -------      -------
      Total operating expenses                                          5,130        3,908
                                                                      -------      -------

Income before income taxes                                              1,645        1,833

Provision for income taxes                                                561          632
                                                                      -------      -------

Net income                                                            $ 1,084      $ 1,201
                                                                      =======      =======

See accompanying notes to consolidated financial statements.

                      SERVICE BANCORP, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                   For the Years Ended June 30, 1999 and 1998
                                 (In Thousands)

                                                                               Accumulated
                                                        Additional                Other                     Unearned
                                              Common    Paid-in    Retained    Comprehensive  Treasury        ESOP
                                              Stock     Capital    Earnings    Income (Loss)   Stock         Shares        Total
                                             ---------  --------   ---------   ------------  -----------   ------------   ----------
Balance at June 30, 1997                          $ -       $ -     $ 8,499          $ 196          $ -            $ -      $ 8,695
Comprehensive income:
    Net income                                      -         -       1,201              -            -              -        1,201
   Change in net unrealized gain on
      securities available for sale, net of
      taxes and reclassification adjustment         -         -           -            227            -              -          227
                                                                                                                          ----------
            Total comprehensive income                                                                                        1,428
                                             ---------  --------   ---------   ------------  -----------   ------------   ----------
Balance at June 30, 1998                            -         -       9,700            423            -              -       10,123
                                                                                                                          ----------

Comprehensive income:
    Net income                                      -         -       1,084              -            -              -        1,084
    Change in net unrealized gain (loss) on
      securities available for sale, net of
      taxes and reclassification adjustment         -         -           -         (1,605)           -              -       (1,605)
                                                                                                                          ----------
            Total comprehensive loss                                                                                           (521)
                                                                                                                          ----------
Net proceeds from sale of common stock
    (1,712,630 shares)                             17     7,464           -              -            -              -        7,481
Common stock acquired by ESOP (64,394 shares)       -         -           -              -            -           (644)        (644)
Common stock held by ESOP released and committed
    to be released (14,293 shares)                  -       (20)          -              -            -            143          123
Purchase of treasury stock (10,000 shares)          -         -           -              -          (83)             -          (83)
                                             ---------  --------   ---------   ------------  -----------   ------------   ----------

Balance at June 30, 1999                         $ 17   $ 7,444    $ 10,784       $ (1,182)       $ (83)        $ (501)    $ 16,479
                                             =========  ========   =========   ============  ===========   ============   ==========

See accompanying notes to consolidated financial statements.

                      SERVICE BANCORP, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In Thousands)

                                                                Years Ended June 30,
                                                               -----------------------
                                                                 1999           1998
                                                               --------       --------
Cash flows from operating activities:
  Net income                                                   $  1,084       $  1,201
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Provision for loan losses                                     178            100
      Gain on sales of securities available for sale, net          (670)          (764)
      Net accretion of securities available for sale                 (9)           (36)
      Gain on other real estate owned                                --             (6)
      Depreciation and amortization expense                         409            349
      Increase in accrued interest receivable                      (505)          (352)
      Deferred tax benefit                                         (106)           (62)
      Loans originated for sale                                  (5,809)        (8,219)
      Principal balance of loans sold                             5,809          8,219
      Other, net                                                  1,464            (31)
                                                               --------       --------
        Net cash provided by operating
          activities                                              1,845            399
                                                               --------       --------

Cash flows from investing activities:
  Purchase of certificates of deposit                                --         (1,000)
  Proceeds from maturities of certificates of deposits            1,000             --
  Activity in securities available for sale:
    Sales                                                         3,333          3,942
    Maturities, prepayments and calls                            11,062         11,639
    Purchases                                                   (46,447)       (28,563)
  Net increase in loans                                          (9,427)       (10,075)
  Proceeds from other real estate owned                              --            217
  Purchase of banking premises and equipment                     (2,966)          (402)
  Purchase of Federal Home Loan Bank stock                         (569)          (193)
                                                               --------       --------
        Net cash used by investing activities                   (44,014)       (24,435)
                                                               --------       --------

                                  (continued)

See accompanying notes to consolidated financial statements.

                      SERVICE BANCORP, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF CASH FLOWS (Concluded)
                                 (In Thousands)

                                                          Years Ended June 30,
                                                        -----------------------
                                                          1999           1998
                                                        --------       --------

Cash flows from financing activities:
  Net increase in deposits                                20,891         19,350
  Proceeds from Federal Home Loan Bank advances           14,000         16,300
  Repayment of Federal Home Loan Bank advances            (2,569)        (4,360)
  Proceeds from sale of common stock                       7,481             --
  Common stock acquired by ESOP                             (644)            --
  ESOP shares released                                       100             --
  Purchase of treasury stock                                 (83)            --
                                                        --------       --------
      Net cash provided by financing activities           39,176         31,290
                                                        --------       --------

Net change in cash and cash equivalents                   (2,993)         7,254

Cash and cash equivalents at beginning of year            16,383          9,129
                                                        --------       --------

Cash and cash equivalents at end of year                $ 13,390       $ 16,383
                                                        ========       ========

Supplementary information:
  Interest paid on deposits                             $  3,999       $  3,694
  Interest paid on Federal Home Loan Bank advances           808            368
  Income taxes paid                                          559            686
  Increase in due to broker                                  532          1,053

See accompanying notes to consolidated financial statements.

                      SERVICE BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       Years Ended June 30, 1999 and 1998
                (Dollars in Thousands, Except per Share Amounts)

1.    CORPORATE STRUCTURE

      On August 19, 1997, Summit Bank, a Massachusetts-chartered mutual savings bank, was reorganized into a Massachusetts-chartered mutual holding company, Service Bancorp, MHC, ("MHC") pursuant to Section 2 of Chapter 167H of the Massachusetts General Laws. Concurrent with the reorganization, a Massachusetts-chartered stock savings bank was established as a subsidiary of the MHC, known as Summit Bank. MHC exchanged certain of its assets and liabilities, including all of its deposits, for 100% of the common stock of Summit Bank. The Bank has continued the operations of the predecessor mutual savings bank. The transaction has been accounted for as a pooling of interests and had no effect on the consolidated financial results of MHC and the Bank.

      Service Bancorp, Inc. (the "Company") is a Massachusetts corporation that was organized in August, 1998 at the direction of the Board of Directors of the Bank and the Board of Trustees of MHC, for the purpose of owning all of the outstanding capital stock of the Bank. The Company offered for sale 47% of the shares of its outstanding common stock in a public offering to eligible depositors, employees, and members of the general public (the "Offering"). The remaining 53% of the Company's shares of common stock were issued to MHC. The Offering was completed on October 7, 1998. Prior to that date, the Company had no assets or liabilities.

      Completion of the Offering resulted in the issuance of 1,712,630 shares of common stock, 907,694 shares of which were issued to MHC and 804,936 shares of which were sold to eligible depositors, employees, and the general public at $10.00 per share. Costs related to the Offering (primarily marketing fees paid to an underwriting firm, professional fees, registration fees, and printing and mailing costs) aggregated $569. These costs were deducted to arrive at net proceeds of $7,481.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Basis of presentation and consolidation

      The consolidated financial statements include the accounts of Service Bancorp, Inc. (the "Company") and its wholly-owned subsidiary, Summit Bank (the "Bank") which includes the Bank's wholly-owned subsidiaries, Medway Securities Corp. and Franklin Village Security Corp., which engage in the purchase and sale of investment securities. All significant intercompany balances and transactions have been eliminated in consolidation.

                      SERVICE BANCORP, INC. AND SUBSIDIARY

      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

      Business and operating segments

      The Company provides a variety of financial services to individuals and small businesses through its offices in Norfolk County. Its primary deposit products are savings, checking and term certificate accounts and its primary lending products are mortgage, consumer and commercial loans.

      In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information," effective for fiscal years beginning after December 15, 1997. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual and interim financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments. Management evaluates the Company's performance and allocates resources based on a single segment concept. Accordingly, there are no separately identified operating segments for which discrete financial information is available. The Company does not derive revenues from, or have assets located in, foreign countries, nor does it derive revenues from any single customer that represents 10% or more of the Company's total revenues.

      Use of estimates

      In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. A material estimate that is particularly susceptible to significant change in the near term relates to the determination of the allowance for loan losses.

      Reclassifications

      Certain amounts have been reclassified in the 1998 consolidated financial statements to conform to the 1999 presentation.

      Cash equivalents

      Cash equivalents include amounts due from banks and short-term investments. Short-term investments consist primarily of federal funds sold and other interest-bearing deposits which mature on a daily basis.

                      SERVICE BANCORP, INC. AND SUBSIDIARY

      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

      Securities available for sale

      Securities available for sale are carried at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

      Amortization of premiums and accretion of discounts on debt securities are computed using a method which approximates the interest method. Gains and losses on sales are recorded on the trade date and are computed using the specific identification method.

      Loans

      The Company grants mortgage, consumer and commercial loans to its customers. A substantial portion of the loan portfolio consists of mortgage loans in Norfolk County. The ability of the Company's debtors to honor their contracts is dependent upon the local economy and the local real estate market.

      Loans, as reported, have been adjusted by unadvanced construction loans, the allowance for loan losses, net deferred loan fees and deferred premium.

      Income on loans, including impaired loans, is recognized on the simple interest basis and is not accrued when in the judgment of management the collectibility of the loan principal or interest becomes doubtful. Loans delinquent 90 days or more remain on accrual status when the loan-to-value ratio is less than 80% and the collateral value is sufficient to cover all amounts due including principal, interest and related expenses.

      Net deferred loan fees are amortized over the contractual lives of the related loans using the interest method. Deferred premium is amortized using the interest method.

      Allowance for loan losses

      The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

      The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of known and inherent risks in the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

                      SERVICE BANCORP, INC. AND SUBSIDIARY

      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

      Allowance for loan losses (concluded)

      A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis using the fair value of existing collateral.

      Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer loans for impairment disclosures.

      Banking premises and equipment

      Land is carried at cost. Buildings, leasehold improvements and equipment are stated at cost less accumulated depreciation and amortization computed on the straight-line method over the estimated useful lives of the assets or the expected terms of the leases, if shorter.

      Retirement plan

      The Company accounts for defined benefit pension plan benefits on the net periodic pension cost method for financial reporting purposes. This method recognizes the compensation cost of an employee's pension benefit over the employee's approximate service period. Pension costs are funded in the year of accrual using the aggregate cost method.

      In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," effective for fiscal years beginning after December 15, 1997. The Statement revises employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of those plans. The Statement standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practical, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures that were previously required by generally accepted accounting principles. The Company has adopted these disclosure requirements for all years presented herein.

                      SERVICE BANCORP, INC. AND SUBSIDIARY

      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

      Income taxes

      Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted accordingly through the provision for income taxes. The Bank's base amount of its federal income tax reserve for loan losses is a permanent difference for which there is no recognition of a deferred tax liability. However, the loan loss allowance maintained for financial reporting purposes is a temporary difference with allowable recognition of a related deferred tax asset, if it is deemed realizable.

      Employee Stock Ownership Plan ("ESOP")

      Compensation expense is recognized based on cash contributions paid or committed to be paid to the ESOP. All shares held by the ESOP that are allocated and committed to be allocated are deemed outstanding for purposes of earnings per share calculations. Dividends declared, if any, on all shares held by the ESOP are charged to retained earnings. The value of unearned shares to be allocated to ESOP participants for future services not yet performed is reflected as a reduction of stockholders' equity.

      Earnings per share

      Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares (common stock equivalents) that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. The Company has no common stock equivalents. Earnings per share is not presented for periods beginning prior to January 1, 1999 since the Company completed its offering on October 7, 1998 and, accordingly, such data would not be meaningful.

      Comprehensive income

      The Company adopted SFAS No. 130, "Reporting Comprehensive Income," as of July 1, 1998. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income. The adoption of SFAS No. 130 had no effect on the Company's net income or stockholders' equity.

                      SERVICE BANCORP, INC. AND SUBSIDIARY

      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (concluded)

      Comprehensive income (concluded)

      The components of other comprehensive income (loss) and related tax effects are as follows:

                                                        Years Ended June 30,
                                                       ---------------------
                                                         1999          1998
                                                       -------       -------

      Unrealized holding gains (losses) on
        securities available for sale                  $(1,788)      $ 1,132
      Reclassification adjustment for gains
        realized in income                                (670)         (764)
                                                       -------       -------
      Net unrealized gains (losses)                     (2,458)          368
      Tax effect                                           853          (141)
                                                       -------       -------

      Net-of-tax amount                                $(1,605)      $   227
                                                       =======       =======

      Recent accounting pronouncement

      In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is effective for fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. Management is currently evaluating the impact of adopting this Statement on the consolidated financial statements, but does not anticipate that it will have a material impact.

3.    CERTIFICATES OF DEPOSIT

      A summary of certificates of deposit follows:

                                              June 30,
                                         ------------------
      Maturity Date         Rate          1999       1998
                           -------       -------    -------

      January 8, 1999       5.65%        $    --    $ 1,000
      June 5, 2000          6.40             500        500
                                         -------    -------

                                         $   500    $ 1,500
                                         =======    =======

                      SERVICE BANCORP, INC. AND SUBSIDIARY

4.    SECURITIES AVAILABLE FOR SALE

      A summary of securities available for sale follows:

                                                           June 30, 1999
                                        --------------------------------------------------
                                                      Gross         Gross
                                        Amortized   Unrealized    Unrealized        Fair
                                          Cost        Gains         Losses         Value
                                        ---------   ----------    ----------      --------
      Federal agency obligations        $ 41,909     $      7      $ (1,046)      $ 40,870
      Mortgage-backed securities          17,620            9          (654)        16,975
      Other debt securities                9,441           67          (292)         9,216
                                        --------     --------      --------       --------
            Total debt securities         68,970           83        (1,992)        67,061

      Marketable equity securities         2,746          285          (180)         2,851
                                        --------     --------      --------       --------

                                        $ 71,716     $    368      $ (2,172)      $ 69,912
                                        ========     ========      ========       ========

                                                           June 30, 1998
                                        --------------------------------------------------
                                                      Gross         Gross
                                        Amortized   Unrealized    Unrealized        Fair
                                          Cost        Gains         Losses         Value
                                        ---------   ----------    ----------      --------
      Federal agency obligations        $ 27,502     $    242      $    (76)      $ 27,668
      Mortgage-backed securities           5,977           40           (37)         5,980
      Other debt securities                2,253            3            (4)         2,252
                                        --------     --------      --------       --------
            Total debt securities         35,732          285          (117)        35,900

      Marketable equity securities         3,785          585           (99)         4,271
                                        --------     --------      --------       --------

                                        $ 39,517     $    870      $   (216)      $ 40,171
                                        ========     ========      ========       ========

                      SERVICE BANCORP, INC. AND SUBSIDIARY

      SECURITIES AVAILABLE FOR SALE (concluded)

      The amortized cost and estimated fair value of debt securities by contractual maturity at June 30, 1999 and 1998 follows:

                                       June 30, 1999             June 30, 1998
                                   ---------------------     ---------------------
                                   Amortized       Fair      Amortized       Fair
                                      Cost        Value         Cost        Value
                                   ---------     -------     ---------     -------
      Within 1 year                 $    --      $    --      $   500      $   500
      Over 1 year to 5 years          5,240        5,167        3,000        3,015
      Over 5 years to 10 years       43,228       42,061       25,255       25,409
      Over 10 years                   2,882        2,858        1,000          996
                                    -------      -------      -------      -------
                                     51,350       50,086       29,755       29,920
      Mortgage-backed
          securities                 17,620       16,975        5,977        5,980
                                    -------      -------      -------      -------

                                    $68,970      $67,061      $35,732      $35,900
                                    =======      =======      =======      =======

      Proceeds from the sale of securities available for sale during fiscal 1999 and 1998 were $3,333 and $3,670, respectively. Gross gains of $684 and $769, and gross losses of $14 and $5, were realized during fiscal 1999 and 1998, respectively.

                      SERVICE BANCORP, INC. AND SUBSIDIARY

5.    LOANS

      A summary of the balances of loans follows:

                                                                June 30,
                                                       ------------------------
                                                         1999            1998
                                                       --------        --------

      Real estate loans:
          Residential                                  $ 47,394        $ 48,574
          Commercial                                     20,981          12,856
          Construction                                    7,506           7,648
                                                       --------        --------
                                                         75,881          69,078
          Less unadvanced construction loans             (2,532)         (2,905)
                                                       --------        --------
                                                         73,349          66,173
                                                       --------        --------

      Other loans:
          Home equity                                     4,591           4,514
          Installment                                     1,829           1,704
          Commercial                                      6,481           4,217
          Passbook secured                                  513             786
                                                       --------        --------
                                                         13,414          11,221
                                                       --------        --------

                    Total loans                          86,763          77,394

      Allowance for loan losses                            (740)           (577)
      Net deferred loan fees                                (51)           (102)
      Deferred premium                                       12              20
                                                       --------        --------

                                                       $ 85,984        $ 76,735
                                                       ========        ========

      An analysis of the allowance for loan losses is as follows:

                                                         Years Ended June 30,
                                                       ------------------------
                                                         1999            1998
                                                       --------        --------

      Balance at beginning of year                     $    577        $    475
      Provision for loan losses                             178             100
      Recoveries                                              7              28
      Charge-offs                                           (22)            (26)
                                                       --------        --------

      Balance at end of year                           $    740        $    577
                                                       ========        ========

                      SERVICE BANCORP, INC. AND SUBSIDIARY

      LOANS (concluded)

      The following is a summary of impaired and non-accrual loans:

                                                                  June 30,
                                                            -------------------
                                                             1999         1998
                                                            ------       ------

      Loans with no valuation allowance                     $  836       $  342
      Loans with a corresponding valuation allowance            93           83
                                                            ------       ------

      Total impaired loans                                  $  929       $  425
                                                            ======       ======

      Corresponding valuation allowance on impaired loans   $   18       $   12
                                                            ======       ======

      Non-accrual loans                                     $  398       $  289
                                                            ======       ======

                                                            Years Ended June 30,
                                                            --------------------
                                                             1999         1998
                                                            ------       ------

      Average recorded investment in  impaired loans        $  401       $  298
                                                            ======       ======

      Interest income recognized on impaired loans          $   25       $   20
                                                            ======       ======

      Interest income recognized on a cash basis on
        impaired loans                                      $   24       $   12
                                                            ======       ======

      No additional funds are committed to be advanced in connection with impaired loans.

                      SERVICE BANCORP, INC. AND SUBSIDIARY

6.    BANKING PREMISES AND EQUIPMENT

      A summary of the cost and accumulated depreciation and amortization of banking premises and equipment and their estimated useful lives follows:

                                                   June 30,
                                              -----------------      Estimated
                                               1999      1998       Useful Lives
                                              -------   -------     ------------

      Banking premises:
          Land                                $ 1,580   $   113
          Building and leasehold
            improvements                        2,727     1,761     1 - 40 years
      Equipment                                 2,492     1,958     3 - 10 years
                                              -------   -------
                                                6,799     3,832
      Less accumulated depreciation and
          amortization                         (2,787)   (2,377)
                                              -------   -------

                                              $ 4,012   $ 1,455
                                              =======   =======

      Depreciation and amortization expense for the years ended June 30, 1999 and 1998 amounted to $409 and $349, respectively.

7.    DEPOSITS

      A summary of deposit balances by type is as follows:

                                                                 June 30,
                                                           -------------------
                                                             1999       1998
                                                           --------   --------

      Demand                                               $ 12,524   $ 10,597
      NOW                                                    21,082     17,891
      Money market deposits                                  10,163      9,162
      Regular and other savings                              25,414     23,112
                                                           --------   --------
                Total non-certificate accounts               69,183     60,762
                                                           --------   --------

      Term certificates $100,000 or greater                  12,175      8,521
      Term certificates less than $100,000                   51,780     42,964
                                                           --------   --------
                Total certificate accounts                   63,955     51,485
                                                           --------   --------

                Total deposits                             $133,138   $112,247
                                                           ========   ========

                      SERVICE BANCORP, INC. AND SUBSIDIARY

      DEPOSITS (concluded)

      A summary of certificate accounts by maturity is as follows:

                                           June 30, 1999        June 30, 1998
                                       --------------------  -------------------
                                                  Weighted              Weighted
                                                  Average               Average
                                        Amount      Rate      Amount      Rate
                                       -------    --------   --------   --------

      Within 1 year                    $54,594      5.17%    $43,625      5.65%
      Over 1 year to 3 years             9,361      5.12       7,860      5.58
                                       -------               -------

                                       $63,955      5.16%    $51,485      5.64%
                                       =======               =======

8.    FEDERAL HOME LOAN BANK ADVANCES

      A summary of Federal Home Loan Bank (FHLB) advances by maturity follows:

                                           June 30, 1999        June 30, 1998
                                       --------------------  -------------------
                                                  Weighted              Weighted
                                                  Average               Average
                                        Amount      Rate      Amount      Rate
                                       -------    --------   --------   --------

      Within 1 year                    $ 5,218      5.21%    $ 2,058      5.81%
      Over 1 year to 2 years                --        --         720      5.93
      Over 3 years to 4 years (a)        2,000      4.99          --        --
      Over 5 years to 10 years (b)      16,000      5.02      11,000      5.06
      Over 10 years to 20 years (c)      2,775      4.90         784      6.74
                                       -------               -------

                                       $25,993      5.04%    $14,562      5.30%
                                       =======               =======

      (a)   Advance is callable by the FHLB in fiscal 2000.

      (b) At June 30, 1999, advances amounting to $14,000 and $2,000 are callable by the FHLB in fiscal 2000 and 2001, respectively. At June 30, 1998, advances amounting to $11,000 are callable by the FHLB in fiscal 2000.

      (c) At June 30, 1999, an advance amounting to $2,000 is callable by the FHLB in fiscal 2000.

                      SERVICE BANCORP, INC. AND SUBSIDIARY

      FEDERAL HOME LOAN BANK ADVANCES (concluded)

      The Bank also has an available line of credit with the FHLB at an interest rate that adjusts daily. Borrowings under the line are limited to $2,626 at June 30, 1999.

      All borrowings from the FHLB are secured by a blanket lien primarily on U.S. Government and federal agency obligations and real estate loans in accordance with the FHLB agreement.

9.    INCOME TAXES

      Allocation of federal and state income taxes between current and deferred portions is as follows:

                                                     Years Ended June 30,
                                                     --------------------
                                                      1999           1998
                                                     -----          -----

      Current tax provision:
          Federal                                    $ 617          $ 667
          State                                         50             27
                                                     -----          -----
                                                       667            694
                                                     -----          -----
      Deferred tax benefit:
          Federal                                      (79)           (46)
          State                                        (27)           (16)
                                                     -----          -----
                                                      (106)           (62)
                                                     -----          -----

                                                     $ 561          $ 632
                                                     =====          =====

      The reasons for the differences between the effective tax rates and the statutory federal income tax rate are summarized as follows:

                                                     Years Ended June 30,
                                                     --------------------
                                                      1999           1998
                                                     -----          -----

      Statutory rate                                  34.0%          34.0%
      Increase (decrease) resulting from:
          State taxes, net of federal tax benefit      0.9            0.4
          Dividend received deduction                 (1.3)          (0.9)
          Other                                        0.5            1.0
                                                    ------         ------

      Effective tax rates                             34.1%          34.5%
                                                    ======         ======

                      SERVICE BANCORP, INC. AND SUBSIDIARY

      INCOME TAXES (continued)

      The components of the net deferred tax asset are as follows:

                                                           June 30,
                                                   ----------------------
                                                    1999           1998
                                                   -------        -------

      Deferred tax asset:
        Federal                                    $ 1,034        $   361
        State                                          160            125
                                                   -------        -------
                                                     1,194            486
                                                   -------        -------
      Deferred tax liability:
        Federal                                        (84)          (317)
        State                                          (29)           (47)
                                                   -------        -------
                                                      (113)          (364)
                                                   -------        -------

      Net deferred tax asset                       $ 1,081        $   122
                                                   =======        =======

      The tax effects of each type of income and expense item that give rise to deferred taxes are as follows:

                                                           June 30,
                                                   ----------------------
                                                    1999           1998
                                                   -------        -------
      Allowance for loan losses                    $   226        $   133
      Net unrealized (gain) loss on securities
        available for sale                             622           (231)
      Employee benefit plans                           103             97
      Net deferred loan fees                            25             51
      Depreciation                                     124             85
      Other                                            (19)           (13)
                                                   -------        -------

      Net deferred tax asset                       $ 1,081        $   122
                                                   =======        =======

      A summary of the change in the net deferred tax asset is as follows:

                                                    Years Ended June 30,
                                                   ----------------------
                                                    1999           1998
                                                   -------        -------

      Balance at beginning of year                 $   122        $   201
      Deferred tax benefit                             106             62
      Change in deferred tax effect of net
        unrealized gain/loss on securities
        available for sale                             853           (141)
                                                   -------        -------

      Balance at end of year                       $ 1,081        $   122
                                                   =======        =======

      There was no valuation reserve required for the years presented.

                      SERVICE BANCORP, INC. AND SUBSIDIARY

      INCOME TAXES (concluded)

      The federal income tax reserve for loan losses at the Bank's base year is approximately $1,142. If any portion of the reserve is used for purposes other than to absorb loan losses, approximately 150% of the amount actually used, limited to the amount of the reserve, would be subject to taxation in the fiscal year in which used. As the Bank intends to use the reserve solely to absorb loan losses, a deferred tax liability of approximately $467 has not been provided.

10.   STOCKHOLDERS' EQUITY

      Minimum regulatory capital requirements

      The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the their assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

      Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier 1 capital (as defined) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes that the Company and the Bank meet all capital adequacy requirements to which they are subject.

      As of June 30, 1999 and 1998, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category. The Company's and the Bank's actual capital amounts and ratios are also presented in the table.

                      SERVICE BANCORP, INC. AND SUBSIDIARY

      STOCKHOLDERS' EQUITY (continued)

      Minimum regulatory capital requirements (concluded)

                                                                                            Minimum
                                                                                          To Be Well
                                                                        Minimum       Capitalized Under
                                                                        Capital       Prompt Corrective
                                                     Actual           Requirement     Action Provisions
                                                ----------------   ----------------   -----------------
                                                Amount    Ratio    Amount    Ratio    Amount     Ratio
                                                -------   ------   -------   ------   -------    ------
      June 30, 1999:
      Total capital to risk weighted assets:
          Consolidated                          $18,401   18.76%   $ 7,847     8.0%   $    --      --%
          Summit Bank                            14,682   14.97      7,845     8.0      9,807    10.0

      Tier 1 capital to risk weighted assets:
          Consolidated                           17,661   18.01      3,923     4.0         --      --
          Summit Bank                            13,942   14.22      3,923     4.0      5,884     6.0

      Tier 1 capital to average assets:
          Consolidated                           17,661   10.83      4,891     3.0         --      --
          Summit Bank                            13,942    8.55      4,891     3.0      8,151     5.0

      June 30, 1998:
      Total capital to risk weighted assets     $10,277    13.3%   $ 6,206     8.0%   $ 7,757    10.0%
      Tier 1 capital to risk weighted assets      9,700    12.5      3,103     4.0      4,654     6.0
      Tier 1 capital to average assets            9,700     7.5      3,900     3.0      6,500     5.0

      Liquidation account

      At the time of the Offering, the Company established a liquidation account in the amount of $4,648. In accordance with Massachusetts statute, the liquidation account will be maintained for the benefit of eligible account holders who continue to maintain their accounts in the Bank after the Offering. The liquidation account will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation, each eligible account holder will be entitled to receive a distribution in an amount equal to their current adjusted liquidation account balance, to the extent that funds are available. According to the Company's transfer agent, the balance in the liquidation account at June 30, 1999 amounted to $2,992.

                      SERVICE BANCORP, INC. AND SUBSIDIARY

      STOCKHOLDERS' EQUITY (concluded)

      Other capital restrictions

      Federal and state banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Company. The total amount of dividends which may be paid at any date is generally limited to the retained earnings of the Bank, and loans or advances are limited to 10% of the Bank's capital stock and surplus on a secured basis. In addition, dividends paid by the Bank to the Company would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum capital requirements. At June 30, 1999, $7,845 of the Company's equity in the Bank was restricted and funds available for loans or advances amounted to $1,468.

                      SERVICE BANCORP, INC. AND SUBSIDIARY

11.   PENSION AND COMPENSATION PLANS

      Defined benefit plan

      The Bank provides basic and supplemental pension benefits for eligible employees through the Savings Banks Employees Retirement Association ("SBERA") Pension Plan. Each employee reaching the age of 21 and having completed at least 1,000 hours of service in one consecutive twelve-month period, beginning with such employee's date of employment, automatically becomes a participant in the retirement plan. All participants are fully vested after three years of service. Information pertaining to the activity in the plan is as follows:

                                                        Years Ended October 31,
                                                        -----------------------
                                                        1998              1997
                                                        -----             -----

      Change in benefit obligation:
         Benefit obligation at beginning of year        $ 655             $ 477
         Service cost                                     100                70
         Interest cost                                     48                36
         Actuarial loss                                     8                74
         Benefits paid                                    (36)               (2)
                                                        -----             -----
         Benefit obligation at end of year                775               655
                                                        -----             -----

      Change in plan assets:
         Fair value of plan assets at beginning of year   620               473
         Actual return on plan assets                      53                90
         Employer contribution                            126                59
         Benefits paid                                    (36)               (2)
                                                        -----             -----
         Fair value of plan assets at end of year         763               620
                                                        -----             -----

      Funded status                                       (12)              (35)
      Unrecognized net actuarial loss                    (107)             (117)
      Transition asset                                    (29)              (32)
                                                        -----             -----

      Accrued pension cost                              $(148)            $(184)
                                                        =====             =====

      The accumulated benefit obligation (substantially all vested) at October 31, 1998 amounted to $529, which was less than the plan assets at fair value.

                      SERVICE BANCORP, INC. AND SUBSIDIARY

      PENSION AND COMPENSATION PLANS (continued)

      Defined benefit plan (concluded)

                                                         Years Ended October 31,
                                                         -----------------------
                                                          1998             1997
                                                         -----            -----

      Service cost                                       $ 100            $  70
      Interest cost                                         48               36
      Expected return on plan assets                       (50)             (38)
      Transition asset                                      (3)              (3)
      Recognized net actuarial gain                         (5)              (7)
                                                         -----            -----

                                                         $  90            $  58
                                                         =====            =====

      Pension expense for the years ended June 30, 1999 and 1998 amounted to $102 and $80, respectively.

      For the plan years ended October 31, 1998 and 1997, actuarial assumptions include an assumed discount rate on benefit obligations of 7.25% and 7.50% respectively, and an expected long-term rate of return on plan assets of 8.00% and 8.00% respectively. An annual salary increase of 5% was utilized for all years.

      401(k) plan

      In addition to the defined benefit plans, the Bank provides a savings plan which qualifies under Section 401(k) of the Internal Revenue Code and provides for voluntary contributions by participating employees ranging from one percent to fifteen percent of their compensation, subject to certain limitations. The Bank will make matching contributions equal to 50% of each employee's voluntary contribution, up to 3% of the employee's compensation. Total expense under the plan for each of the years ended June 30, 1999 and 1998 amounted to $30.

      Supplemental executive retirement plan

      The Bank has a supplemental retirement agreement with an officer of the Bank which provides for supplemental compensation payments upon retirement, subject to certain limitations as set forth in the agreement. The present value of these future payments amounted to $207 and $123 at June 30, 1999 and 1998, respectively. Compensation expense applicable to the agreement for the years ended June 30, 1999 and 1998 amounted to $84 and $48, respectively.

                      SERVICE BANCORP, INC. AND SUBSIDIARY

      PENSION AND COMPENSATION PLANS (concluded)

      Employment agreement

      The Bank has entered into a three-year employment agreement with its President which expires in October 2001, unless extended, that generally provides for a specified minimum annual compensation and the continuation of benefits currently received. However, such employment may be terminated for cause, as defined, without incurring any continuing obligations. The agreement also provides for a lump sum severance payment upon occurrence of an "event of termination," as defined in the agreement, during the President's employment under the agreement.

      Employee Stock Ownership Plan

      Effective November 1, 1998, in connection with the Offering, the Bank established an Employee Stock Ownership Plan (the "ESOP") for the benefit of each employee that has reached the age of 21 and has completed at least 1000 hours of service in the previous twelve-month period. The ESOP is funded by the Bank's contributions of cash (which generally will be invested in common stock) or common stock. Benefits may be paid in shares of common stock or in cash, subject to the employees' right to demand shares.

      The ESOP has a loan agreement with the Company whereby $644 was borrowed for the purpose of purchasing shares of the Company's common stock. The loan provides for ten annual principal payments of $64 commencing on the last business day of September 1999. The Bank made a $100 principal pre-payment on October 31, 1998.

      The Bank has committed to make contributions to the ESOP sufficient to support the debt service of the loan. The loan is secured by the shares purchased which are held in a suspense account for allocation among the members as the loans are paid. Total compensation expense applicable to the ESOP amounted to $123 for the year ended June 30, 1999.

      Shares held by the ESOP at June 30, 1999 include 10,000 allocated, 4,293 committed to be allocated and 50,101 unallocated.

      Any cash dividends received on allocated shares would be allocated to members and cash dividends received on shares held in suspense would be applied to repay the outstanding debt of the ESOP.

                      SERVICE BANCORP, INC. AND SUBSIDIARY

12.   OTHER COMMITMENTS AND CONTINGENCIES

      General

      In the ordinary course of business, various legal claims arise from time to time and, in the opinion of management, these claims will have no material effect on the Company's consolidated financial statements.

      Loan commitments

      The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, which involve elements of credit and interest rate risk in excess of the amount recognized in the accompanying consolidated balance sheets. The Bank's exposure to credit loss is represented by the contractual amount of the instruments. The Bank uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

      Financial instruments whose contract amount represents credit risk consist of:

                                                                  June 30,
                                                             -------------------
                                                              1999         1998
                                                             ------       ------

      Commitments to grant loans                             $2,046       $3,171
      Unadvanced funds on home equity lines-of-credit         6,546        5,441
      Unadvanced funds on commercial lines-of-credit          3,895        1,846
      Unadvanced funds on personal lines-of-credit              515          333

      Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for lines-of-credit may expire without being drawn upon, therefore, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. Commitments to grant loans and lines-of-credit are secured by real estate or other collateral, if deemed necessary.

                      SERVICE BANCORP, INC. AND SUBSIDIARY

      OTHER COMMITMENTS AND CONTINGENCIES (concluded)

      Operating lease commitments

      Pursuant to the terms of noncancelable lease agreements in effect at June 30, 1999 pertaining to banking premises, future minimum rent commitments are as follows:

                  Year Ending
                    June 30,                              Amount
                  -----------                             ------

                    2000                                  $  274
                    2001                                     278
                    2002                                     280
                    2003                                     254
                    2004                                     225
                  Thereafter                                 702
                                                          ------

                                                          $2,013
                                                          ======

      These leases contain options to extend for periods from five to fifteen years. The cost of such rentals is not included above. Total rent expense the years ended June 30, 1999 and 1998 amounted to $278 and $199, respectively.

13.   RELATED PARTY TRANSACTIONS

      Certain of the Bank's trustees and officers and their affiliates are also customers of the Bank. At June 30, 1999 and 1998, total loans to such persons amounted to $543 and $670, respectively. During the year ended June 30, 1999, total principal additions and principal payments amounted to $162 and $289, respectively. The loans were made in the ordinary course of business at the Bank's normal credit terms, including interest rate and collateral requirements and do not represent more than a normal risk of collection.

                      SERVICE BANCORP, INC. AND SUBSIDIARY

14.   FAIR VALUE OF FINANCIAL INSTRUMENTS

      Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" requires disclosure of estimated fair values of all financial instruments where it is practicable to estimate such values. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

      The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

            Cash and cash equivalents: The carrying amounts of cash and short-term investments approximate fair values.

            Certificates of deposit: The carrying amount of certificates of deposit approximates fair value.

            Securities available for sale: Fair values for securities available for sale are based on quoted market prices.

            FHLB stock: The carrying value of FHLB stock is deemed to approximate fair value, based on the redemption provisions of the FHLB.

            Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms and adjusted for credit risk. Fair values for non-performing loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

                      SERVICE BANCORP, INC. AND SUBSIDIARY

      FAIR VALUE OF FINANCIAL INSTRUMENTS (concluded)

            Deposits: The fair values disclosed for non-certificate accounts are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

            Federal Home Loan Bank advances: The fair values for the FHLB advances are estimated using discounted cash flow analyses based on rates currently in effect for similar types of borrowing arrangements.

            Accrued interest: The carrying amounts of accrued interest approximate fair value.

            Off-balance-sheet instruments: Fair values for off-balance-sheet lending com-mitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing and are not material.

      The estimated fair values and related carrying amounts of the Company's financial instruments are as follows:

                                                     June 30,
                                     -----------------------------------------
                                            1999                  1998
                                     -------------------   -------------------
                                      Carrying    Fair      Carrying   Fair
                                      Amount     Value      Amount     Value
                                     ---------  --------   --------  ---------

Financial assets:
    Cash and cash equivalents        $ 13,390   $ 13,390   $ 16,383  $  16,383
    Certificates of deposit               500        500      1,500      1,500
    Securities available for sale      69,912     69,912     40,171     40,171
    FHLB stock                          1,300      1,300        731        731
    Loans, net                         85,984     86,746     76,735     78,078
    Accrued interest receivable         1,678      1,678      1,173      1,173

Financial liabilities:
    Deposits                          133,138    133,238    112,247    112,273
    Federal Home Loan Bank
        advances                       25,993     25,869     14,562     13,892

                      SERVICE BANCORP, INC. AND SUBSIDIARY

15.   CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY

      Financial information pertaining only to the Company is as follows:

                                  BALANCE SHEET
                                                                   June 30,
                                                                     1999
                                                                   --------
      Assets:
          Interest bearing deposit in Summit Bank                  $  3,186
          Investment in common stock of Summit Bank                  12,760
          Loan receivable from Summit Bank ESOP                         544
          Other assets                                                   19
                                                                   --------

              Total assets                                         $ 16,509
                                                                   ========

      Other liabilities                                            $     30
      Stockholders' equity                                           16,479
                                                                   --------

                                                                   $ 16,509
                                                                   ========

                               STATEMENT OF INCOME
                                                                   For the
                                                                  Period from
                                                                   Inception
                                                                  to June 30,
                                                                     1999
                                                                  -----------

      Interest income                                              $     99
      Provision for income taxes                                        (41)
                                                                   --------
                                                                         58
      Equity in undistributed net income of Summit Bank                 802
                                                                   --------

                    Net income                                     $    860
                                                                   ========

                      SERVICE BANCORP, INC. AND SUBSIDIARY

      CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY (concluded)

                             STATEMENT OF CASH FLOWS

                                                                      For the
                                                                    Period from
                                                                     Inception
                                                                     to June 30,
                                                                        1999
                                                                    ------------

      Cash flows from operating activities:
          Net income                                                 $     860
          Adjustments to reconcile net income
              to net cash provided by operating activities:
                  Change in other assets and liabilities                    17
                  Equity in undistributed net income of Summit Bank       (802)
                                                                     ---------
                      Net cash provided by operating activities             75
                                                                     ---------

      Cash flows from investing activities:
          Common stock acquired by ESOP                                   (644)
          ESOP shares released                                             100
          Capital contribution to Summit Bank                           (3,743)
                                                                     ---------
                      Net cash used by investing activities             (4,287)
                                                                     ---------

      Cash flows from financing activities:
          Proceeds from sale of common stock                             7,481
          Purchase of treasury stock                                       (83)
                                                                     ---------
                      Net cash provided by financing activities          7,398
                                                                     ---------

      Net change in cash and cash equivalents                            3,186
      Cash and cash equivalents, beginning of year                          --
                                                                     ---------

      Cash and cash equivalents, end of year                         $   3,186
                                                                     =========

                      SERVICE BANCORP, INC. AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Concluded)


16.  QUARTERLY DATA (UNAUDITED)

                                                       Years Ended June 30,
                                       -----------------------------------------------------
                                                               1999
                                       -----------------------------------------------------
                                         Fourth        Third         Second         First
                                        Quarter       Quarter        Quarter       Quarter
                                       ----------    ----------    -----------   -----------
Interest and dividend income             $ 2,846       $ 2,588        $ 2,552       $ 2,433
Interest expense                           1,278         1,140          1,203         1,209
                                       ----------    ----------    -----------   -----------

Net interest income                        1,568         1,448          1,349         1,224
Provision for loan losses                     98            30             25            25
                                       ----------    ----------    -----------   -----------

Net interest income, after provision
for loan losses                            1,470         1,418          1,324         1,199
Other income                                 405           310            427           222
Other expenses                             1,414         1,310          1,327         1,079
                                       ----------    ----------    -----------   -----------

Income before income taxes                   461           418            424           342

Provision for income taxes                   151           141            151           118
                                       ----------    ----------    -----------   -----------

Net income                                $  310        $  277          $ 273         $ 224
                                       ==========    ==========    ===========   ===========

Earnings per share:
   Basic                                  $ 0.19        $ 0.17         n/a           n/a
                                       ==========    ==========    ===========   ===========
   Diluted                                $ 0.19        $ 0.17         n/a           n/a
                                       ==========    ==========    ===========   ===========

                                       -----------------------------------------------------
                                                               1998
                                       -----------------------------------------------------
                                         Fourth        Third         Second         First
                                        Quarter       Quarter        Quarter       Quarter
                                       ----------    ----------    -----------    ----------
Interest and dividend income             $ 2,327       $ 2,208        $ 2,081       $ 2,020
Interest expense                           1,144         1,060            984           928
                                       ----------    ----------    -----------    ----------

Net interest income                        1,183         1,148          1,097         1,092
Provision for loan losses                     25            75              -             -
                                       ----------    ----------    -----------    ----------

Net interest income, after provision
for loan losses                            1,158         1,073          1,097         1,092
Other income                                 246           277            402           396
Other expenses                             1,047         1,056            972           833
                                       ----------    ----------    -----------    ----------

Income before income taxes                   357           294            527           655

Provision for income taxes                   111           107            189           225
                                       ----------    ----------    -----------    ----------

Net income                                 $ 246         $ 187          $ 338         $ 430
                                       ==========    ==========    ===========    ==========

Earnings per share:
   Basic                                  n/a           n/a            n/a           n/a
                                       ==========    ==========    ===========    ==========
   Diluted                                n/a           n/a            n/a           n/a
                                       ==========    ==========    ===========    ==========

n/a - not applicable since the conversion to stock form was completed on October 7, 1998.