Form 10KSB, Exhibit 13
period 2000-06-30
SERVICE BANCORP INC
filed 2000-09-27
CIK 1063939

Exhibit 13
                                                  Annual Report to Stockholders.

                       2000 ANNUAL REPORT TO STOCKHOLDERS
                              SERVICE BANCORP, INC.

                                TABLE OF CONTENTS

                                                                            Page

Message to Our Stockholders..................................................  1
Selected Consolidated Financial and Other Data...............................  2
Management's Discussion and Analysis of
  Financial Condition and Results of Operations..............................  4
Common Stock and Related Matters............................................. 13
Stockholder Information...................................................... 14
Independent Auditors' Report................................................. 15
Consolidated Balance Sheets.................................................. 16
Consolidated Statements of Income............................................ 17
Consolidated Statements of Changes in Stockholders' Equity................... 18
Consolidated Statements of Cash Flows........................................ 19
Notes to Consolidated Financial Statements................................... 21

                      [LETTERHEAD OF SERVICE BANCORP, INC.]

To Our Stockholders:

Service Bancorp, Inc. is pleased to present you with the second annual report of the Company. The structure of the organization remains a two-tier mutual holding company in which the Company owns 100% of the outstanding common stock of Strata Bank, formerly known as Summit Bank. Service Bancorp, MHC owns 57% of the common stock of the Company and 43% of the Company's common stock is owned by the public.

The aggressive growth strategy of the Bank continued into the new year with a new branch opening in Milford in January of 2000. The Bank terminated plans to relocate a branch in Franklin and has since applied to open a storefront branch in the Westborough Shopping Center in Westborough, Massachusetts. The Bank has also applied to open a second assisted living facility branch office in Worcester, Massachusetts.

During the year ended June 30, 2000 total assets increased from $178.2 million to $219.4 million, an increase of $41.2 million or 23.2%. Net income after taxes was $846,000 compared to $1.1 million in the prior year. The decrease was attributable to an increase of non-interest expenses that was primarily due to the opening of three branches since June of 1999 and one-time non-recurring charges for the name change. Please review "Management's Discussion and Analysis of Financial Condition and Results of Operations" for further details.

The Bank is making every effort to take advantage of technology in banking by planning to introduce "Internet Banking" to deposit customers and small business customers. The Bank has installed a wide area network and has upgraded all customer service terminals to the latest sales and service technology.

In June of 2000, the Board of Directors of Strata Bank elevated Pamela Mozynski from Senior Vice President of Retail Banking to President and Chief Operating Officer of the Bank. The extensive search conducted by the Board of Directors of the Bank determined the best candidate to succeed me upon my scheduled retirement in 2001 was already on board.

The continued commitment and performance of our employees, management and Board of Directors in addition to the support of our customers and stockholders have permitted Service Bancorp, Inc. to continue to grow and prosper in these, the best of times.

On behalf of the directors, officers and employees, thank you for your confidence and trust.

Sincerely,


/s/ Eugene G. Stone

Eugene G. Stone
President and Chief Executive Officer

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

      The following information is derived from the audited consolidated financial statements of Service Bancorp, Inc. (the "Company"), or prior to October 7, 1998, Strata Bank (the "Bank," and formerly "Summit Bank"). For additional information about the Company and the Bank, reference is made to "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company and related notes included elsewhere herein.

Selected Consolidated Financial Data

                                                                  June 30,
                                                 -----------------------------------------
                                                   2000       1999       1998       1997
                                                 --------   --------   --------   --------
                                                               (In Thousands)

Total assets .................................   $219,433   $178,158   $138,952   $104,878
Loans receivable, net ........................    106,422     85,984     76,735     66,934
Short-term investments .......................      6,112      5,451     11,931      6,305
Mortgage-backed securities--available
  for sale ...................................     16,028     16,975      5,980      2,745
Investment securities--available for sale ....     65,568     52,937     34,191     21,951
Investment securities--held to maturity ......      4,771         --         --         --
Deposits .....................................    176,345    133,138    112,247     92,897
Total borrowings .............................     26,350     25,993     14,562      2,622
Stockholders' equity .........................     15,178     16,479     10,123      8,695

Summary of Operations

                                                    Years Ended June 30,
                                           -------------------------------------
                                             2000      1999      1998      1997
                                           -------   -------   -------   -------
                                                      (In Thousands)

Total interest and dividend income .....   $13,477   $10,419   $ 8,636   $ 7,037
Total interest expense .................     6,723     4,830     4,116     3,174
                                           -------   -------   -------   -------
   Net interest income .................     6,754     5,589     4,520     3,863
Provision for loan losses ..............       220       178       100        35
                                           -------   -------   -------   -------
Net interest income, after provision
for loan losses ........................     6,534     5,411     4,420     3,828
                                           -------   -------   -------   -------
Fees and service charges ...............       803       600       430       406
Gain on sales of loans and securities ..       336       723       833       493
Other non-interest income ..............       109        41        58        60
                                           -------   -------   -------   -------
Total non-interest income ..............     1,248     1,364     1,321       959
                                           -------   -------   -------   -------
Total non-interest expense .............     6,487     5,130     3,908     3,094
                                           -------   -------   -------   -------
Income before income taxes .............     1,295     1,645     1,833     1,693
Income tax provision ...................       449       561       632       611
                                           -------   -------   -------   -------
Net income .............................   $   846   $ 1,084   $ 1,201   $ 1,082
                                           =======   =======   =======   =======

Key Operating Ratios and Other Data

                                                       At or for the Years Ended June 30,
                                               -------------------------------------------------
                                                  2000        1999          1998         1997
                                               ---------   ---------      ---------    ---------

Performance Ratios:
Return on average assets ...................       0.44%       0.72%         1.02%        1.13%
Return on average stockholders' equity .....       5.59%       7.23%        12.80%       13.58%
Average interest rate spread ...............       3.41%       3.44%         3.60%        3.86%
Net interest margin (1) ....................       3.80%       3.95%         4.05%        4.29%
Ratio of operating expense to average assets       3.39%       3.41%         3.31%        3.24%
Ratio of average interest-earning assets to
   average interest-bearing liabilities ....     110.33%     115.07%       112.21%      112.38%
Efficiency ratio (2) .......................      81.07%      73.78%        66.91%       64.16%

Asset Quality Ratios:
Non-accrual loans and other real estate
owned to total assets ......................       0.20%       0.22%         0.21%        0.22%
Allowance for loan losses as a percent
of non-accrual loans .......................     185.65%     185.93%       199.65%      246.11%
Allowance for loan losses as a percent of
   loans receivable, net ...................       0.75%       0.86%         0.75%        0.71%

Capital Ratios and Data:
Stockholders' equity to total assets .......       6.92%       9.25%         7.29%        8.29%
Average stockholders' equity to average
assets .....................................       7.90%       9.96%         7.94%        8.33%
Net book value per share ...................   $   9.70    $   9.97           N/A          N/A

Other Data:
Number of full-service offices .............          8           7             5            4
Number of deposit accounts .................     21,656      17,764        16,488       15,598
Number of loans outstanding ................      2,177       1,757         1,695        1,557

----------
(1)   Net interest income divided by average interest-earning assets.
(2) Non-interest expense divided by the sum of net interest income and non-interest income.

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

General

      The Company's results of operations depend primarily on its net interest income, which is the difference between the income earned on the Company's loan and securities portfolios and its cost of funds, consisting of the interest paid on deposits and borrowings. Results of operations are also affected by the Company's provision for loan losses, gains and losses from sales of securities, and non-interest expenses. The Company's non-interest expenses consist principally of compensation and employee benefits, occupancy, equipment and data processing, and other operating expenses. Results of operations are also significantly affected by general economic and competitive conditions, changes in interest rates, as well as government policies and actions of regulatory authorities. Future changes in applicable law, regulations or government policies may materially affect the Company.

      In this document, the Company is being discussed on a consolidated basis with its wholly-owned subsidiary, the Bank. References to the Company may signify the Bank, depending on the context of the reference.

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

      The principal strategies used by the Company to manage interest rate risk include (1) emphasizing the origination and retention of both adjustable-rate and fixed-rate loans, (2) originating shorter-term fixed-rate commercial real estate loans, (3) investing in debt securities with maturities with shorter call dates of 2 to 5 years, (4) classifying most of the Company's investment portfolio as available for sale so as to provide sufficient flexibility in liquidity management, and (5) maintaining a high concentration of less interest-rate-sensitive and lower-costing "core deposits".

      Gap Analysis. The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring a bank's interest rate sensitivity "gap." An asset or liability is deemed to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest bearing-liabilities maturing or repricing within that same time period. At June 30, 2000, the Company's cumulative one-year gap position, the difference between the amount of interest-earning assets maturing or repricing within one year and interest-bearing liabilities maturing or repricing within one year, was a negative 25.6%. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. Accordingly, during a period of rising interest rates, an institution with a negative gap position generally would not be in as favorable a position, compared to an institution with a positive gap, to invest in higher yielding assets. The resulting yield on the institution's assets generally would increase at a slower rate than the increase in its cost of interest-bearing liabilities. Conversely, during a period of falling interest rates, an institution with a negative gap would tend to experience a repricing of its assets at a slower rate than its interest-bearing liabilities which, consequently, would generally result in its net interest income growing at a faster rate than an institution with a positive gap position.

      The following table sets forth the amortized cost of interest-earning assets and interest-bearing liabilities outstanding at June 30, 2000, which are anticipated by the Company, based upon certain assumptions, to reprice or mature in each of the future time periods shown. Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of the repricing term or the contractual maturity of the asset or liability. The table sets forth an approximation of the projected repricing of assets and liabilities at June 30, 2000, on the basis of contractual maturities, anticipated prepayments and scheduled rate adjustments within a three month period and subsequent selected time intervals. The loan amounts in the table reflect principal balances expected to be redeployed and/or repriced as a result of contractual amortization and anticipated prepayments of adjustable-rate and fixed-rate loans, and as a result of contractual rate adjustments on adjustable-rate loans. The annual prepayment rate for loans (other than consumer loans) and mortgage-backed securities is assumed to range between 8% and 12% depending upon the type of loan, and the annual prepayment rate for consumer loans is assumed to be 25%. Finally, the Company made a decision during fiscal 1999 to invest in agency obligations and corporate debt with longer maturities to lock in higher yields and enhance interest income performance. The agency and corporate debt obligations have maturities ranging from 5 to 15 years, a principal portion of which have call features of between 2 to 5 years. The GAP table generally presents the full contractual maturity of these obligations, notwithstanding the call features.

                                                                     Amounts maturing or repricing at June 30, 2000
                                                                    ------------------------------------------------

                                                                       Less
                                                                    Than Three      3-6      6 Months to      1-3
                                                                      Months       Months       1 Year       Years
                                                                    ----------    --------   -----------    --------
                                                                                 (Dollars in Thousands)
Interest-earning assets(1):
  Loans receivable (2) ........................................      $ 18,815     $  8,738     $ 17,820     $ 32,950
  Short-term investments ......................................         6,112           --           --           --
  Mortgage-backed securities - available for sale .............           401          401          802        3,206
  Debt securities - held to maturity ..........................            --           --           --          482
  Debt securities - available for sale and
      certificates of deposit .................................            --          200           --        5,305
  Equity securities ...........................................            --           --           --           --
  FHLB stock ..................................................            --           --           --           --
                                                                     --------     --------     --------     --------
     Total interest-earning assets ............................        25,328        9,339       18,622       41,943
                                                                     --------     --------     --------     --------

Interest-bearing liabilities:
  Savings deposits (3)(4) .....................................         3,625        3,625        3,625        3,625
  Money market deposits (3) ...................................         1,624        1,624        1,624        1,624
  NOW deposits (5) ............................................         4,222        4,222        4,222        4,222
  Certificate accounts ........................................        26,064       14,277       40,585       11,170
  FHLB advances ...............................................            87            2            5        2,018
                                                                     --------     --------     --------     --------
     Total interest-bearing liabilities .......................      $ 35,622     $ 23,750     $ 50,061     $ 22,659
                                                                     --------     --------     --------     --------

Interest sensitivity gap (6) ..................................      $(10,294)    $(14,411)    $(31,439)    $ 19,284
                                                                     ========     ========     ========     ========
Cumulative interest sensitivity gap ...........................      $(10,294)    $(24,705)    $(56,144)    $(36,860)
                                                                     ========     ========     ========     ========
Cumulative interest sensitivity gap as a percentage of
  total assets ................................................         (4.69)%     (11.26)%     (25.59)%     (16.80)%
Cumulative interest sensitivity gap as a percentage of
  total interest-earning assets ...............................         (5.02)%     (12.05)%     (27.40)%     (17.99)%
Cumulative interest-earning assets as a percentage of
  cumulative interest-bearing liabilities .....................         71.10%       58.39%       48.70%       72.10%

                                                                      Amounts maturing or repricing at June 30, 2000
                                                                      ----------------------------------------------

                                                                         3-5        5-10       Over 10
                                                                        Years       Years       Years         Total
                                                                      --------     --------    --------     --------
                                                                                 (Dollars in Thousands)
Interest-earning assets(1):
  Loans receivable (2) .........................................      $ 19,223     $  3,631    $  5,568     $106,745
  Short-term investments .......................................            --           --          --        6,112
  Mortgage-backed securities - available for sale ..............         3,206        8,860          --       16,876
  Debt securities - held to maturity ...........................         2,977        1,312          --        4,771
  Debt securities - available for sale and
     certificates of deposit ...................................        13,867       41,164       4,590       65,126
  Equity securities ............................................            --           --       3,724        3,724
  FHLB stock ...................................................            --           --       1,588        1,588
                                                                      --------     --------    --------     --------
     Total interest-earning assets .............................        39,273       54,967      15,470      204,942
                                                                      --------     --------    --------     --------

Interest-bearing liabilities:
  Savings deposits (3)(4) ......................................            --           --      14,498       28,998
  Money market deposits (3) ....................................            --           --       6,496       12,992
  NOW deposits (5) .............................................            --           --       5,633       22,521
  Certificate accounts .........................................            54           --          --       92,150
  FHLB advances ................................................         7,018       16,549         671       26,350
                                                                      --------     --------    --------     --------
     Total interest-bearing liabilities ........................      $  7,072     $ 16,549    $ 27,298      183,011
                                                                      --------     --------    --------     --------

Interest sensitivity gap (6) ...................................      $ 32,201     $ 38,418    $(11,828)
                                                                      ========     ========    ========
Cumulative interest sensitivity gap ............................      $ (4,659)    $ 33,759    $ 21,931
                                                                      ========     ========    ========
Cumulative interest sensitivity gap as a percentage of
  total assets .................................................         (2.12)%      15.38%       9.99%
Cumulative interest sensitivity gap as a percentage of
  total interest-earning assets ................................         (2.27)%      16.47%      10.70%
Cumulative interest-earning assets as a percentage of
  cumulative interest-bearing liabilities ......................         96.65%      121.68%     111.98%

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

                                                                                          Year Ended June 30,
                                                                --------------------------------------------------------------------
                                                                              2000                                1999
                                                                ----------------------------------   -------------------------------
                                                                            Interest                            Interest
                                                                Average      Earned/                 Average     Earned/
                                                                Balance       Paid      Yield/Rate   Balance      Paid    Yield/Rate
                                                                -------     --------    ----------   -------    --------  ----------
                                                                                          (Dollars in Thousands)
Interest-earning assets:
   Loans receivable(1) ....................................     $ 93,559    $  7,644        8.17%    $ 75,724   $  6,400     8.45%
   Mortgage-backed securities .............................       17,375       1,127        6.49        9,207        559     6.07
   Debt securities(2) .....................................       56,637       4,259        7.52       43,614      2,927     6.71
   Equity securities ......................................        4,930         112        2.27        3,228         98     3.04
   FHLB stock .............................................        1,444         101        6.99          820         53     6.46
   Short-term investments .................................        3,565         234        6.56        8,802        382     4.34
                                                                --------    --------                 --------   --------
      Total interest-earning assets .......................      177,510      13,477        7.59      141,395     10,419     7.37
                                                                            --------                            --------
Non-interest-earning assets ...............................       14,079                                9,150
                                                                --------                             --------
      Total assets ........................................     $191,589                             $150,545
                                                                ========                             ========
Interest-bearing liabilities:
   Savings deposits(3) ....................................     $ 27,137         574        2.12     $ 24,022        556     2.31
   Money market deposits ..................................       11,310         321        2.84        9,699        262     2.70
   NOW accounts ...........................................       16,669         133        0.80       16,837        147     0.87
   Certificate accounts ...................................       78,348       4,187        5.34       56,294      3,033     5.39
   FHLB borrowings ........................................       27,431       1,508        5.50       16,024        832     5.19
                                                                --------    --------                 --------   --------
      Total interest-bearing liabilities ..................      160,895       6,723        4.18      122,876      4,830     3.93
                                                                            --------                            --------
Demand deposits ...........................................       14,173                               11,583
Other non-interest bearing liabilities ....................        1,390                                1,097
Stockholders' equity ......................................       15,131                               14,989
                                                                --------                             --------
   Total liabilities and stockholders' equity .............     $191,589                             $150,545
                                                                ========                             ========
Net interest income .......................................                 $  6,754                            $  5,589
                                                                            ========                            ========
Net interest spread .......................................                                 3.41%                            3.44%
                                                                                            ====                             ====
Net earning assets ........................................     $ 16,615                             $ 18,519
                                                                ========                             ========
Net yield on average interest-earning assets ..............                                 3.80%                            3.95%
                                                                                            ====                             ====
Average interest-earning assets to average interest-bearing
   liabilities ............................................                   110.33%                             115.07%
                                                                              ======                              ======

                                                                             Year Ended June 30,
                                                                    -----------------------------------
                                                                                   1998
                                                                    -----------------------------------
                                                                                Interest
                                                                    Average      Earned/
                                                                    Balance        Paid      Yield/Rate
                                                                    -------     --------     ----------
                                                                           (Dollars in Thousands)
Interest-earning assets:
   Loans receivable(1) ....................................         $ 70,730     $  6,121       8.65%
   Mortgage-backed securities .............................            4,315          252       5.84
   Debt securities(2) .....................................           28,281        1,895       6.70
   Equity securities ......................................            2,662           70       2.63
   FHLB stock .............................................              612           40       6.54
   Short-term investments .................................            4,952          258       5.21
                                                                    --------     --------
      Total interest-earning assets .......................          111,552        8,636       7.74
                                                                                 --------
Non-interest-earning assets ...............................            6,628
                                                                    --------
      Total assets ........................................         $118,180
                                                                    ========
Interest-bearing liabilities:
   Savings deposits(3) ....................................         $ 21,711          550       2.53
   Money market deposits ..................................            8,925          256       2.87
   NOW accounts ...........................................           12,949          169       1.31
   Certificate accounts ...................................           48,266        2,721       5.64
   FHLB borrowings ........................................            7,566          420       5.55
                                                                    --------     --------
      Total interest-bearing liabilities ..................           99,417        4,116       4.14
                                                                                 --------
Demand deposits ...........................................            8,482
Other non-interest bearing liabilities ....................              897
Stockholders' equity ......................................            9,384
                                                                    --------
   Total liabilities and stockholders' equity .............         $118,180
                                                                    ========
Net interest income .......................................                      $  4,520
                                                                                 ========
Net interest spread .......................................                                     3.60%
                                                                                                ====
Net earning assets ........................................         $ 12,135
                                                                    ========
Net yield on average interest-earning assets ..............                                     4.05%
                                                                                                ====
Average interest-earning assets to average interest-bearing
   liabilities ............................................                        112.21%
                                                                                   ======

----------
(1) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.
(2)   Debt securities include certificates of deposit.
(3)   Savings deposits include mortgagors' escrow accounts.

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

                                            Years Ended June 30,                Years Ended June 30,
                                  -----------------------------------    ---------------------------------
                                               2000 vs. 1999                       1999 vs. 1998
                                  -----------------------------------    ---------------------------------
                                  Increase (Decrease)                    Increase (Decrease)
                                         Due to              Total              Due to            Total
                                  --------------------      Increase     --------------------   Increase
                                   Volume       Rate       (Decrease)     Volume      Rate      (Decrease)
                                  -------      -------     ----------    -------     -------    ----------
                                                            (In Thousands)
Interest and dividend income:
   Loans receivable .........     $ 1,463      $  (219)     $ 1,244      $   423     $  (144)     $   279
   Mortgage-backed securities         527           41          568          297          10          307
   Debt securities ..........        (290)         142         (148)       1,029           3        1,032
   Other ....................         949          383        1,332           28          13           41
   Short-term investments ...          87          (25)          62          173         (49)         124
                                  -------      -------      -------      -------     -------      -------

      Total .................       2,736          322        3,058        1,950        (167)       1,783
                                  -------      -------      -------      -------     -------      -------

Interest expense:
   Savings deposits .........          66          (48)          18           56         (50)           6
   Money market deposits ....          45           14           59           22         (16)           6
   NOW deposits .............          (2)         (12)         (14)          43         (65)         (22)
   Certificate accounts .....       1,182          (28)       1,154          437        (125)         312
   FHLB borrowings ..........         624           52          676          441         (29)         412
                                  -------      -------      -------      -------     -------      -------

      Total .................       1,915          (22)       1,893          999        (285)         714
                                  -------      -------      -------      -------     -------      -------

Net interest income .........     $   821      $   344      $ 1,165      $   951     $   118        1,069
                                  =======      =======      =======      =======     =======      =======

Comparison of Financial Condition at June 30, 2000 and June 30, 1999

      Assets increased by $41.2 million, or 23.2%, from $178.2 million at June 30, 1999 to $219.4 million at June 30, 2000. Funding for this increase was attributable primarily to an increase in deposits of $43.2 million, or 32.5%, from $133.1 million to $176.3 million. In addition, total borrowings increased $357,000, or 1.4%, from $26.0 million to $26.4 million over the same time frame.

      Net loans increased $20.4 million, or 23.8%, from June 30, 1999 to June 30, 2000. Most of this increase can be attributed to the $14.9 million, or 31.8%, growth in residential mortgage loans as the Bank supplemented its own loan originations with $9.7 million in purchased loans, all of which are secured by real estate in Massachusetts and originated by financial institutions in Massachusetts. In addition, commercial mortgage loans, fixed and revolving home equity loans, and commercial business loans increased $4.1 million, or 19.3%, $2.5 million, or 48.0%, and $1.3 million, or 19.8%, respectively. Conversely, construction loans and collateral and other consumer loans decreased $2.2 million, or 44.9%, and $79,000, or 3.3%, respectively.

      Investment securities (both available for sale and held to maturity) increased $16.5 million, or 23.5%, from $69.9 million at June 30, 1999 to $86.4 million at June 30, 2000. Most of this increase was in other debt securities (primarily corporate bonds) which increased $14.1 million, or 153.5%. Federal agencies and marketable equity securities increased $2.8 million, or 6.8%, and $463,000, or 16.2%, respectively, while mortgage-backed securities decreased $947,000, or 5.6%. In addition, short-term investments increased $661,000, or 12.1%, between June 30, 1999 and June 30, 2000, while certificates of deposits decreased $400,000, or 80.0%, during the fiscal year.

      Deposits increased $43.2 million, or 32.5% from June 30, 1999 to June 30, 2000. Term certificates and non- certificate accounts increased $28.2 million, or 44.1 %, and $15.0 million or 21.7%, respectively, during this time frame. In addition, borrowings increased $357,000, or 1.4%, over this same period.

      The Bank had increases in certain other asset categories during the year. Banking premises increased by $211,000, primarily due to the opening of a new retail branch office in January 2000 and Bank-owned life insurance purchased during the year which, as of June 30, 2000, had a cash surrender value of $2.1 million. The increase in accrued interest receivable was primarily attributable to the increases in loan and investment securities balances, while net deferred tax assets increased due to the tax effect of the increase in net unrealized loss on securities available for sale.

      Stockholders' equity decreased from $16.5 million, or 9.25% of total assets at June 30, 1999 to $15.2 million, or 6.92% of total assets at June 30, 2000. The decrease resulted primarily from $1.5 million in unrealized loss on securities available for sale, which is reported as accumulated other comprehensive loss, and the repurchase of treasury and Recognition and Retention Plan stock during the fiscal year which reduced stockholders' equity by $477,000 and $261,000, respectively. These decreases were partially offset by net income earned for the fiscal year.

Comparison of Operating Results for the Fiscal Years Ended June 30, 2000 and June 30,1999

      General. Net income decreased by $238,000, or 22.0%, to $846,000 for the year ended June 30, 2000 from $1.1 million for the year ended June 30, 1999. This decrease was primarily attributable to increases of $1.4 million and $42,000, respectively, in total operating expenses and the provision for loan losses and a decrease of $387,000 in the gain on sales of securities and loans. These results were partially offset by increases of $1.2 million and $203,000 in net interest income and customer service fees, respectively.

      The Bank's interest rate spread (the difference between yields earned on earning assets and rates paid on deposits and borrowings) declined slightly from 3.44% for the year ended June 30, 1999 to 3.41% for the year ended June 30, 2000. During the same period, interest rate margin (net interest income divided by average earning assets) decreased from 3.95% to 3.80%. The decline was primarily attributable to higher rates on deposits and borrowings, partially offset by higher yields on all earning assets.

      Interest and Dividend Income. Total interest and dividend income increased by $3.1 million, or 29.4%, from $10.4 million for the twelve months ended June 30, 1999 to $13.5 million for the comparable period in 2000. This increase was primarily attributable to a $36.1 million, or 25.5%, increase in average earning assets between the two periods and a 22 basis point increase in the yield on earning assets. The average balances in net loans increased $17.8 million, or 23.6%, while total loan yield declined by 28 basis points to 8.17%. This loan yield decline was primarily attributable to the fact that most of the increase in net loans was in the residential loan portfolio which, due to competitive market conditions, usually has lower yields on new loan originations than other loan products in the portfolio. In addition, commercial loans were impacted by current market conditions and the pricing for new commercial loan originations was impacted by the loan pricing of the Bank's competition.

      The average investment (including debt, equity, and short-term investments) and mortgage-backed securities portfolios balances increased $10.1 million, or 17.9%, and $8.2 million, or 88.7%, respectively between the fiscal years and their portfolio yields improved by 94 and 42 basis points, respectively. The Bank decided to invest in federal agency, corporate obligations, and government agency sponsored mortgage-backed securities with longer maturities and higher yields in order to improve the interest rate margin. This approach was able to stabilize the interest spread between reporting periods and partially offset the increase in cost of funds over the same period.

      Interest Expense. Interest expense on deposits increased $1.2 million, or 30.4%, from $4.0 million for the twelve months ended June 30, 1999, to $5.2 million for the same period for 2000. This increase was attributable to a $38.0 million, or 30.9%, increase in average interest-bearing deposit balances between periods and an increase of 17 basis points in deposit rates over the same period. The increase in deposit interest rates was primarily due to the increased interest rate environment between the two periods.

      Interest expense on borrowings increased by $676,000, or 81.3%. The Bank increased its use of borrowings from the Federal Home Loan Bank of Boston (the "FHLB") between June 30, 1999 and June 30, 2000 as average balances increased $11.4 million, or 71.2%, while the cost of funds on these borrowings increased from 5.19% to 5.50% between these periods. These borrowings were used in many cases to fund the purchase of investment securities where the yield and matching maturing terms favorably affected the net income and asset-liability management performance of the Bank.

      Provision for Loan Losses. The provision for loan losses increased by $42,000, from $178,000 for the year ended June 30, 1999 to $220,000 for the comparable period in 2000. The increase reflected a desire by management to keep the allowance for loan losses at a level to properly match loan growth, especially in the commercial loan area. The ratio of non-accruing loans and other real estate owned to total assets was 0.20% at June 30, 2000, as compared to 0.22%, at June 30, 1999. The allowance for loan losses was $802,000 at June 30, 2000 and $740,000 at June 30, 1999, respectively. While management believes that, based on information currently available, the Bank's allowance for loan losses is sufficient to cover losses inherent in its loan portfolio at this time, no assurances can be given that the level of the Bank's allowance will be sufficient to cover future loan losses incurred by the Bank or that future adjustments to the allowance will not be necessary if economic and/or other conditions differ substantially from the economic and other conditions considered by management in evaluating the adequacy of the current level of the allowance.

      Non-interest Income. Total non-interest income decreased $116,000, or 8.5%, from $1.4 million for the twelve months ended June 30, 1999 to $1.2 million for the same period in 2000. This decrease was primarily attributable to a reduction of $387,000, or 53.5%, in the gain on sale of securities and loans between periods. This was partially offset by an increase in customer service fees of $203,000, from $600,000 to $803,000, primarily because of the increase in Visa Debit card and ATM surcharge fees between periods. In addition, miscellaneous income increased by $68,000 primarily due to the increase in the cash surrender value of the Bank-owned life insurance purchased during the year.

      Non-interest Expense. Total non-interest expense increased $1.4 million, or 26.5 %, from $5.1 million for the twelve months ended June 30, 1999 to $6.5 million for the comparable period in 2000. Between the two periods, salaries and benefits and occupancy and equipment expenses increased $594,000 or 22.5% and $418,000 or 41.2%, respectively.

Much of the increase in expense was attributed to the Bank's asset growth as management added staff and incurred costs for the new branches opened during the year and to service the full range of retail and loan products added to the Bank's product lines. In addition, there were $105,000 in one-time non-recurring expenses attributable to the Bank's name change. Despite the increase in noninterest expense, the ratio of operating expenses to average assets decreased slightly from 3.41% for the year ended June 30, 1999 to 3.39% for the year ended June 30, 2000.

      Income Taxes. The effective income tax rate was 34.7% and 34.1% for the twelve months ended June 30, 2000 and 1999, respectively. The effective tax rates reflect the utilization by the Bank of securities investment subsidiaries to substantially reduce state income tax rates.

Liquidity and Capital Resources

The Company's primary sources of funds are deposits, principal and interest payments on loans and debt securities and borrowings from the FHLB. While maturities and scheduled amortization of loans are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by interest rate trends, economic conditions and competition.

      The Company's most liquid assets are cash and due from banks, short-term investments, and debt securities. The levels of these assets are dependent on the Company's operating, financing, lending and investment activities during any given period. At June 30, 2000, cash and due from banks, short-term investments, and debt securities maturing within one year amounted to $14.4 million, or 6.6% of total assets. Additional funds amounting to $47.0 million will be available during the next year from the prepayment of loans and mortgage-backed securities.

      At June 30, 2000, the Company had commitments to originate loans, unused outstanding lines of credit and undisbursed proceeds of loans totaling $22.5 million. The Company anticipates that it will have sufficient funds available to meets its current loan commitments. Certificates of deposit maturing within one year from June 30, 2000 amounted to $80.9 million. The Company expects that substantially all of the maturing certificate accounts will be retained by the Company at maturity.

      At June 30, 2000, the Company exceeded all of its regulatory requirements with a Tier 1 capital of $17.4 million, or 13.3% of risk-weighted assets, which is above the required level of $5.2 million or 4.0%, and total capital of $18.2 million, or 13.9% of risk-weighted assets, which is above the required level of $10.4 million, or 8.0%.

Impact of Inflation and Changing Prices

      The Consolidated Financial Statements and Notes thereto presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollar amounts without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike industrial companies, nearly all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

Impact of New Accounting Standards

      In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which, as amended by SFAS No. 137 and 138, is effective for fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measures them at fair value. Management is currently evaluating the impact of adopting this Statement on the consolidated financial statements, but does not anticipate that it will have a material impact.

                        COMMON STOCK AND RELATED MATTERS

      The Company's Common Stock is listed on the Over-the-Counter Bulletin Board under the symbol "SERC." As of September 8, 2000, the Company had seven registered market makers, 472 stockholders of record (excluding the number of persons or entities holding stock in street name through various brokerage firms), and 1,603,877 shares outstanding. As of such date, Service Bancorp, MHC (the "Mutual Company"), the Company's mutual holding company, held 907,694 shares of common stock and stockholders other than the Mutual Company held 696,183 shares.

      The following table sets forth market price and dividend information for the Common Stock since the completion of the Company's reorganization into the two-tier mutual holding company structure, which was completed on October 7, 1998.

      Fiscal Year Ended                                      Cash Dividends
        June 30, 2000            High          Low              Declared
      -----------------        --------      -------         --------------

      First quarter          $     9.13     $    8.00           None
      Second quarter               7.88          6.50           None
      Third quarter                8.13          6.31           None
      Fourth quarter               7.00          5.94           None

      Fiscal Year Ended                                      Cash Dividends
        June 30, 1999            High          Low              Declared
      -----------------        --------      -------         --------------

      Third quarter          $     9.59     $    8.00           None
      Fourth quarter               8.63          7.00           None

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

                             STOCKHOLDER INFORMATION

Annual Meeting

The Annual Meeting of Stockholders will be held at 3:00 P.M. on October 24, 2000, at the Courtyard by Marriott Hotel, 10 Fortune Boulevard, Milford, Massachusetts.

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

Annual Report on Form 10-KSB

A copy of the Company's Form 10-KSB for the fiscal year ended June 30, 2000, will be furnished without charge to stockholders as of September 8, 2000, upon written request to Warren W. Chase, Jr., Senior Vice President, Service Bancorp, Inc., 81 Main Street, Medway, Massachusetts 02053.

                      [LETTERHEAD OF WOLF & COMPANY, P.C.]

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders of
Service Bancorp, Inc.

We have audited the accompanying consolidated balance sheets of Service Bancorp, Inc. and subsidiary as of June 30, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Service Bancorp, Inc. and subsidiary as of June 30, 2000 and 1999, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


/s/ Wolf & Company, P.C.

Boston, Massachusetts
July 28, 2000

                      SERVICE BANCORP, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS
                (Dollars in Thousands, Except per Share Amounts)

                                     ASSETS

                                                                              June 30,
                                                                       ----------------------
                                                                          2000         1999
                                                                       ---------    ---------
Cash and due from banks                                                $   8,133    $   7,939
Short-term investments                                                     6,112        5,451
                                                                       ---------    ---------
          Total cash and cash equivalents                                 14,245       13,390
                                                                       ---------    ---------

Certificates of deposit                                                      100          500
Securities available for sale                                             81,596       69,912
Securities held to maturity                                                4,771           --
Federal Home Loan Bank stock, at cost                                      1,588        1,300

Loans                                                                    107,224       86,724
Less allowance for loan losses                                              (802)        (740)
                                                                       ---------    ---------
          Loans, net                                                     106,422       85,984
                                                                       ---------    ---------

Banking premises and equipment, net                                        4,223        4,012
Accrued interest receivable                                                2,007        1,678
Net deferred tax asset                                                     1,937        1,081
Bank-owned life insurance                                                  2,070           --
Other assets                                                                 474          301
                                                                       ---------    ---------

                                                                       $ 219,433    $ 178,158
                                                                       =========    =========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits                                                               $ 176,345    $ 133,138
Federal Home Loan Bank advances                                           26,350       25,993
Other liabilities                                                          1,560        2,548
                                                                       ---------    ---------
               Total liabilities                                         204,255      161,679
                                                                       ---------    ---------

Commitments and contingencies (Notes 11 and 13)

Stockholders' equity:
    Preferred stock, $.01 par value, 5,000,000 shares
        authorized, none issued                                               --           --
    Common stock, $.01 par value, 12,000,000 shares
        authorized, 1,712,630 shares issued                                   17           17
    Additional paid-in capital                                             7,426        7,444
    Retained earnings                                                     11,630       10,784
    Accumulated other comprehensive loss                                  (2,638)      (1,182)
    Treasury stock, at cost (68,506 and 10,000 shares, respectively)        (560)         (83)
    Unearned ESOP shares (43,662 and 50,101 shares, respectively)           (436)        (501)
    Unearned RRP shares (36,482 shares)                                     (261)          --
                                                                       ---------    ---------
               Total stockholders' equity                                 15,178       16,479
                                                                       ---------    ---------

                                                                       $ 219,433    $ 178,158
                                                                       =========    =========

See accompanying notes to consolidated financial statements.

                      SERVICE BANCORP, INC. AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME
                (Dollars in Thousands, Except Per Share Amounts)

                                                                      Years Ended June 30,
                                                                      --------------------
                                                                         2000       1999
                                                                      ----------   -------
Interest and dividend income:
    Interest and fees on loans                                        $    7,644   $ 6,400
    Interest and dividends on securities
        and Federal Home Loan Bank stock                                   5,599     3,573
    Interest on short-term investments and certificates of deposit           234       446
                                                                      ----------   -------
               Total interest and dividend income                         13,477    10,419
                                                                      ----------   -------

Interest expense:
    Interest on deposits                                                   5,215     3,998
    Interest on FHLB advances                                              1,508       832
                                                                      ----------   -------
               Total interest expense                                      6,723     4,830
                                                                      ----------   -------

Net interest income                                                        6,754     5,589
Provision for loan losses                                                    220       178
                                                                      ----------   -------
               Net interest income, after provision for loan losses        6,534     5,411
                                                                      ----------   -------

Other income:
    Customer service fees                                                    803       600
    Gain on sales of securities available for sale, net                      336       670
    Gain on sales of loans                                                    --        53
    Miscellaneous                                                            109        41
                                                                      ----------   -------
               Total other income                                          1,248     1,364
                                                                      ----------   -------

Operating expenses:
    Salaries and employee benefits                                         3,234     2,640
    Occupancy and equipment expenses                                       1,433     1,015
    Data processing expenses                                                 410       363
    Professional fees                                                        269       238
    Advertising expenses                                                     214       182
    Other general and administrative expenses                                927       692
                                                                      ----------   -------
               Total operating expenses                                    6,487     5,130
                                                                      ----------   -------

Income before income taxes                                                 1,295     1,645

Provision for income taxes                                                   449       561
                                                                      ----------   -------

Net income                                                            $      846   $ 1,084
                                                                      ==========   =======

Weighted average shares outstanding (basic and diluted)                1,595,648       N/A
                                                                      ==========   =======

Earnings per share (basic and diluted)                                $     0.53       N/A
                                                                      ==========   =======

See accompanying notes to consolidated financial statements.

                      SERVICE BANCORP, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                       Years Ended June 30, 2000 and 1999
                             (Dollars in Thousands)

                                                                                 Accumulated
                                                          Additional                Other                 Unearned  Unearned
                                                  Common   Paid-in   Retained   Comprehensive   Treasury    ESOP      RRP
                                                   Stock   Capital   Earnings   Income (Loss)    Stock     Shares    Shares Total
                                                   -----   -------   --------  ---------------  --------   ------   ------- -----
Balance at June 30, 1998                           $  --   $    --   $ 9,700        $   423      $  --     $  --    $  --  $ 10,123
                                                                                                                           --------

Comprehensive loss:
    Net income                                        --        --     1,084             --         --        --       --     1,084
    Change in net unrealized gain/loss on
      securities available for sale, net of
      taxes and reclassification adjustment           --        --        --         (1,605)        --        --       --    (1,605)
                                                                                                                           --------
            Total comprehensive loss                                                                                           (521)
                                                                                                                           --------
Net proceeds from sale of common stock
    (1,712,630 shares)                                17     7,464        --             --         --        --       --     7,481
Common stock acquired by ESOP (64,394 shares)         --        --        --             --         --      (644)      --      (644)
Common stock held by ESOP released and committed
    to be released (14,293 shares)                    --       (20)       --             --         --       143       --       123
Purchase of treasury stock (10,000 shares)            --        --        --             --        (83)       --       --       (83)
                                                   -----   -------   -------        -------      -----     -----    -----  --------

Balance at June 30, 1999                              17     7,444    10,784         (1,182)       (83)     (501)      --    16,479
                                                                                                                           --------

Comprehensive loss:
    Net income                                        --        --       846             --         --        --       --       846
    Change in net unrealized gain/loss on
      securities available for sale, net of
      taxes and reclassification adjustment           --        --        --         (1,456)        --        --       --    (1,456)
                                                                                                                           --------
            Total comprehensive loss                                                                                           (610)
                                                                                                                           --------
Common stock held by ESOP released and committed
    to be released (6,439 shares)                     --       (18)       --             --         --        65       --        47
Purchase of RRP stock (40,247 shares)                 --        --        --             --         --        --     (288)     (288)
Amortization of RRP stock (3,765 shares)              --        --        --             --         --        --       27        27
Purchase of treasury stock (58,506 shares)            --        --        --             --       (477)       --       --      (477)
                                                   -----   -------   -------        -------      -----     -----    -----  --------

Balance at June 30, 2000                           $  17   $ 7,426   $11,630        $(2,638)     $(560)    $(436)   $(261) $ 15,178
                                                   =====   =======   =======        =======      =====     =====    =====  ========

See accompanying notes to consolidated financial statements.

                      SERVICE BANCORP, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In Thousands)

                                                                Years Ended June 30,
                                                                --------------------
                                                                  2000        1999
                                                                --------    --------
Cash flows from operating activities:
    Net income                                                  $    846    $  1,084
    Adjustments to reconcile net income to net cash
        provided by operating activities:
          Provision for loan losses                                  220         178
          Gain on sales of securities available for sale, net       (336)       (670)
          Net accretion on securities                               (140)         (9)
          Depreciation and amortization expense                      640         409
          Increase in accrued interest receivable                   (329)       (505)
          Deferred tax benefit                                       (86)       (106)
          Loans originated for sale                                   --      (5,809)
          Principal balance of loans sold                             --       5,809
          Other, net                                                (692)      1,464
                                                                --------    --------
                  Net cash provided by operating activities          123       1,845
                                                                --------    --------

Cash flows from investing activities:
    Purchase of certificates of deposit                             (100)         --
    Proceeds from maturities of certificates of deposits             500       1,000
    Activity in securities available for sale:
        Sales                                                      4,668       3,333
        Maturities, prepayments and calls                          3,240      11,062
        Purchases                                                (21,873)    (46,447)
    Purchase of securities held to maturity                       (4,761)         --
    Net increase in loans                                        (20,658)     (9,427)
    Purchase of banking premises and equipment                      (851)     (2,966)
    Purchase of Federal Home Loan Bank stock                        (288)       (569)
    Purchase of bank-owned life insurance                         (2,036)         --
                                                                --------    --------
                  Net cash used by investing activities          (42,159)    (44,014)
                                                                --------    --------

                                   (continued)

See accompanying notes to consolidated financial statements.

                      SERVICE BANCORP, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF CASH FLOWS (Concluded)
                                 (In Thousands)

                                                              Years Ended June 30,
                                                              --------------------
                                                                2000        1999
                                                              --------    --------
Cash flows from financing activities:
    Net increase in deposits                                    43,207      20,891
    Proceeds from Federal Home Loan Bank advances               32,085      14,000
    Repayment of Federal Home Loan Bank advances               (31,728)     (2,569)
    Proceeds from sale of common stock                              --       7,481
    Common stock acquired by ESOP                                   --        (644)
    ESOP shares released                                            65         100
    Purchase of RRP stock                                         (288)         --
    Amortization of RRP stock                                       27          --
    Purchase of treasury stock                                    (477)        (83)
                                                              --------    --------
                  Net cash provided by financing activities     42,891      39,176
                                                              --------    --------

Net change in cash and cash equivalents                            855      (2,993)

Cash and cash equivalents at beginning of year                  13,390      16,383
                                                              --------    --------

Cash and cash equivalents at end of year                      $ 14,245    $ 13,390
                                                              ========    ========

Supplementary information:
    Interest paid on deposits                                 $  5,203    $  3,999
    Interest paid on Federal Home Loan Bank advances             1,464         808
    Income taxes paid                                              681         559
    Decrease in due to broker                                      521         532

See accompanying notes to consolidated financial statements.

                      SERVICE BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       Years Ended June 30, 2000 and 1999
                (Dollars in Thousands, Except per Share Amounts)

1.    CORPORATE STRUCTURE

      Service Bancorp, Inc. (the "Company") is a Massachusetts corporation organized in August, 1998 for the purpose of owning all of the outstanding capital stock of Strata Bank (the "Bank"), formerly known as Summit Bank. The Company was organized as a wholly-owned subsidiary of Service Bancorp, MHC ("MHC"), which is a Massachusetts-chartered mutual holding company.

      On October 7, 1998, the Company completed a public offering of 47% of the shares of its outstanding common stock in a public offering to eligible depositors, employees, and members of the general public (the "Offering"). The remaining 53% of the Company's shares of common stock were issued to MHC. Prior to that date, the Company had no assets or liabilities.

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

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Basis of presentation and consolidation

      The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, the Bank, which includes the Bank's wholly-owned subsidiaries, Medway Securities Corp. and Franklin Village Security Corp., which engage in the purchase and sale of securities. All significant intercompany balances and transactions have been eliminated in consolidation.

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

      Business and operating segments (concluded)

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

      Reclassifications

      Certain amounts in the 1999 consolidated financial statements have been reclassified to conform to the 2000 presentation.

      Cash equivalents

      Cash equivalents include amounts due from banks and short-term investments. Short-term investments consist primarily of federal funds sold and other interest-bearing deposits which mature on a daily basis.

      Securities

      Debt securities that management has the positive intent and ability to hold to maturity are classified as held to maturity and recorded at amortized cost. All other securities are classified as available for sale and are carried at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income/loss.

      Amortization of premiums and accretion of discounts on debt securities are computed using the interest method. Gains and losses on sales are recorded on the trade date and are computed using the specific identification method.

                      SERVICE BANCORP, INC. AND SUBSIDIARY

      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

      Loans

      The Company grants mortgage, consumer and commercial loans to its customers. A substantial portion of the loan portfolio consists of mortgage loans in Norfolk County. The ability of the Company's debtors to honor their contracts is dependent upon the local economy and the local real estate market.

      Loans, as reported, have been adjusted by unadvanced construction loans, the allowance for loan losses, net deferred loan fees/costs and deferred premium.

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

      Deferred premium and net deferred loan fees/costs are amortized over the contractual lives of the related loans using the interest method.

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

      Advertising

      Advertising costs are expensed as incurred.

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

      Stock compensation plans

      The Company measures compensation cost for its Recognition and Retention Plan ("RRP") based on the market value of the stock at the grant date and is recognized over the vesting period

      The Company measures compensation cost for its Stock Option Plan using the intrinsic value based method of accounting, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company's Stock Option Plan have no intrinsic value at the grant date and no compensation cost is recognized for them. The Company is required to make pro forma disclosures of net income and earnings per share as if compensation cost had been measured at the grant date based on the fair value of the award and recognized over the service period, which is usually the vesting period. (See Note 12.)

      Employee Stock Ownership Plan ("ESOP")

      Compensation expense is recognized based on shares released or committed to be released to the ESOP. All shares held by the ESOP that are released and committed to be released are deemed outstanding for purposes of earnings per share calculations. Dividends declared, if any, on all shares held by the ESOP are charged to retained earnings. The value of unearned shares to be allocated to ESOP participants for future services not yet performed is reflected as a reduction of stockholders' equity.

                      SERVICE BANCORP, INC. AND SUBSIDIARY

      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

      Earnings per share

      Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares (common stock equivalents) that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate to outstanding stock options and are determined using the treasury stock method. Assumed conversion of the outstanding dilutive stock options would increase the shares outstanding but would not require an adjustment to income as a result of the conversion. For the year ended June 30, 2000, options applicable to 39,722 shares were anti-dilutive and excluded from the diluted earnings per share computation.

      Earnings per share is not presented for periods beginning prior to January 1, 1999 since the Company completed its offering on October 7, 1998 and, accordingly, such data would not be meaningful.

      Comprehensive income/loss

      Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale, are reported as a separate component of the equity section of the consolidated balance sheet, such items, along with net income, are components of comprehensive income/loss.

      The components of other comprehensive income/loss and related tax effects are as follows:

                                                  Years Ended June 30,
                                                  --------------------
                                                     2000      1999
                                                   -------    -------

      Unrealized holding losses on securities
        available for sale                         $(1,890)   $(1,788)
      Reclassification adjustment for net gains
        realized in income                            (336)      (670)
                                                   -------    -------
      Net unrealized losses                         (2,226)    (2,458)
      Tax effect                                       770        853
                                                   -------    -------

      Net-of-tax amount                            $(1,456)   $(1,605)
                                                   =======    =======

                      SERVICE BANCORP, INC. AND SUBSIDIARY

      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (concluded)

      Recent accounting pronouncement

      In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which, as amended by SFAS No. 137 and 138, is effective for fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. Management has evaluated the impact of adopting this Statement on the consolidated financial statements and determined that it will not have a material impact.

3.    CERTIFICATES OF DEPOSIT

      The certificate of deposit at June 30, 2000 matures on June 9, 2003 and bears interest at 5.0%. The certificate of deposit at June 30, 1999 matured on June 5, 2000 and had an interest rate of 6.4%.

                      SERVICE BANCORP, INC. AND SUBSIDIARY

4.    SECURITIES

      A summary of securities follows:

                                                June 30, 2000
                                   ----------------------------------------
                                               Gross       Gross
                                  Amortized  Unrealized  Unrealized   Fair
                                     Cost      Gains       Losses     Value
                                   -------    -------     --------   -------

     Securities Available for Sale

     Federal agency obligations    $45,667    $     7     $ (2,041)  $43,633
     Mortgage-backed securities     16,876          5         (853)   16,028
     Other debt securities          19,359         47         (785)   18,621
                                   -------    -------     --------   -------
           Total debt securities    81,902         59       (3,679)   78,282

     Marketable equity securities    3,724        145         (555)    3,314
                                   -------    -------     --------   -------

                                   $85,626    $   204     $ (4,234)  $81,596
                                   =======    =======     ========   =======


     Securities Held to Maturity

     Other debt securities         $ 4,771    $     6     $    (39)  $ 4,738
                                   =======    =======     ========   =======

                                                June 30, 1999
                                   ----------------------------------------
                                               Gross       Gross
                                  Amortized  Unrealized  Unrealized   Fair
                                     Cost      Gains       Losses     Value
                                   -------    -------     --------   -------

     Securities Available for Sale

     Federal agency obligations    $41,909    $     7     $ (1,046)  $40,870
     Mortgage-backed securities     17,620          9         (654)   16,975
     Other debt securities           9,441         67         (292)    9,216
                                   -------    -------     --------   -------
           Total debt securities    68,970         83       (1,992)   67,061

     Marketable equity securities    2,746        285         (180)    2,851
                                   -------    -------     --------   -------

                                   $71,716    $   368     $ (2,172)  $69,912
                                   =======    =======     ========   =======

                      SERVICE BANCORP, INC. AND SUBSIDIARY

      SECURITIES (concluded)

      The amortized cost and estimated fair value of debt securities by contractual maturity at June 30, 2000 follows:

                                      Securities Available for Sale       Securities Held to Maturity
                                      -----------------------------       ---------------------------
                                    Amortized               Fair        Amortized              Fair
                                       Cost                 Value         Cost                 Value
                                     -------               -------       ------               ------
      Within 1 year                  $   200               $   200       $   --               $   --
      Over 1 year to 5 years          19,072                18,638        3,459                3,444
      Over 5 years to 10 years        41,164                39,132        1,312                1,294
      Over 10 years                    4,590                 4,284           --                   --
                                      -------               -------       ------               ------
                                      65,026                62,254        4,771                4,738
      Mortgage-backed
        securities                    16,876                16,028           --                   --
                                      -------               -------       ------               ------

                                     $81,902               $78,282       $4,771               $4,738
                                     =======               =======       ======               ======

      Proceeds from the sale of securities available for sale during fiscal 2000 and 1999 were $4,668 and $3,333, respectively. Gross gains of $352 and $684, and gross losses of $16 and $14, were realized during fiscal 2000 and 1999, respectively.

                      SERVICE BANCORP, INC. AND SUBSIDIARY

5.    LOANS

      A summary of the balances of loans follows:

                                                       June 30,
                                               ---------------------
                                                  2000        1999
                                               ---------    --------

      Real estate loans:
          Residential                          $  61,689    $ 46,793
          Commercial                              25,035      20,981
          Construction                             4,577       7,506
                                               ---------    --------
                                                  91,301      75,280
          Less unadvanced construction loans      (1,835)     (2,532)
                                               ---------    --------
                                                  89,466      72,748
                                               ---------    --------

      Other loans:
          Home equity                              5,266       4,591
          Second mortgages                         2,419         601
          Installment                              1,629       1,829
          Commercial                               7,763       6,481
          Passbook secured                           634         513
                                               ---------    --------
                                                  17,711      14,015
                                               ---------    --------

                    Total loans                  107,177      86,763

      Allowance for loan losses                     (802)       (740)
      Net deferred loan (fees) costs                  37         (51)
      Deferred premium                                10          12
                                               ---------    --------

                                               $ 106,422    $ 85,984
                                               =========    ========

      An analysis of the allowance for loan losses is as follows:

                                                         Years Ended June 30,
                                                        ---------------------
                                                         2000           1999
                                                        -----           -----

      Balance at beginning of year                      $ 740           $ 577
      Provision for loan losses                           220             178
      Recoveries                                           19               7
      Charge-offs                                        (177)            (22)
                                                        -----           -----

      Balance at end of year                            $ 802           $ 740
                                                        =====           =====

                      SERVICE BANCORP, INC. AND SUBSIDIARY

      LOANS (concluded)

      The following is a summary of information pertaining to impaired and non-accrual loans:

                                                                      June 30,
                                                                   -------------
                                                                   2000     1999
                                                                   ----     ----

      Impaired loans with no valuation allowance                   $554     $836
      Impaired loans with a corresponding valuation allowance        --       93
                                                                   ----     ----

      Total impaired loans                                         $554     $929
                                                                   ====     ====

      Corresponding valuation allowance on impaired loans          $ --     $ 18
                                                                   ====     ====

      Non-accrual loans                                            $432     $398
                                                                   ====     ====

                                                            Years Ended June 30,
                                                            --------------------
                                                            2000            1999

      Average recorded investment in impaired loans         $643            $401
                                                            ====            ====

      Interest income recognized on impaired loans          $ 50            $ 25
                                                            ====            ====

      Interest income recognized on a cash basis on
      impaired loans                                        $ 46            $ 24
                                                            ====            ====

      No additional funds are committed to be advanced in connection with impaired loans.

                      SERVICE BANCORP, INC. AND SUBSIDIARY

6.    BANKING PREMISES AND EQUIPMENT

      A summary of the cost and accumulated depreciation and amortization of banking premises and equipment and their estimated useful lives follows:

                                                                      June 30,
                                                              -----------------------     Estimated
                                                                2000            1999     Useful Lives
                                                              -------         -------    ------------
      Banking premises:
          Land                                                $ 1,582         $ 1,580
          Building and leasehold
              improvements                                      2,970           2,727    2 - 40 years
      Equipment                                                 3,098           2,492    3 - 10 years
                                                              -------         -------
                                                                7,650           6,799
      Less accumulated depreciation and
          amortization                                         (3,427)         (2,787)
                                                              -------         -------

                                                              $ 4,223         $ 4,012
                                                              =======         =======

      Depreciation and amortization expense for the years ended June 30, 2000 and 1999 amounted to $640 and $409, respectively.

7.    DEPOSITS

      A summary of deposit balances by type is as follows:

                                                                  June 30,
                                                           ---------------------
                                                             2000         1999
                                                           --------     --------

      Demand                                               $ 19,684     $ 12,524
      NOW                                                    22,521       21,082
      Money market deposits                                  12,992       10,163
      Regular and other savings                              28,998       25,414
                                                           --------     --------
                     Total non-certificate accounts          84,195       69,183
                                                           --------     --------

      Term certificates $100,000 or greater                  23,993       12,175
      Term certificates less than $100,000                   68,157       51,780
                                                           --------     --------
                     Total certificate accounts              92,150       63,955
                                                           --------     --------

                     Total deposits                        $176,345     $133,138
                                                           ========     ========

                      SERVICE BANCORP, INC. AND SUBSIDIARY

      DEPOSITS (concluded)

      A summary of certificate accounts by maturity is as follows:

                                                 June 30, 2000          June 30, 1999
                                             --------------------   --------------------
                                                          Weighted               Weighted
                                                          Average                Average
                                              Amount        Rate     Amount        Rate
                                             -------      -------   -------      -------
      Within 1 year                          $80,926         5.84%  $54,594         5.17%
      Over 1 year to 3 years                  11,170         5.90     9,361         5.12
      Over 3 years to 4 years                     54         6.54        --           --
                                             -------                -------

                                             $92,150         5.85%  $63,955         5.16%
                                             =======                =======

8.    FEDERAL HOME LOAN BANK ADVANCES

      A summary of Federal Home Loan Bank (FHLB) advances by maturity follows:

                                                 June 30, 2000          June 30, 1999
                                             --------------------   --------------------
                                                          Weighted               Weighted
                                                          Average                Average
                                              Amount        Rate     Amount        Rate
                                             -------      -------   -------      -------

      Within 1 year                          $    85         7.52%  $ 5,218         5.21%
      Over 1 year to 2 years                   2,000         6.75        --           --
      Over 3 years to 4 years (a), (d)         7,000         5.67     2,000         4.99
      Over 5 years to 10 years (a), (b)       16,500         5.76    16,000         5.02
      Over 10 years to 20 years (c)              765         6.74     2,775         4.90
                                             -------                -------

                                             $26,350         5.84%  $25,993         5.04%
                                             =======                =======

      (a) At June 30, 2000, advances amounting to $23,500 are callable by the FHLB in fiscal 2001.

      (b) At June 30, 1999, advances amounting to $14,000 and $2,000 are callable by the FHLB in fiscal 2000 and 2001, respectively.

      (c) At June 30, 1999, an advance amounting to $2,000 is callable by the FHLB in fiscal 2000.

      (d)   At June 30, 1999, the advance is callable by the FHLB in fiscal
            2000.

                      SERVICE BANCORP, INC. AND SUBSIDIARY

      FEDERAL HOME LOAN BANK ADVANCES (concluded)

      The Bank also has an available line of credit with the FHLB at an interest rate that adjusts daily. Borrowings under the line are limited to $4,000 at June 30, 2000, of which $85 was advanced at June 30, 2000 and is included in the table above.

      All borrowings from the FHLB are secured by a blanket lien primarily on U.S. Government and federal agency obligations and real estate loans in accordance with the FHLB agreement.

9.    INCOME TAXES

      Allocation of federal and state income taxes between current and deferred portions is as follows:

                                                          Years Ended June 30,
                                                         ----------------------
                                                         2000              1999
                                                         -----            -----

      Current tax provision:
          Federal                                        $ 474            $ 617
          State                                             61               50
                                                         -----            -----
                                                           535              667
                                                         -----            -----
      Deferred tax benefit:
          Federal                                          (64)             (79)
          State                                            (22)             (27)
                                                         -----            -----
                                                           (86)            (106)
                                                         -----            -----

                                                         $ 449            $ 561
                                                         =====            =====

      The reasons for the differences between the effective tax rates and the statutory federal income tax rate are summarized as follows:

                                                            Years Ended June 30,
                                                            --------------------
                                                             2000         1999
                                                             ----         ----

      Statutory rate                                         34.0%        34.0%
      Increase (decrease) resulting from:
          State taxes, net of federal tax benefit             2.0          0.9
          Dividend received deduction                        (1.1)        (1.3)
          Other                                              (0.2)         0.5
                                                             ----         ----

      Effective tax rates                                    34.7%        34.1%
                                                             ====         ====

                      SERVICE BANCORP, INC. AND SUBSIDIARY

      INCOME TAXES (continued)

      The components of the net deferred tax asset are as follows:

                                                               June 30,
                                                      -------------------------
                                                        2000              1999
                                                      -------           -------

      Deferred tax asset:
          Federal                                     $ 1,844           $ 1,034
          State                                           201               160
                                                      -------           -------
                                                        2,045             1,194
                                                      -------           -------
      Deferred tax liability:
          Federal                                         (80)              (84)
          State                                           (28)              (29)
                                                      -------           -------
                                                         (108)             (113)
                                                      -------           -------

      Net deferred tax asset                          $ 1,937           $ 1,081
                                                      =======           =======

      The tax effects of each type of income and expense item that give rise to deferred taxes are as follows:

                                                                   June 30,
                                                            -------------------
                                                              2000        1999
                                                            -------     -------

      Allowance for loan losses                             $   277     $   226
      Net unrealized loss on securities available for sale    1,392         622
      Employee benefit plans                                    164         103
      Net deferred loan fees/costs                              (15)         25
      Depreciation                                              147         124
      Other                                                     (28)        (19)
                                                            -------     -------

      Net deferred tax asset                                $ 1,937     $ 1,081
                                                            =======     =======

      A summary of the change in the net deferred tax asset is as follows:

                                                           Years Ended June 30,
                                                           --------------------
                                                             2000        1999
                                                            ------      ------

      Balance at beginning of year                          $1,081      $  122
      Deferred tax benefit                                      86         106
      Change in deferred tax effect of net unrealized
          gain/loss on securities available for sale           770         853
                                                            ------      ------

      Balance at end of year                                $1,937      $1,081
                                                            ======      ======

      There was no valuation reserve required for the years ended June 30, 2000 and 1999.

                      SERVICE BANCORP, INC. AND SUBSIDIARY

      INCOME TAXES (concluded)

      The federal income tax reserve for loan losses at the Bank's base year is $1,142. If any portion of the reserve is used for purposes other than to absorb loan losses, approximately 150% of the amount actually used, limited to the amount of the reserve, would be subject to taxation in the fiscal year in which used. As the Bank intends to use the reserve solely to absorb loan losses, a deferred tax liability of $467 has not been provided.

10.   STOCKHOLDERS' EQUITY

      Minimum regulatory capital requirements

      The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to the Company.

      Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier 1 capital (as defined) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes that the Company and the Bank meet all capital adequacy requirements to which they are subject.

      As of June 30, 2000, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category. The Company's and the Bank's actual capital amounts and ratios are also presented in the table.

                      SERVICE BANCORP, INC. AND SUBSIDIARY

      STOCKHOLDERS' EQUITY (continued)

      Minimum regulatory capital requirements (concluded)

                                                                                                 Minimum
                                                                                                To Be Well
                                                                           Minimum           Capitalized Under
                                                                           Capital           Prompt Corrective
                                                      Actual             Requirement         Action Provisions
                                                -----------------     ------------------     -----------------
                                                Amount      Ratio     Amount       Ratio     Amount      Ratio
                                                ------      -----     ------       -----     ------      -----
      June 30, 2000:
      Total capital to risk weighted assets:
          Consolidated                          $18,208      13.9%    $10,454       8.0      $    --        --%
          Bank                                   15,168      11.6      10,454       8.0       13,067      10.0

      Tier 1 capital to risk weighted assets:
          Consolidated                           17,406      13.3       5,227       4.0           --        --
          Bank                                   14,366      11.0       5,227       4.0        7,840       6.0

      Tier 1 capital to average assets:
          Consolidated                           17,406       8.4       8,321       4.0           --        --
          Bank                                   14,366       6.9       8,321       4.0       10,401       5.0


      June 30, 1999:
      Total capital to risk weighted assets:
          Consolidated                          $18,401      18.8%    $ 7,847       8.0      $    --        --%
          Bank                                   14,682      15.0       7,845       8.0        9,807      10.0

      Tier 1 capital to risk weighted assets:
          Consolidated                           17,661      18.0       3,923       4.0           --        --
          Bank                                   13,942      14.2       3,923       4.0        5,884       6.0

      Tier 1 capital to average assets:
          Consolidated                           17,661      10.8       4,891       3.0           --        --
          Bank                                   13,942       8.6       4,891       3.0        8,151       5.0

                      SERVICE BANCORP, INC. AND SUBSIDIARY

      STOCKHOLDERS' EQUITY (concluded)

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

      Other capital restrictions

      Federal and state banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Company. The total amount of dividends which may be paid at any date is generally limited to the retained earnings of the Bank, and loans or advances are limited to 10% of the Bank's capital stock and surplus on a secured basis. In addition, dividends paid by the Bank to the Company would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum capital requirements. At June 30, 2000, $10,454 of the Company's equity in the Bank was restricted and funds available for loans or advances amounted to $1,517.

                      SERVICE BANCORP, INC. AND SUBSIDIARY

11.   PENSION AND COMPENSATION PLANS

      Defined benefit plan

      Prior to March 31, 2000, the Bank had a qualified defined benefit pension plan (the Plan) covering substantially all of its full time employees who have completed one year of service and worked at least 1,000 hours per year. On March 31, 2000, the Bank terminated the plan and amended the Plan to reallocate excess assets of the Plan to provide additional benefits to its participants. No curtailment gain or loss resulted from this termination. The Bank expects the termination of the Plan to settle in the second quarter of fiscal 2001, resulting in a settlement gain of approximately $95. Information pertaining to the activity in the Plan is as follows:

                                                           Five Months    Years Ended
                                                              Ended       October 31,
                                                            March 31,   ----------------
                                                               2000       1999      1998
                                                             -------    -------    -----
      Change in benefit obligation:
          Benefit obligation at beginning of period          $   978    $   775    $ 655
          Service cost                                            55        106      100
          Interest cost                                           32         52       48
          Actuarial loss                                          --         56        8
          Benefits paid                                          (17)       (11)     (36)
                                                             -------    -------    -----
          Benefit obligation at end of period                  1,048        978      775
                                                             -------    -------    -----


      Change in plan assets:
          Fair value of plan assets at beginning of period     1,105        763      620
          Actual return on plan assets                           264        188       53
          Employer contribution                                   --        165      126
          Benefits paid                                          (17)       (11)     (36)
                                                             -------    -------    -----
          Fair value of plan assets at end of period           1,352      1,105      763
                                                             -------    -------    -----

      Funded status                                              304        127      (12)
      Unrecognized net actuarial gain                           (397)      (174)    (107)
      Transition asset                                           (25)       (26)     (29)
                                                             -------    -------    -----

      Accrued pension cost                                   $  (118)   $   (73)   $(148)
                                                             =======    =======    =====

      The accumulated benefit obligation (substantially all vested) at March 31, 2000 amounted to $716, which was less than the plan assets at fair value.

                      SERVICE BANCORP, INC. AND SUBSIDIARY

      PENSION AND COMPENSATION PLANS (continued)

      Defined benefit plan (concluded)

      The components of net periodic pension cost are as follows:

                                              Five Months      Years Ended
                                                Ended          October 31,
                                               March 31,    ------------------
                                                  2000      1999          1998
                                                  ----      -----        -----

      Service cost                                $ 55      $ 106        $ 100
      Interest cost                                 32         52           48
      Expected return on plan assets               (37)       (61)         (50)
      Transition asset                              (1)        (3)          (3)
      Recognized net actuarial gain                 (3)        (5)          (5)
                                                  ----      -----        -----

                                                  $ 46      $  89        $  90
                                                  ====      =====        =====

      Pension expense for the years ended June 30, 2000 and 1999 amounted to $73 and $102, respectively.

      For the five months ended March 31, 2000 and the plan years ended October 31, 1999 and 1998, actuarial assumptions include an assumed discount rate on benefit obligations of 7.75%, 6.75% and 7.25%, respectively. For all periods, an expected long-term rate of return on plan assets of 8% and annual salary increase of 5% was utilized.

      401(k) plan

      In addition to the defined benefit plan, the Bank provides a savings plan which qualifies under Section 401(k) of the Internal Revenue Code and provides for voluntary contributions by participating employees ranging from one percent to fifteen percent of their compensation, subject to certain limitations. Prior to January 1, 2000, the Bank made matching contributions equal to 50% of each employee's voluntary contribution, up to 3% of the employee's compensation. Effective January 1, 2000, the Bank will match 100% of each employee's voluntary contribution, up to 4% of the employee's compensation. Total expense under the plan for the years ended June 30, 2000 and 1999 amounted to $52 and $30, respectively.

      Supplemental retirement agreements

      The Bank has a supplemental retirement agreement with an officer of the Bank which provides for supplemental compensation payments upon retirement, subject to certain limitations as set forth in the agreement. The present value of these future payments amounted to $294 and $207 at June 30, 2000 and 1999, respectively. Compensation expense applicable to the agreement for the years ended June 30, 2000 and 1999 amounted to $81 and $84, respectively.

                      SERVICE BANCORP, INC. AND SUBSIDIARY

      PENSION AND COMPENSATION PLANS (concluded)

      Supplemental retirement agreements (concluded)

      During fiscal 2000, the Bank entered into supplemental retirement agreements with the directors of the Bank which provide for compensation payments upon retirement, subject to certain limitations as set forth in the agreements. Compensation expense applicable to these agreements amounted to $6 for the year ended June 30, 2000.

      Employment agreement

      The Bank has entered into a three-year employment agreement with its Chief Executive Officer which expires in October 2001, unless extended, that generally provides for a specified minimum annual compensation and the continuation of benefits currently received. However, such employment may be terminated for cause, as defined, without incurring any continuing obligations. The agreement also provides for a lump sum severance payment upon occurrence of an "event of termination," as defined in the agreement, during the Chief Executive Officer's employment under the agreement.

12.   STOCK COMPENSATION PLANS AND ESOP

      Stock Option Plan

      On September 1, 1999, the Board of Directors approved the 1999 Stock Option Plan. Under the Plan, the Company may grant options to its directors, officers and employees for up to 80,484 shares of common stock. Both incentive stock options and non-qualified stock options may be granted under the Plan. The exercise price of each option equals the market price of the Company's stock on the date of grant and an option's maximum term is ten years. Shares awarded vest in five equal annual installments beginning on January 1, 2001.

      The Plan also permits the inclusion of limited rights, reload options and dividend equivalent rights.

      Limited rights would permit the optionee to surrender an option, or portion thereof, for cancellation and to receive cash or common stock equal to the excess, if any, of the then fair market value of the common stock subject to such option or portion thereof over the option exercise price. Limited rights can only be exercised upon a change in control (as defined) and, if the related options are exercised or terminated, the related rights are terminated. Limited rights with respect to 42,387 options were granted during fiscal 2000 and 6,000 were forfeited.

                      SERVICE BANCORP, INC. AND SUBSIDIARY

      STOCK COMPENSATION PLANS AND ESOP (continued)

      Stock Option Plan (concluded)

      Reload options would permit the exchange of shares of stock in satisfaction of all or a portion of the exercise price of the original option grant. The exercise price of the stock subject to the reload option will be determined at the time the original option is exercised. Dividend equivalent rights would permit the optionee to receive a cash benefit per share underlying the related vested stock options outstanding in the amount of any extraordinary dividend (as defined) declared by the Company. Reload options and dividend equivalent rights with respect to 64,387 options were granted during fiscal 2000 and 6,000 were forfeited.

      The Company measures compensation cost for the stock option plan using the intrinsic value based method of accounting. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant dates, the Company's net income and earnings per share (basic and diluted) for the year ended June 30, 2000 would have been $832 and $0.52, respectively.

      The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for the year ended June 30, 2000:

      Dividend yield                                                     - %
      Expected life                                                    10 years
      Expected volatility                                                26%
      Risk-free interest rate                                           6.5%

      During the year ended June 30, 2000, 64,387 options were granted at an exercise price of $7.50, of which 6,000 options were forfeited. At June 30, 2000, options outstanding amounted to 58,387, of which none were exercisable. The weighted average remaining contractual life of options outstanding at June 30, 2000 was 9.3 years. The weighted average fair value of options granted during the year was $4.08.

                      SERVICE BANCORP, INC. AND SUBSIDIARY

      STOCK COMPENSATION PLANS AND ESOP (concluded)

      Recognition and Retention Plan

      On September 1, 1999, the Board of Directors approved the 1999 Recognition and Retention Plan (the "RRP") for key employees and directors of the Company and the Bank and reserved 40,247 shares of common stock of the Company for issuance. During the year ended June 30, 2000, 31,567 shares were awarded and 2,500 shares were forfeited. Shares awarded vest in five equal annual installments beginning on January 1, 2001 and become fully vested upon the recipient's retirement. Compensation expense relating to the RRP amounted to $27,000 for the year ended June 30, 2000.

      Employee Stock Ownership Plan

      Effective November 1, 1998, in connection with the Offering, the Bank established an Employee Stock Ownership Plan (the "ESOP") for the benefit of each employee that has reached the age of 21 and has completed at least 1,000 hours of service in the previous twelve-month period. The ESOP is funded by the Bank's contributions of cash (which generally will be invested in common stock) or common stock. Benefits may be paid in shares of common stock or in cash, subject to the employees' right to demand shares.

      The ESOP has a loan agreement with the Company whereby $644 was borrowed for the purpose of purchasing shares of the Company's common stock. The loan provides for ten annual principal payments of $64 commencing on the last business day of September 1999. The Bank made a $100 principal pre-payment on October 31, 1998.

      The Bank has committed to make contributions to the ESOP sufficient to support the debt service of the loan. The loan is secured by the shares purchased which are held in a suspense account for allocation among the members as the loans are paid. Total compensation expense applicable to the ESOP amounted to $47 and $123 for the years ended June 30, 2000 and 1999, respectively.

      Shares held by the ESOP include the following:

                                                               June 30,
                                                       -----------------------
                                                        2000             1999
                                                       ------           ------

      Allocated                                        16,439           10,000
      Committed to be allocated                         4,293            4,293
      Unallocated                                      43,662           50,101
                                                       ------           ------

                                                       64,394           64,394
                                                       ======           ======

      Any cash dividends received on allocated shares would be allocated to members and cash dividends received on shares held in suspense would be applied to repay the outstanding debt of the ESOP. The fair value of unearned ESOP shares at June 30, 2000 is $259.

                      SERVICE BANCORP, INC. AND SUBSIDIARY

13.   OTHER COMMITMENTS AND CONTINGENCIES

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

      Financial instruments whose contract amount represents credit risk consist of:

                                                                    June 30,
                                                              ------------------
                                                               2000        1999
                                                              ------      ------

      Commitments to grant loans                              $4,660      $2,046
      Unadvanced funds on home equity lines-of-credit          8,876       6,546
      Unadvanced funds on commercial lines-of-credit           6,365       3,895
      Unadvanced funds on personal lines-of-credit               750         515

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

                      SERVICE BANCORP, INC. AND SUBSIDIARY

      OTHER COMMITMENTS AND CONTINGENCIES (concluded)

      Operating lease commitments

      Pursuant to the terms of noncancelable lease agreements in effect at June 30, 2000 pertaining to banking premises, future minimum rent commitments are as follows:

             Year Ending
               June 30,                                     Amount
             ------------                                  --------

                 2001                                      $    317
                 2002                                           319
                 2003                                           293
                 2004                                           264
                 2005                                           204
              Thereafter                                        711
                                                           --------

                                                           $  2,108
                                                           ========

      These leases contain options to extend for periods from five to fifteen years. The cost of such rentals is not included above. Total rent expense the years ended June 30, 2000 and 1999 amounted to $346 and $278, respectively.

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

                      SERVICE BANCORP, INC. AND SUBSIDIARY

      FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

            Securities: Fair values for securities are based on quoted market prices.

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

                      SERVICE BANCORP, INC. AND SUBSIDIARY

      FAIR VALUE OF FINANCIAL INSTRUMENTS (concluded)

      The estimated fair values and related carrying amounts of the Company's financial instruments are as follows:

                                                          June 30,
                                          -----------------------------------------
                                                  2000                  1999
                                          -------------------   -------------------
                                          Carrying     Fair     Carrying     Fair
                                           Amount      Value     Amount      Value
                                          --------   --------   --------   --------
      Financial assets:
          Cash and cash equivalents       $ 14,245   $ 14,245   $ 13,390   $ 13,390
          Certificates of deposit              100        100        500        500
          Securities available for sale     81,596     81,596     69,912     69,912
          Securities held to maturity        4,771      4,738         --         --
          FHLB stock                         1,588      1,588      1,300      1,300
          Loans, net                       106,422    103,590     85,984     86,746
          Accrued interest receivable        2,007      2,007      1,678      1,678

      Financial liabilities:
          Deposits                         176,345    176,350    133,138    133,238
          Federal Home Loan Bank
              advances                      26,350     26,002     25,993     25,869

                      SERVICE BANCORP, INC. AND SUBSIDIARY

15.   CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY

      Condensed financial information pertaining only to the Company is as follows:

                                   BALANCE SHEETS

                                                                  June 30,
                                                            --------------------
                                                              2000         1999
                                                            -------      -------
      Assets:
         Interest-bearing deposit in Strata Bank            $ 2,600      $ 3,186
         Investment in common stock of Strata Bank           12,138       12,760
         Loan receivable from Strata Bank ESOP                  479          544
         Other assets                                            22           19
                                                            -------      -------

            Total assets                                    $15,239      $16,509
                                                            =======      =======

      Other liabilities                                     $    61      $    30
      Stockholders' equity                                   15,178       16,479
                                                            -------      -------

                                                            $15,239      $16,509
                                                            =======      =======

                              STATEMENTS OF INCOME

                                                                    For the
                                                       For the     Period from
                                                     Year Ending    Inception
                                                       June 30,    to June 30,
                                                         2000         1999
                                                        -----        -----

      Interest income                                   $ 128        $  99
      Operating expenses                                  (27)          --
                                                        -----        -----
              Income before income taxes                  101           99
      Provision for income taxes                          (42)         (41)
                                                        -----        -----
                                                           59           58
     Equity in undistributed net income of                787          802
     Strata Bank                                        -----        -----

              Net income                                $ 846        $ 860
                                                        =====        =====

                      SERVICE BANCORP, INC. AND SUBSIDIARY

          CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY (concluded)

                            STATEMENTS OF CASH FLOWS

                                                                                For the
                                                                   For the    Period from
                                                                 Year Ending   Inception
                                                                  June 30,    to June 30,
                                                                    2000         1999
                                                                   -------      -------
Cash flows from operating activities:
    Net income                                                     $   846      $   860
    Adjustments to reconcile net income
        to net cash provided by operating activities:
            Change in other assets and liabilities                      28           17
            Equity in undistributed net income of Strata Bank         (787)        (802)
                                                                   -------      -------
                Net cash provided by operating activities               87           75
                                                                   -------      -------

Cash flows from investing activities:
    Common stock acquired by ESOP                                       --         (644)
    ESOP shares released                                                65          100
    Capital contribution to Strata Bank                                 --       (3,743)
                                                                   -------      -------
                Net cash provided (used) by investing activities        65       (4,287)
                                                                   -------      -------

Cash flows from financing activities:
    Proceeds from sale of common stock                                  --        7,481
    Purchase of treasury stock                                        (477)         (83)
    Purchase of RRP stock                                             (288)          --
    Amortization of RRP stock                                           27           --
                                                                   -------      -------
                Net cash provided (used) by financing activities      (738)       7,398
                                                                   -------      -------

Net change in cash and cash equivalents                               (586)       3,186
Cash and cash equivalents at beginning of period                     3,186           --
                                                                   -------      -------

Cash and cash equivalents at end of period                         $ 2,600      $ 3,186
                                                                   =======      =======

                      SERVICE BANCORP, INC. AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Concluded)

16.   QUARTERLY DATA (UNAUDITED)

                                                                                Years Ended June 30,
                                                        ---------------------------------------------------------------------
                                                                      2000                                1999
                                                        ---------------------------------   ---------------------------------
                                                        Fourth   Third    Second   First    Fourth   Third    Second   First
                                                       Quarter  Quarter  Quarter  Quarter  Quarter  Quarter  Quarter  Quarter
                                                        ------   ------   ------   ------   ------   ------   ------   ------
Interest and dividend income                            $3,697   $3,417   $3,290   $3,073   $2,846   $2,588   $2,552   $2,433
Interest expense                                         1,941    1,737    1,575    1,470    1,278    1,140    1,203    1,209
                                                        ------   ------   ------   ------   ------   ------   ------   ------

Net interest income                                      1,756    1,680    1,715    1,603    1,568    1,448    1,349    1,224
Provision for loan losses                                   80       60       35       45       98       30       25       25
                                                        ------   ------   ------   ------   ------   ------   ------   ------

Net interest income, after provision for loan losses     1,676    1,620    1,680    1,558    1,470    1,418    1,324    1,199
Gain on sales of securities available for sale              70       33      214       19      222      128      247       73
Other income                                               268      225      223      196      183      182      180      149
Other expenses                                           1,703    1,685    1,594    1,505    1,414    1,310    1,327    1,079
                                                        ------   ------   ------   ------   ------   ------   ------   ------

Income before income taxes                                 311      193      523      268      461      418      424      342

Provision for income taxes                                  98       62      189      100      151      141      151      118
                                                        ------   ------   ------   ------   ------   ------   ------   ------

Net income                                              $  213   $  131   $  334   $  168   $  310   $  277   $  273   $  224
                                                        ======   ======   ======   ======   ======   ======   ======   ======

Earnings per share (basic and diluted)                  $ 0.14   $ 0.08   $ 0.21   $ 0.10   $ 0.19   $ 0.17      n/a      n/a
                                                        ======   ======   ======   ======   ======   ======   ======   ======

n/a - not applicable since the conversion to stock form was completed on October 7, 1998.