Form 10KSB, Exhibit 13
period 2001-06-30
SERVICE BANCORP INC
filed 2001-09-27
CIK 1063939

Exhibit 13

                                   Exhibit 13

                          Annual Report to Stockholders

                       2001 ANNUAL REPORT TO STOCKHOLDERS

                              SERVICE BANCORP, INC.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Message to Our Stockholders....................................................1

Selected Consolidated Financial and Other Data.................................2

Management's Discussion and Analysis of Financial Condition
    and Results of Operations..................................................4

Common Stock and Related Matters..............................................14

Stockholder Information.......................................................15

Independent Auditors' Report..................................................16

Consolidated Balance Sheets..................................................F-1

Consolidated Statements of Income............................................F-2

Consolidated Statements of Changes in Stockholders' Equity...................F-3

Consolidated Statements of Cash Flows........................................F-4

Notes to Consolidated Financial Statements...................................F-6

                              Service Bancorp, Inc.

Dear Stockholders:

      When I assumed the role of President of Strata Bank in June, 2000, my top priority was to ensure that everyone at Strata Bank embraced the importance of valuing customer relationships, from our front line tellers to our Board of Directors. In October, 2000, when I was named Chief Executive Officer and Chairman of Strata Bank and Director of its parent company, Service Bancorp, Inc., that priority was reinforced. I believe our mission to deliver the ultimate customer experience is what distinguishes us from the competition and is the paramount reason for our success during fiscal 2001.

      During fiscal 2001, our energies were focused on delivering superior customer service, providing trusted expertise, implementing new products, developing new business, expanding our regional presence and, above all, increasing stockholder value. I am delighted to report that Service Bancorp, Inc. is stronger than ever. In 2001, our assets grew to $244.1 million - an all-time record. Stockholders' equity also climbed to an impressive $18.4 million, or $11.63 per share, a 20 percent increase over last year. Factors contributing to the higher level of earnings were the increases in the Bank's net interest and fee income.

      In May, we forged a unique alliance with Marathon Mortgage Company, resulting in the new Strata Mortgage Center. The Center, which is designed to provide personalized expertise for first-time homebuyers and homeowners looking to purchase or refinance, is fulfilling its objective of increasing loan originations. We also opened the Financial Services Center at Strata Bank with the goal of generating additional service fee income and further extending our alternative investment options for our customers. During its first months of operation, the Financial Services Center has received many referrals from our retail branches that have resulted in a high rate of successful sales.

      We are in an exciting period of our Company's history. The dynamics of our business are constantly changing. We are cognizant of the many challenges that presently exist in areas such as asset quality, expense control and capital management, to name a few. We believe Service Bancorp, Inc. and Strata Bank are positioned to increase profitability, gain market share and capitalize on new opportunities as they emerge. Our path in the 21st century is guided by our commitment to increasing stockholder value by delivering the ultimate customer experience and strengthening the market position we hold in the communities we serve.

      I would like to extend my appreciation and thanks to our Board of Directors for their commitment to our Company; our customers for their continued confidence; and particularly, our employees, whose contributions and talents are the reasons for our success. During 2001, our employees continued to embody the Bank's strong sense of community by donating much of their time and resources to charitable and civic groups. Their volunteerism and community involvement cannot be measured in dollars and cents -- but in far-reaching dividends that benefit us all. Finally, I want to extend a warm thanks to our stockholders for their valued support and ongoing investment in our future.

Sincerely,


Pamela J. Montpelier
President and CEO

                81 Main Street, Medway, Massachusetts 02053-1867
                 Telephone: 1-800-339-4346 o www.stratabank.com

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

      The following information is derived from the audited consolidated financial statements of Service Bancorp, Inc. (the "Company"), or prior to October 7, 1998, Strata Bank (the "Bank," and formerly Summit Bank). For additional information about the Company and the Bank, reference is made to "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company and related notes included elsewhere herein.

Selected Consolidated Financial Data

                                                                                      June 30,
                                                        ---------------------------------------------------------------------
                                                          2001           2000            1999            1998            1997
                                                        -------         -------         -------         ------         ------
                                                                                   (In Thousands)
Total assets ....................................      $244,097        $219,433        $178,158       $138,952       $104,878
Loans, net ......................................       122,922         106,422          85,984         76,735         66,934
Short-term investments ..........................        21,052           6,112           5,451         11,931          6,305
Securities ......................................        79,371          86,367          69,912         40,171         24,696
Deposits ........................................       191,826         176,345         133,138        112,247         92,897
Total borrowings ................................        32,255          26,350          25,993         14,562          2,622
Stockholders' equity ............................        18,366          15,178          16,479         10,123          8,695

Summary of Operations

                                                                                  Years Ended June 30,
                                                        ---------------------------------------------------------------------
                                                          2001           2000            1999            1998            1997
                                                        -------         -------         -------         ------         ------
                                                                                    (In Thousands)
Total interest and dividend income ..............       $15,646         $13,477         $10,419         $8,636         $7,037
Total interest expense ..........................         8,282           6,723           4,830          4,116          3,174
                                                        -------         -------         -------         ------         ------
   Net interest income ..........................         7,364           6,754           5,589          4,520          3,863
Provision for loan losses .......................           218             220             178            100             35
                                                        -------         -------         -------         ------         ------
   Net interest income, after provision
      for loan losses ...........................         7,146           6,534           5,411          4,420          3,828
                                                        -------         -------         -------         ------         ------
Non-interest income:
   Customer service fees ........................         1,014             803             600            430            406
   Gain on sales of loans and securities ........           367             336             723            833            493
   Gain on pension plan settlement ..............            97              --              --             --             --
   Other non-interest income ....................           205             109              41             58             60
                                                        -------         -------         -------         ------         ------
Total non-interest income .......................         1,683           1,248           1,364          1,321            959
                                                        -------         -------         -------         ------         ------
Total non-interest expense ......................         7,433           6,487           5,130          3,908          3,094
                                                        -------         -------         -------         ------         ------
Income before income taxes ......................         1,396           1,295           1,645          1,833          1,693
Income tax provision ............................           438             449             561            632            611
                                                        -------         -------         -------         ------         ------
Net Income ......................................       $   958         $   846         $ 1,084         $1,201         $1,082
                                                        =======         =======         =======         ======         ======

Key Operating Ratios and Other Data

                                                                                At or for the Years Ended June 30,
                                                               -------------------------------------------------------------------
                                                                2001            2000            1999          1998            1997
                                                               ------          ------          ------        ------         ------
Performance Ratios:
Return on average assets .............................           0.43%           0.44%           0.72%         1.02%          1.13%
Return on average stockholders' equity ...............           5.69%           5.59%           7.23%        12.80%         13.58%
Average interest rate spread .........................           3.04%           3.41%           3.44%         3.60%          3.86%
Net interest margin(1) ...............................           3.57%           3.80%           3.95%         4.05%          4.29%
Ratio of operating expenses to average
   assets ............................................           3.34%           3.39%           3.41%         3.31%          3.24%
Ratio of average interest-earning assets to
   average interest-bearing liabilities ..............         113.24%         110.33%         115.07%       112.21%        112.38%
Efficiency ratio(2) ..................................          82.16%          81.07%          73.78%        66.91%         64.16%

Asset Quality Ratios:
Non-accrual loans to total assets ....................           0.06%           0.20%           0.22%         0.21%          0.22%
Allowance for loan losses as a percent
   of non-accrual loans ..............................         653.69%         185.65%         185.93%       199.65%        246.11%
Allowance for loan losses as a percent of
   loans, net ........................................           0.79%           0.75%           0.86%         0.75%          0.71%

Capital Ratios and Data:
Stockholders' equity to total assets .................           7.52%           6.92%           9.25%         7.29%          8.29%
Average stockholders' equity to
   average assets ....................................           7.57%           7.90%           9.96%         7.94%          8.33%
Net book value per share .............................         $11.63           $9.70           $9.97           N/A            N/A

Other Data:
Number of full-service offices .......................              8               8               7             5              4
Number of deposit accounts ...........................         22,538          21,656          17,764        16,488         15,598
Number of loans outstanding ..........................          2,395           2,177           1,757         1,695          1,557

----------

(1)   Net interest income divided by average interest-earning assets.
(2) Non-interest expense divided by the sum of net interest income and non-interest income.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

      In addition to historical information, this document contains forward-looking statements. The forward-looking statements contained in the following sections are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Important factors that might cause such a difference include, but are not limited to, those discussed herein. Readers should not place undue reliance on these forward-looking statements, as they reflect management's analysis as of the date of this report. The Company has no obligation to update or revise these forward-looking statements to reflect events or circumstances that occur after the date of this report. Readers should carefully review the risk factors described in other documents the Company files from time to time with the SEC, including quarterly reports on Form 10-QSB and current reports filed on Form 8-K.

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

Management of Interest Rate Risk

      Another important risk factor affecting the financial condition and operating results of the Company is interest rate risk. This risk is managed by periodic evaluation of the interest rate risk inherent in certain balance sheet accounts, determination of the level of risk considered appropriate given the Company's capital and liquidity requirements, business strategy, performance objectives and operating environment, and maintenance of such risks within guidelines approved by the Board of Directors. Through such management, the Company seeks to reduce the vulnerability of its operations to changes in interest rates. The Company's Asset/Liability Committee, comprised of senior management, is responsible for managing interest rate risk and reviewing with the Board of Directors on a quarterly basis the Company's activities and strategies, the effect of those strategies on the Company's operating results, the Company's interest rate risk position, and the effect changes in interest rates would have on the Company's net interest income. The extent of movement of interest rates is an uncertainty that could have a negative impact on the earnings of the Company.

      The principal strategies used by the Company to manage interest rate risk include (1) emphasizing the origination and retention of both adjustable-rate and fixed-rate loans, (2) originating shorter-term fixed-rate commercial real estate loans, (3) investing in debt securities with maturities with shorter call dates of 2 to 5 years, and (4) maintaining a high concentration of less interest-rate-sensitive and lower-costing "core deposits."

      Gap Analysis. The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring a bank's interest rate sensitivity "gap." An asset or liability is deemed to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest bearing-liabilities maturing or repricing within that same time period. At June 30, 2001, the Company's cumulative one-year gap position, the difference between the amount of interest-earning assets maturing or repricing within one year and interest-bearing liabilities maturing or repricing within one year, was a negative 12.7%. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. Accordingly, during a period of rising interest rates, an institution with a negative gap position generally would not be in as favorable a position, compared to an institution with a positive gap, to invest in higher yielding assets. The resulting yield on the institution's assets generally would increase at a slower rate than the increase in its cost of interest-bearing liabilities. Conversely, during a period of falling interest rates, an institution with a negative gap would tend to experience a repricing of its assets at a slower rate than its interest-bearing liabilities which, consequently, would generally result in its net interest income growing at a faster rate than an institution with a positive gap position.

      The following table sets forth the amortized cost of interest-earning assets and interest-bearing liabilities outstanding at June 30, 2001, which are anticipated by the Company, based upon certain assumptions, to reprice or mature in each of the future time periods shown. Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of the repricing term or the contractual maturity of the asset or liability. The table sets forth an approximation of the projected repricing of assets and liabilities at June 30, 2001, on the basis of contractual maturities, anticipated prepayments and scheduled rate adjustments within a three month period and subsequent selected time intervals. The loan amounts in the table reflect principal balances expected to be redeployed and/or repriced as a result of contractual amortization and anticipated prepayments of adjustable-rate and fixed-rate loans, and as a result of contractual rate adjustments on adjustable-rate loans. The annual prepayment rate for loans (other than consumer loans) and mortgage-backed securities is assumed to range between 8% and 12% depending upon the type of loan, and the annual prepayment rate for consumer loans is assumed to be 25%. The agency and corporate debt obligations have maturities ranging from 5 to 15 years, a principal portion of which have call features of between 2 to 5 years. The GAP table generally presents the full contractual maturity of these obligations, notwithstanding the call features.

                                                        Amounts maturing or repricing at June 30, 2001
                                                       --------------------------------------------------
                                                       Less Than       3-6          6 Months         1-3
                                                       3 Months       Months        to 1 Year       Years
                                                       --------       ------        ---------       -----
                                                                         (Dollars in Thousands)
Interest-earning assets:(1)
   Loans(2) .......................................     $24,157      $  9,897       $ 15,904       $ 46,198
   Securities, FHLB stock and Certificate of
   Deposit ........................................         968         1,334          3,446         10,966
   Short-term investments .........................      21,052            --             --             --
                                                        -------      --------       --------       --------
     Total interest-earning assets ................      46,177        11,231         19,350         57,164
                                                        -------      --------       --------       --------

Interest-bearing liabilities:
   Savings deposits(3), (4) .......................       4,359         4,359          4,359          4,359
   Money market deposits(4) .......................       2,008         2,008          2,008          2,008
   NOW deposits(5) ................................       5,449         5,449          5,449          5,449
   Certificate accounts ...........................      22,888        28,418         19,091         15,444
   FHLB advances ..................................          --            --          2,000          1,000
                                                        -------      --------       --------       --------
     Total interest-bearing liabilities ...........      34,704        40,234         32,907         28,260
                                                        -------      --------       --------       --------

Interest sensitivity gap(3) .......................     $11,473      ($29,003)      ($13,557)      $ 28,904
                                                        =======      ========       ========       ========

Cumulative interest sensitivity gap ...............     $11,473      ($17,530)      ($31,087)      ($ 2,183)
                                                        =======      ========       ========       ========

Cumulative interest sensitivity gap as a percentage
   of total assets ................................        4.70%        (7.18)%       (12.74)%        (0.89)%
Cumulative interest sensitivity gap
   as a percentage of total interest-
   earning assets .................................        5.06%        (7.73)%       (13.71)%        (0.96)%
Cumulative interest-earning assets
   as a percentage of cumulative
   interest-bearing liabilities ...................      133.06%        76.61%         71.17%         98.40%

                                                          Amounts maturing or repricing at June 30, 2001
                                                         ------------------------------------------------
                                                          3-5          5-10        Over 10
                                                         Years        Years         Years           Total
                                                         -----        -----         -----           -----
                                                               (Dollars in Thousands)
Interest-earning assets:(1)
   Loans(2) .......................................      $13,016      $ 8,121      $  6,534       $123,827
   Securities, FHLB stock and Certificate of
   Deposit ........................................       16,712       39,250         9,163         81,839
   Short-term investments .........................           --           --            --         21,052
                                                         -------      -------      --------       --------
     Total interest-earning assets ................       29,728       47,371        15,697        226,718
                                                         -------      -------      --------       --------

Interest-bearing liabilities:
   Savings deposits(3), (4) .......................           --           --        17,433         34,869
   Money market deposits(4) .......................           --           --         8,032         16,064
   NOW deposits(5) ................................           --           --         7,270         29,066
   Certificate accounts ...........................           74           --            --         85,915
   FHLB advances ..................................        2,000       26,500           755         32,255
                                                         -------      -------      --------       --------
     Total interest-bearing liabilities ...........        2,074       26,500        33,490        198,169
                                                         -------      -------      --------       --------

Interest sensitivity gap(3) .......................      $27,654      $20,871      ($17,793)
                                                         =======      =======      ========

Cumulative interest sensitivity gap ...............      $25,471      $46,342      $ 28,549
                                                         =======      =======      ========

Cumulative interest sensitivity gap as a percentage
   of total assets ................................        10.43%       18.99%        11.70%
Cumulative interest sensitivity gap
   as a percentage of total interest-
   earning assets .................................        11.23%       20.44%        12.59%
Cumulative interest-earning assets
   as a percentage of cumulative
   interest-bearing liabilities ...................       118.43%      128.14%       114.41%

----------
(1) Interest-earning assets are included in the period in which the balances are expected to be redeployed and/or repriced as a result of anticipated prepayments, scheduled rate adjustments and contractual maturities.
(2) For the purposes of the gap analysis, the allowance for loan losses, deferred loan fees, unearned income, and non-performing loans have been excluded.
(3) Interest sensitivity gap represents the difference between interest-earning assets and interest-bearing liabilities.
(4) Regular savings and money market account balances have 50% included in the over 10 year timeframe; the rest is spread evenly within the four intervals up to and including the one-to-three year period.
(5) NOW account balances have 25% included in the over 10 year timeframe; the rest is spread evenly within the four intervals up to and including the one-to-three year period.

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

                                                                             Year Ended June 30,
                                              --------------------------------------------------------------------------------------
                                                         2001                         2000                          1999
                                              --------------------------   --------------------------    ---------------------------
                                                       Interest                      Interest                      Interest
                                              Average   Earned/   Yield/   Average   Earned/   Yield/    Average    Earned/   Yield/
                                              Balance    Paid      Rate    Balance    Paid      Rate     Balance     Paid      Rate
                                              -------    ----      ----    -------    ----      ----     -------     ----      ----
                                                                                (Dollars in Thousands)
Interest-earning assets:
   Loans(1)..............................     $111,500  $ 9,244    8.29%   $ 93,559  $ 7,644    8.17%   $ 75,724    $ 6,400    8.45%
   Securities(2).........................       85,564    5,908    6.90      80,386    5,637    7.01      56,869      3,637    6.40
   Short-term investments................        9,401      494    5.25       3,565      196    5.50       8,802        382    4.34
                                              --------  -------            --------  -------            --------    -------
     Total interest-earning assets.......      206,465   15,646    7.58     177,510   13,477    7.59     141,395     10,419    7.37
                                                        -------                      -------                        -------
Non-interest-earning assets..............       16,089                       14,079                        9,150
                                              --------                     --------                     --------
      Total assets.......................     $222,554                     $191,589                     $150,545
                                              ========                     ========                     ========

Interest-bearing liabilities:
   Savings deposits(3)...................     $ 30,841      642    2.08    $ 27,137      574    2.12    $ 24,022        556    2.31
   Money market deposits.................       15,191      492    3.24      11,310      321    2.84       9,699        262    2.70
   NOW accounts..........................       19,212      151    0.79      16,669      133    0.80      16,837        147    0.87
   Certificate accounts..................       89,958    5,404    6.01      78,348    4,187    5.34      56,294      3,033    5.39
   FHLB advances.........................       27,130    1,593    5.87      27,431    1,508    5.50      16,024        832    5.19
                                              --------  -------            --------  -------            --------    -------
      Total interest-bearing liabilities.      182,332    8,282    4.54     160,895    6,723    4.18     122,876      4,830    3.93
                                                        -------                      -------                        -------    ----
Demand deposits..........................       21,552                       14,173                       11,583
Other non-interest bearing liabilities...        1,823                        1,390                        1,097
Stockholders' equity.....................       16,847                       15,131                       14,989
                                              --------                     --------                     --------
      Total liabilities and stockholders'
      equity ............................     $222,554                     $191,589                     $150,545
                                              ========                     ========                     ========
Net interest income......................               $ 7,364                      $ 6,754                        $ 5,589
                                                        =======                      =======                        =======
Net interest rate spread.................                          3.04%                        3.41%                          3.44%
                                                                   ====                         ====                           ====
Net earning assets.......................      $24,133                      $16,615                     $ 18,519
                                               =======                      =======                     ========
Net yield on average interest-
   earning  assets.......................                          3.57%                        3.80%                          3.95%
                                                                   ====                         ====                           ====
Average interest-earning assets to
   average interest-bearing liabilities..                113.24%                      110.33%                        115.07%
                                                         ======                       ======                         ======

----------
(1) Calculated net of deferred loan fees, loan discounts, loans in process and allowance for loan losses.
(2) Securities include securities available for sale and held to maturity, FHLB stock and certificates of deposit.
(3)   Savings deposits include mortgagors' escrow accounts

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

                                              Years Ended June 30,                  Years Ended June 30,
                                                 2001 vs. 2000                          2000 vs. 1999
                                        ---------------------------------     --------------------------------
                                        Increase (Decrease)                   Increase (Decrease)
                                               Due to            Total              Due to             Total
                                        --------------------    Increase      -------------------    Increase
                                        Volume         Rate    (Decrease)     Volume        Rate    (Decrease)
                                        ------        ------   ----------     ------       ------   ----------
                                                                   (In Thousands)
Interest and dividend income:
   Loans ....................           $ 1,486       $ 114      $1,600       $ 1,463      $(219)     $ 1,244
   Securities ...............               358         (87)        271         1,592        408        2,000
   Short-term investments ...               342         (44)        298          (319)       133         (186)
                                        -------       -----      ------       -------      -----      -------
   Total ....................             2,186         (17)      2,169         2,736        322        3,058
                                        -------       -----      ------       -------      -----      -------
Interest expense:
   Savings deposits .........                79         (11)         68            66        (48)          18
   Money market deposits ....               119          52         171            45         14           59
   NOW accounts .............                20          (2)         18            (2)       (12)         (14)
   Certificate accounts .....               662         555       1,217         1,182        (28)       1,154
   FHLB borrowings ..........               (17)        102          85           624         52          676
                                        -------       -----      ------       -------      -----      -------
   Total ....................               863         696       1,559         1,915        (22)       1,893
                                        -------       -----      ------       -------      -----      -------

Net interest income .........           $ 1,323       ($713)     $  610       $   821      $ 344      $ 1,165
                                        =======       =====      ======       =======      =====      =======

Comparison of Financial Condition at June 30, 2001 and June 30, 2000

      Assets increased by $24.7 million, or 11.2%, from $219.4 million at June 30, 2000 to $244.1 million at June 30, 2001. Funding for this increase was attributable primarily to an increase in deposits of $15.5 million, or 8.8%, from $176.3 million to $191.8 million. Additional funding was received from Federal Home Loan Bank ("FHLB") borrowings which increased $5.9 million, or 22.4%, from $26.4 million to $32.3 million over the same timeframe.

      Net loans increased $16.5 million, or 15.5%, from June 30, 2000 to June 30, 2001. Most of this increase can be attributed to the $12.7 million, or 14.3%, growth in total real estate loans. Residential mortgages, commercial mortgages, and construction loans increased, $4.7 million, or 7.6%, $6.1 million, or 24.3%, and $2.0 million, or 71.9%, respectively. In addition, other loans increased $3.9 million, or 22.0%, primarily due to increases of $2.4 million, or 31.0%, and $1.4 million, or 56.1%, in commercial business and second mortgage loans, respectively.

      Securities decreased $7.0 million, or 8.1%, from June 30, 2000 to June 30, 2001. Most of this decrease was attributable to a decrease of $24.5 million, or 56.1%, in federal agency obligations which either matured or were called due to the lower interest rate environment which has existed since January 2001. This decrease was partially offset by increases of $15.2 million, or 94.7%, and $2.9 million, or 12.2%, in mortgage-backed and other debt securities during this same timeframe. Short-term investments increased $14.9 million, or 244.4%, from June 30, 2000 to June 30, 2001. Much of this increase was attributable to the increase of non-certificate accounts between periods and the proceeds from the callable federal agency obligations mentioned above. The short-term investments which normally range between $8.0 million and $10.0 million at the end of the month will be used to fund the anticipated loan originations through the newly-formed Strata Mortgage Center and increased commercial business.

      Deposits increased $15.5 million, or 8.8%, from June 30, 2000 to June 30, 2001. Non-certificate accounts increased $21.7 million, or 25.8%, while term certificates decreased $6.2 million, or 6.8% between periods. In addition, borrowings increased $5.9 million, or 22.4%, over this same period.

      Stockholders' equity increased from $15.2 million, or 6.92% of total assets at June 30, 2000 to $18.4 million, or 7.52% of total assets at June 30, 2001. The increase resulted primarily from the improvement of $2.1 million in unrealized losses on securities available for sale, which are reported as accumulated other comprehensive loss, and net income earned for the period.

      The Company's financial performance is principally attributable to the performance of its wholly-owned subsidiary, Strata Bank, (the "Bank"). As a result, the Bank is mentioned as the business entity within the operating results section that follows.

Comparison of Operating Results for the Fiscal Years ended June 30, 2001 and June 30, 2000

      General. Net income increased by $112,000, or 13.2%, to $958,000 for the year ended June 30, 2001 from $846,000 for the comparable period in 2000. This increase was primarily attributable to increases of $610,000, or 9.0%, and $211,000, or 26.3%, in net interest income and customer service fees, respectively, and a $97,000 gain on a pension plan settlement in fiscal 2001. These increases were partially offset by an increase of $946,000, or 14.6%, in total operating expenses.

      The Bank's interest rate spread (the difference between yields earned on earning assets and rates paid on deposits and borrowings) declined from 3.41% for the year ended June 30, 2000 to 3.04% for the year ended June 30, 2001. This decline was primarily attributable to higher cost of funds for certificates and FHLB advances, which increased the cost of interest-bearing liabilities by 36 basis points between periods. The yield on all earning assets declined 1 basis point over the same timeframe. During the same period, the interest rate margin (net interest income divided by average earning assets) decreased from 3.80% to 3.57%.

      Interest and Dividend Income. Total interest and dividend income increased by $2.2 million, or 16.1%, from $13.5 million for the year ended June 30, 2000 to $15.7 million for the comparable period in 2001. This increase was primarily attributable to a $29.0 million, or 16.3%, increase in average earning assets between the two periods, which was partially offset by a 1 basis point decrease in the yield on earning assets. Average net loans increased $17.9 million, or 19.2%, while total loan yield increased by 12 basis points to 8.29%. This loan yield increase was primarily attributable to the Bank's increased emphasis on the commercial loan portfolio which generally has higher yields than the residential mortgage and consumer loans.

      The average securities portfolio increased $11.0 million, or 13.1%, while the combined yield decreased by 21 basis points. This decrease in yield was directly attributable to the $25.9 million in mortgage-backed securities prepayments and federal agency obligation calls, which were reinvested in lower yielding securities purchased in the declining interest rate environment that has existed since January, 2001.

      Interest Expense. Interest expense on deposits increased $1.5 million, or 28.3%, from $5.2 million for the fiscal year ended June 30, 2000, to $6.7 million for the same period for 2001. This increase was attributable to a $21.7 million, or 16.3%, increase in average interest-bearing deposit balances between periods and an increase of 40 basis points in deposit rates over the same period. The increase in deposit interest rates was primarily due the increase $11.6 million increase in certificates between the two periods. These certificates had an increase in cost of funds of 67 basis points.

      Interest expense on borrowings increased by $85,000, or 5.6%. The Bank decreased its use of borrowings from the FHLB between June 30, 2000 and June 30, 2001 as average balances decreased $301,000, or 1.1%, while the cost of funds on these borrowings increased from 5.50% to 5.87% between these periods. Borrowings are generally used to manage liquidity and asset-liability management performance of the Bank.

      Provision for Loan Losses. The provision for loan losses decreased by $2,000, from $220,000 for the fiscal year ended June 30, 2000 to $218,000 for the comparable period in 2001. Management keeps the allowance for loan losses at a level to properly match loan credit risk, especially in the commercial loan area. The ratio of non-accruing loans to total assets decreased to 0.06% at June 30, 2001, as compared to 0.20%, at June 30, 2000. The allowance for loan losses was $974,000 at June 30, 2001 and $802,000 at June 30, 2000, or 79 basis points and 75 basis points to loans receivable for each respective year-end. While management believes that, based on information currently available, the Bank's allowance for loan losses is sufficient to cover losses inherent in its loan portfolio at this time, no assurances can be given that the level of the Bank's allowance will be sufficient to cover future loan losses incurred by the Bank or that future adjustments to the allowance will not be necessary if economic and/or other conditions differ substantially from the economic and other conditions considered by management in evaluating the adequacy of the current level of the allowance.

      Non-Interest Income. Total non-interest income increased $435,000, or 34.9%, from $1.3 million for the fiscal year ended June 30, 2000 to $1.7 million for the same period in 2001. This increase was primarily attributable to increases of $211,000, or 26.3%, and $31,000, or 9.2%, in customer service fees and net gains on sale of securities, respectively, and a $97,000 gain on pension plan settlement. In addition, miscellaneous income increased by $96,000 primarily due the increase in the cash surrender value of the Bank-owned life insurance during the year.

      Non-Interest Expense. Total non-interest expense increased $946,000, or 14.6%, from $6.5 million for the fiscal year ended June 30, 2000 to $7.4 million for the comparable period in 2001. Between the two periods, salaries and benefits, occupancy and equipment, and data processing expenses increased $531,000 or 16.4%, $174,000, or 12.1%, and $167,000, or 40.7%, respectively.
Much of this increase related to staffing and technology expenses for new products and services offered by the Bank during 2001, which included business internet banking. Despite the increase in non-interest expense, the ratio of operating expenses to average assets decreased slightly from 3.39% for the year ended June 30, 2000 to 3.34% for the same period in 2001.

      Income Taxes. The effective income tax rate was 31.4% and 34.7% for the fiscal year ended June 30, 2001 and 2000, respectively. The effective tax rates reflect the utilization by the Bank of certain tax preference items such as officers' life insurance, dividend received deduction and security corporation subsidiaries to reduce the statutory corporate tax rates.

Liquidity and Capital Resources

      The Company's primary sources of funds are deposits, principal and interest payments on loans and debt securities, and borrowings from the FHLB. While maturities and scheduled amortization of loans are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by interest rate trends, economic conditions and competition.

      The Company's most liquid assets are cash and due from banks, short-term investments, mortgage-backed securities, federal agency obligations, and other debt securities. The levels of these assets are dependent on the Company's operating, financing, lending and investment activities during any given period. At June 30, 2001, cash and due from banks, short-term investments, and securities maturing within one year amounted to $33.4 million, or 13.7%, of total assets. Additional funds amounting to $52.9 million will be available during the next year from the prepayment of loans and mortgage-backed securities. The Bank also has the capacity to borrow an additional $47.7 million from the FHLB.

      At June 30, 2001, the Company had commitments to originate loans, unused outstanding lines of credit, and undisbursed proceeds of loans totaling $29.4 million. The Company anticipates that it will have sufficient funds available to meet its current loan commitments. Certificates of deposit maturing within one year from June 30, 2001 amounted to $70.4 million. The Company expects that substantially all of the maturing certificate accounts will be retained by the Company at maturity.

      At June 30, 2001, the Company exceeded all of its regulatory requirements with a Tier 1 capital of $18.2 million, or 12.2% of risk-weighted assets, which is above the required level of $6.0 million or 4.0%, and total capital of $19.1 million, or 12.8% of risk-weighted assets, which is above the required level of $11.9 million, or 8.0%.

Impact of Inflation and Changing Prices

      The Consolidated Financial Statements and Notes thereto presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America, which require the measurement of financial position and operating results in terms of historical dollar amounts without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike industrial companies, nearly all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

Impact of New Accounting Standards

      In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Tangible Assets. These Statements change the accounting for business combinations and goodwill and intangible assets. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method is prohibited. SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. In addition, this Statement requires that acquired intangible assets, as defined, be amortized over their useful lives. This Statement would be effective for the Company no later than July 1, 2002. Management does not anticipate that the adoption of these Statements will have a material impact on the consolidated financial statements.

      In June, 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which, as amended by SFAS Nos. 137 and 138, is effective for fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. The Company adopted this Statement on July 1, 2000, with no impact on the consolidated financial statements.

                        COMMON STOCK AND RELATED MATTERS

      The Company's Common Stock is listed on the Over-the-Counter Bulletin Board under the symbol "SERC." As of September 7, 2001, the Company had eight
(8) registered market makers, 447 stockholders of record (excluding the number of persons or entities holding stock in street name through various brokerage firms), and 1,644,124 shares outstanding. As of such date, Service Bancorp, MHC (the "Mutual Company"), the Company's mutual holding company, held 907,694 shares of common stock and stockholders other than the Mutual Company held 736,430 shares.

      The following table sets forth market price and dividend information for the Common Stock for the past two (2) fiscal years. The Over-the-Counter Market quotes reflect inter-dealer prices without retail markup, markdown or commission and may not represent actual transactions.

            Fiscal Year Ended              High         Low       Cash Dividends
              June 30, 2002                                          Declared
      -------------------------------     -------      ------     --------------

      First Quarter (through
      September 7, 2001).............     $13.75       $11.00          None

            Fiscal Year Ended                                     Cash Dividends
              June 30, 2001                High         Low          Declared
      -------------------------------     -------      ------     --------------

      First Quarter..................      $6.88        $5.88          None
      Second Quarter.................      $6.88        $5.50          None
      Third Quarter..................      $7.63        $5.75          None
      Fourth Quarter.................     $11.20        $7.40          None

            Fiscal Year Ended                                     Cash Dividends
              June 30, 2000                High         Low          Declared
      -------------------------------     -------      ------     --------------

      First Quarter..................      $9.13        $8.00          None
      Second Quarter.................      $7.88        $6.50          None
      Third Quarter..................      $8.13        $6.31          None
      Fourth Quarter.................      $7.00        $5.94          None

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

                             STOCKHOLDER INFORMATION

Annual Meeting                          Independent Auditors

The Annual Meeting of                   Wolf & Company, P.C.
Stockholders will be held at            One International Place
3:00 p.m. on October 23, 2001,          Boston, MA 02110
at the Courtyard by Marriott
Hotel, 10 Fortune Boulevard,
Milford, Massachusetts.

Stock Listing                           Transfer Agent and Registrar

Over-the-Counter Bulletin Board         Continental Stock Transfer and Trust Co.
Symbol: SERC                            2 Broadway
                                        New York, New York 10004
                                        (212) 509-4000

                                        Contact our transfer agent directly for
                                        assistance in changing your address,
                                        elimination of duplicate mailings,
                                        transferring stock, or replacing lost,
                                        stolen or destroyed stock certificates.

Special Counsel                         Annual Report on Form 10-KSB

Holland & Knight LLP                    A copy of the Company's Form 10-KSB for
10 St. James Avenue                     the fiscal year ended June 30, 2001,
Boston, MA 02116                        will be furnished without charge to
                                        stockholders as of September 7, 2001,
                                        upon written request to Warren W. Chase, Jr., Senior Vice President, Service
                                        Bancorp, Inc., 81 Main Street, Medway,
                                        Massachusetts 02053.

                                TABLE OF CONTENTS

                                                                           Page

Independent Auditors' Report                                                1

Consolidated Balance Sheets                                                 2

Consolidated Statements of Income                                           3

Consolidated Statements of Changes
      in Stockholders' Equity                                               4

Consolidated Statements of Cash Flows                                       5-6

Notes to Consolidated Financial Statements                                 7-35

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders of
Service Bancorp, Inc.

We have audited the accompanying consolidated balance sheets of Service Bancorp, Inc. and subsidiary as of June 30, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Service Bancorp, Inc. and subsidiary as of June 30, 2001 and 2000, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Boston, Massachusetts
July 26, 2001

                      SERVICE BANCORP, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS
                (Dollars in Thousands, Except per Share Amounts)

                                     ASSETS

                                                                              June 30,
                                                                      ------------------------
                                                                         2001          2000
                                                                      ---------      ---------
Cash and due from banks                                               $   9,599      $   8,133
Short-term investments                                                   21,052          6,112
                                                                      ---------      ---------
          Total cash and cash equivalents                                30,651         14,245
                                                                      ---------      ---------

Certificate of deposit                                                      100            100
Securities available for sale, at fair value                             43,135         81,596
Securities held to maturity, at amortized cost                           36,236          4,771
Federal Home Loan Bank stock, at cost                                     1,613          1,588
Loans                                                                   123,896        107,224
Less allowance for loan losses                                             (974)          (802)
                                                                      ---------      ---------
          Loans, net                                                    122,922        106,422
                                                                      ---------      ---------

Banking premises and equipment, net                                       4,080          4,223
Accrued interest receivable                                               1,734          2,007
Net deferred tax asset                                                      919          1,937
Bank-owned life insurance                                                 2,193          2,070
Other assets                                                                514            474
                                                                      ---------      ---------

                                                                      $ 244,097      $ 219,433
                                                                      =========      =========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits                                                              $ 191,826      $ 176,345
Federal Home Loan Bank advances                                          32,255         26,350
Other liabilities                                                         1,650          1,560
                                                                      ---------      ---------
               Total liabilities                                        225,731        204,255
                                                                      ---------      ---------

Commitments and contingencies (Note 12)

Stockholders' equity:
    Preferred stock, $.01 par value, 5,000,000 shares
        authorized, none issued                                              --             --
    Common stock, $.01 par value, 12,000,000 shares
        authorized, 1,712,630 shares issued                                  17             17
    Additional paid-in capital                                            7,409          7,426
    Retained earnings                                                    12,588         11,630
    Accumulated other comprehensive loss                                   (514)        (2,638)
    Treasury stock, at cost (68,506 shares)                                (560)          (560)
    Unearned ESOP shares (37,223 and 43,662 shares, respectively)          (372)          (436)
    Unearned RRP shares (28,284 and 36,482 shares, respectively)           (202)          (261)
                                                                      ---------      ---------
               Total stockholders' equity                                18,366         15,178
                                                                      ---------      ---------

                                                                      $ 244,097      $ 219,433
                                                                      =========      =========

See accompanying notes to consolidated financial statements.

                      SERVICE BANCORP, INC. AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME
                (Dollars in Thousands, Except Per Share Amounts)

                                                                           Years Ended June 30,
                                                                        -------------------------
                                                                           2001           2000
                                                                        ----------     ----------
Interest and dividend income:
    Interest and fees on loans                                          $    9,244     $    7,644
    Interest and dividends on securities, Federal Home Loan
        Bank stock and certificates of deposit                               5,908          5,637
    Interest on short-term investments                                         494            196
                                                                        ----------     ----------
               Total interest and dividend income                           15,646         13,477
                                                                        ----------     ----------

Interest expense:
    Interest on deposits                                                     6,689          5,215
    Interest on Federal Home Loan Bank advances                              1,593          1,508
                                                                        ----------     ----------
               Total interest expense                                        8,282          6,723
                                                                        ----------     ----------

Net interest income                                                          7,364          6,754
Provision for loan losses                                                      218            220
                                                                        ----------     ----------
               Net interest income, after provision for loan losses          7,146          6,534
                                                                        ----------     ----------

Other income:
    Customer service fees                                                    1,014            803
    Gain on sales of securities available for sale, net                        367            336
    Gain on pension plan settlement                                             97             --
    Miscellaneous                                                              205            109
                                                                        ----------     ----------
               Total other income                                            1,683          1,248
                                                                        ----------     ----------

Operating expenses:
    Salaries and employee benefits                                           3,765          3,234
    Occupancy and equipment expenses                                         1,607          1,433
    Data processing expenses                                                   577            410
    Professional fees                                                          307            269
    Advertising expenses                                                       220            214
    Other general and administrative expenses                                  957            927
                                                                        ----------     ----------
               Total operating expenses                                      7,433          6,487
                                                                        ----------     ----------

Income before income taxes                                                   1,396          1,295

Provision for income taxes                                                     438            449
                                                                        ----------     ----------

Net income                                                              $      958     $      846
                                                                        ==========     ==========

Weighted average shares outstanding (basic and diluted)                  1,570,854      1,595,648
                                                                        ==========     ==========

Earnings per share (basic and diluted)                                  $     0.61     $     0.53
                                                                        ==========     ==========

See accompanying notes to consolidated financial statements.

                      SERVICE BANCORP, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                       Years Ended June 30, 2001 and 2000
                             (Dollars in Thousands)

                                                                             Accumulated
                                                       Additional                Other                Unearned   Unearned
                                              Common    Paid-in    Retained  Comprehensive  Treasury    ESOP       RRP
                                               Stock    Capital    Earnings      Loss         Stock    Shares     Shares     Total
                                             -------  -----------  --------  -------------  --------  --------   --------  --------
Balance at June 30, 1999                     $    17    $ 7,444     $10,784     $(1,182)     $ (83)     $(501)     $  --   $ 16,479
                                                                                                                           --------

Comprehensive loss:
  Net income                                      --         --         846          --         --         --         --        846
  Change in net unrealized gain/loss on
    securities available for sale, net of
    taxes and reclassification adjustment         --         --          --      (1,456)        --         --         --     (1,456)
                                                                                                                           --------
          Total comprehensive loss                                                                                             (610)
                                                                                                                           --------
Common stock held by ESOP released and
    committed to be released (6,439 shares)       --        (18)         --          --         --         65         --         47
Purchase of RRP stock (40,247 shares)             --         --          --          --         --         --       (288)      (288)
Amortization of RRP stock (3,765 shares)          --         --          --          --         --         --         27         27
Purchase of treasury stock (58,506 shares)        --         --          --          --       (477)        --         --       (477)
                                             -------    -------     -------     -------      -----      -----      -----   --------

Balance at June 30, 2000                          17      7,426      11,630      (2,638)      (560)      (436)      (261)    15,178
                                                                                                                           --------

Comprehensive income:
  Net income                                      --         --         958          --         --         --         --        958
  Change in net unrealized gain/loss on
    securities available for sale, net of
    taxes and reclassification adjustment         --         --          --       2,124         --         --         --      2,124
                                                                                                                           --------
          Total comprehensive income                                                                                          3,082
                                                                                                                           --------
Common stock held by ESOP released and
    committed to be released (6,439 shares)       --        (17)         --          --         --         64         --         47
Amortization of RRP stock (8,198 shares)          --         --          --          --         --         --         59         59
                                             -------    -------     -------     -------      -----      -----      -----   --------

Balance at June 30, 2001                     $    17    $ 7,409     $12,588     $  (514)     $(560)     $(372)     $(202)  $ 18,366
                                             =======    =======     =======     =======      =====      =====      =====   ========

See accompanying notes to consolidated financial statements.

                      SERVICE BANCORP, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In Thousands)

                                                                    Years Ended June 30,
                                                                  ----------------------
                                                                    2001          2000
                                                                  --------      --------
Cash flows from operating activities:
    Net income                                                    $    958      $    846
    Adjustments to reconcile net income to net cash
        provided by operating activities:
          Provision for loan losses                                    218           220
          Gain on sales of securities available for sale, net         (367)         (336)
          Net accretion on securities                                 (166)         (140)
          Depreciation and amortization expense                        660           640
          (Increase) decrease in accrued interest receivable           273          (329)
          Bank-owned life insurance income                            (123)          (34)
          Deferred tax benefit                                        (105)          (86)
          Other, net                                                   130          (631)
                                                                  --------      --------
                  Net cash provided by operating activities          1,478           150
                                                                  --------      --------

Cash flows from investing activities:
    Purchase of certificates of deposit                                 --          (100)
    Proceeds from maturities of certificates of deposit                 --           500
    Activity in securities available for sale:
        Sales                                                       12,337         4,668
        Maturities, prepayments and calls                           25,882         3,240
        Purchases                                                  (11,430)      (21,873)
    Activity in securities held to maturity:
        Maturities, prepayments and calls                            1,301            --
        Purchases                                                  (17,314)       (4,761)
    Net increase in loans                                          (16,756)      (20,658)
    Purchase of banking premises and equipment                        (517)         (851)
    Purchase of Federal Home Loan Bank stock                           (25)         (288)
    Purchase of bank-owned life insurance                               --        (2,036)
                                                                  --------      --------
                  Net cash used by investing activities             (6,522)      (42,159)
                                                                  --------      --------

                                   (continued)

See accompanying notes to consolidated financial statements.

                      SERVICE BANCORP, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF CASH FLOWS (Concluded)
                                 (In Thousands)

                                                                           Years Ended June 30,
                                                                          ----------------------
                                                                            2001           2000
                                                                          --------      --------
Cash flows from financing activities:
    Net increase in deposits                                                 15,481        43,207
    Proceeds from Federal Home Loan Bank advances                            29,720        32,085
    Repayment of Federal Home Loan Bank advances                            (23,815)      (31,728)
    ESOP shares released                                                         64            65
    Purchase of RRP stock                                                        --          (288)
    Purchase of treasury stock                                                   --          (477)
                                                                           --------      --------
                  Net cash provided by financing activities                  21,450        42,864
                                                                           --------      --------

Net change in cash and cash equivalents                                      16,406           855

Cash and cash equivalents at beginning of year                               14,245        13,390
                                                                           --------      --------

Cash and cash equivalents at end of year                                   $ 30,651      $ 14,245
                                                                           ========      ========

Supplementary information:
    Interest paid on deposits                                              $  6,715      $  5,203
    Interest paid on Federal Home Loan Bank advances                          1,578         1,464
    Income taxes paid                                                           534           681
    Decrease in due to broker                                                    --           521
    Transfer of securities from available for sale to held to maturity       15,060            --

See accompanying notes to consolidated financial statements.

                      SERVICE BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       Years Ended June 30, 2001 and 2000
                (Dollars in Thousands, Except per Share Amounts)

1.    CORPORATE STRUCTURE

      Service Bancorp, Inc. (the "Company") is a Massachusetts corporation organized in August, 1998 for the purpose of owning all of the outstanding capital stock of Strata Bank (the "Bank"). The Company was organized as a wholly-owned subsidiary of Service Bancorp, MHC ("MHC"), which is a Massachusetts-chartered mutual holding company.

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

                      SERVICE BANCORP, INC. AND SUBSIDIARY

             SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

      Use of estimates

      In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. A material estimate that is particularly susceptible to significant change in the near term relates to the determination of the allowance for loan losses.

      Reclassifications

      Certain amounts in the 2000 consolidated financial statements have been reclassified to conform to the 2001 presentation.

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

      Amortization of premiums and accretion of discounts on debt securities are computed using the interest method. Declines in the fair value of securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses on sales are recorded on the trade date and are computed using the specific identification method.

      Loans

      The Company grants mortgage, consumer and commercial loans to its customers. A substantial portion of the loan portfolio consists of mortgage loans in Norfolk County. The ability of the Company's debtors to honor their contracts is dependent upon the local economy and the local real estate market.

      Loans, as reported, have been adjusted by the allowance for loan losses, net deferred loan fees/costs and deferred premium.

                      SERVICE BANCORP, INC. AND SUBSIDIARY

             SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

      Loans (concluded)

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

      Deferred premium and net deferred loan costs are amortized over the contractual lives of the related loans using the interest method.

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

                      SERVICE BANCORP, INC. AND SUBSIDIARY

      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

      Allowance for loan losses (concluded)

      The allowance consists of allocated, general and unallocated components. The allocated component relates to loans that are classified as either doubtful, substandard or loss. For such loans that are also classified as impaired, an allowance is established when the collateral value of the impaired loans is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating losses in the portfolio.

      Banking premises and equipment

      Land is carried at cost. Buildings, leasehold improvements and equipment are stated at cost less accumulated depreciation and amortization computed on the straight-line method over the estimated useful lives of the assets or the expected terms of the leases, if shorter.

      Retirement plan

      The Company accounted for defined benefit pension plan benefits on the net periodic pension cost method for financial reporting purposes. This method recognizes the compensation cost of an employee's pension benefit over the employee's approximate service period. Pension costs were funded in the year of accrual using the aggregate cost method. (Also see Note 10).

      Advertising

      Advertising costs are expensed as incurred.

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

                      SERVICE BANCORP, INC. AND SUBSIDIARY

             SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

      Stock compensation plans

      The Company measures compensation cost for its Recognition and Retention Plan ("RRP") based on the market value of the stock at the grant date and such cost is recognized over the vesting period.

      The Company measures compensation cost for its Stock Option Plan using the intrinsic value based method of accounting, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company's Stock Option Plan have no intrinsic value at the grant date and no compensation cost is recognized for them. The Company is required to make pro forma disclosures of net income and earnings per share as if compensation cost had been measured at the grant date based on the fair value of the award and recognized over the service period, which is usually the vesting period. (See Note 11.)

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

      Earnings per share

      Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares (common stock equivalents) that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate to outstanding stock options and unvested stock granted under the RRP and are determined using the treasury stock method. Assumed conversion of the outstanding dilutive stock options and unvested RRP stock would increase the shares outstanding but would not require an adjustment to income as a result of the conversion. For the years ended June 30, 2001 and 2000, options applicable to 57,255 and 39,722 shares, respectively, and 29,712 and 19,775 unvested shares of RRP stock, respectively, were anti-dilutive and excluded from the diluted earnings per share computation.

                      SERVICE BANCORP, INC. AND SUBSIDIARY

             SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

      Comprehensive income/loss

      Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on securities, are reported as a separate component of the equity section of the consolidated balance sheet, such items, along with net income, are components of comprehensive income/loss.

      The components of other comprehensive income/loss and related tax effects are as follows:

                                                          Years Ended June 30,
                                                          --------------------
                                                           2001          2000
                                                          -------      -------

      Unrealized holding gains (losses) on securities
         available for sale                               $ 3,642      $(1,890)
      Unrealized loss on securities transferred from
         available for sale to held to maturity               (28)          --
      Reclassification adjustment for net gains
          realized in income                                 (367)        (336)
                                                          -------      -------
      Net unrealized gains (losses)                         3,247       (2,226)
      Tax effect                                           (1,123)         770
                                                          -------      -------

      Net-of-tax amount                                   $ 2,124      $(1,456)
                                                          =======      =======

      Subsequent accounting changes

      In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. These Statements change the accounting for business combinations and goodwill and intangible assets. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method is prohibited. SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. In addition, this Statement requires that acquired intangible assets, as defined, be amortized over their useful lives. This Standard would be effective for the Company no later than July 1, 2002. Management does not anticipate that the adoption of these Statements will have a material impact on the consolidated financial statements.

                      SERVICE BANCORP, INC. AND SUBSIDIARY

             SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (concluded)

      Subsequent accounting changes (concluded)

      In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which, as amended by SFAS Nos. 137 and 138, is effective for fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. The Company adopted this Statement on July 1, 2000 with no impact on the consolidated financial statements.

3.    SECURITIES

      A summary of securities follows:

                                                        June 30, 2001
                                       -----------------------------------------------
                                                     Gross         Gross
                                       Amortized   Unrealized   Unrealized      Fair
                                          Cost       Gains        Losses        Value
                                       ---------   ----------   ----------     -------
      Securities Available for Sale

      Federal agency obligations        $19,241     $    87      $   (163)     $19,165
      Mortgage-backed securities            167          --            --          167
      Other debt securities              21,025         356          (327)      21,054
                                        -------     -------      --------      -------
          Total debt securities          40,433         443          (490)      40,386

      Marketable equity securities        3,457          86          (794)       2,749
                                        -------     -------      --------      -------

                                        $43,890     $   529      $ (1,284)     $43,135
                                        =======     =======      ========      =======

      Securities Held to Maturity
      Mortgage-backed securities        $31,046     $     4      $   (225)     $30,825
      Other debt securities               5,190         256            --        5,446
                                        -------     -------      --------      -------

                                        $36,236     $   260      $   (225)     $36,271
                                        =======     =======      ========      =======

                      SERVICE BANCORP, INC. AND SUBSIDIARY

      SECURITIES (concluded)

                                                          June 30, 2000
                                          -----------------------------------------------
                                                        Gross         Gross
                                          Amortized   Unrealized    Unrealized      Fair
                                             Cost       Gains         Losses       Value
                                          ---------   ----------    ----------    -------
      Securities Available for Sale

      Federal agency obligations           $45,667     $     7      $ (2,041)     $43,633
      Mortgage-backed securities            16,876           5          (853)      16,028
      Other debt securities                 19,359          47          (785)      18,621
                                           -------     -------      --------      -------
                 Total debt securities      81,902          59        (3,679)      78,282

      Marketable equity securities           3,724         145          (555)       3,314
                                           -------     -------      --------      -------

                                           $85,626     $   204      $ (4,234)     $81,596
                                           =======     =======      ========      =======
      Securities Held to Maturity

      Other debt securities                $ 4,771     $     6      $    (39)     $ 4,738
                                           =======     =======      ========      =======

      The amortized cost and estimated fair value of debt securities by contractual maturity at June 30, 2001 follows. Expected maturities will differ from contractual maturities because the issuer may have the right to call or prepay obligations with or without call or prepayment penalties.

                                   Securities Available for Sale       Securities Held to Maturity
                                   -----------------------------       ---------------------------
                                   Amortized             Fair          Amortized           Fair
                                      Cost               Value            Cost             Value
                                   ---------           ---------       ---------         ---------
      Within 1 year                $   2,274           $   2,233       $     492         $     500
      Over 1 year to 5 years          11,805              11,836           3,841             4,049
      Over 5 years to 10 years        22,094              22,068             857               897
      Over 10 years                    4,093               4,082              --                --
                                   ---------           ---------       ---------         ---------
                                      40,266              40,219           5,190             5,446
      Mortgage-backed
          securities                     167                 167          31,046            30,825
                                   ---------           ---------       ---------         ---------

                                   $  40,433           $  40,386       $  36,236         $  36,271
                                   =========           =========       =========         =========

      Proceeds from the sale of securities available for sale during fiscal 2001 and 2000 were $12,337 and $4,668, respectively. Gross gains of $582 and $352, and gross losses of $215 and $16, were realized during fiscal 2001 and 2000, respectively.

      During fiscal 2001, securities available for sale with an amortized cost of $15,088 and a fair value of $15,060 were transferred to securities held to maturity. The net unrealized loss of $28 is included in accumulated other comprehensive income at June 30, 2001.

                      SERVICE BANCORP, INC. AND SUBSIDIARY

4.    LOANS

      A summary of the balances of loans follows:

                                                               June 30,
                                                       ------------------------
                                                         2001            2000
                                                       ---------      ---------

      Real estate loans:
          Residential                                  $  66,392      $  61,689
          Commercial                                      31,109         25,035
          Construction                                     4,713          2,742
                                                       ---------      ---------
                                                         102,214         89,466
                                                       ---------      ---------

      Other loans:
          Home equity                                      5,356          5,266
          Second mortgages                                 3,776          2,419
          Installment                                      1,688          1,629
          Commercial                                      10,167          7,763
          Passbook secured                                   626            634
                                                       ---------      ---------
                                                          21,613         17,711
                                                       ---------      ---------

                    Total loans                          123,827        107,177

      Allowance for loan losses                             (974)          (802)
      Net deferred loan costs and premium                     69             47
                                                       ---------      ---------

                                                       $ 122,922      $ 106,422
                                                       =========      =========

      An analysis of the allowance for loan losses is as follows:

                                                          Years Ended June 30,
                                                       ------------------------
                                                         2001            2000
                                                       ---------      ---------

      Balance at beginning of year                     $     802      $     740
      Provision for loan losses                              218            220
      Recoveries                                              31             19
      Charge-offs                                            (77)          (177)
                                                       ---------      ---------

      Balance at end of year                           $     974      $     802
                                                       =========      =========

                      SERVICE BANCORP, INC. AND SUBSIDIARY

      LOANS (concluded)

      Impaired loans at June 30, 2001 and 2000 amounted to $138 and $554, respectively, none of which required a corresponding valuation allowance. No additional funds are committed to be advanced in connection with impaired loans. Non-accrual loans at June 30, 2001 and 2000 amounted to $149 and $432, respectively.

      For the years ended June 30, 2001 and 2002, the average recorded investment in impaired loans amounted to $337 and $643, respectively, and interest income recognized on impaired loans amounted to $53 and $50, respectively, substantially all on a cash basis.

5.    BANKING PREMISES AND EQUIPMENT

      A summary of the cost and accumulated depreciation and amortization of banking premises and equipment follows:

                                                               June 30,
                                                       ------------------------
                                                         2001            2000
                                                       ---------      ---------
      Banking premises:
          Land                                         $   1,582      $   1,582
          Building and leasehold
              improvements                                 2,647          2,574
      Equipment                                            2,499          2,055
                                                       ---------      ---------
                                                           6,728          6,211
      Less accumulated depreciation and
          amortization                                    (2,648)        (1,988)
                                                       ---------      ---------

                                                       $   4,080      $   4,223
                                                       =========      =========

      Depreciation and amortization expense for the years ended June 30, 2001 and 2000 amounted to $660 and $640, respectively.

                      SERVICE BANCORP, INC. AND SUBSIDIARY

6.    DEPOSITS

      A summary of deposit balances by type is as follows:

                                                                  June 30,
                                                           ---------------------
                                                             2001         2000
                                                           --------     --------

      Demand                                               $ 25,912     $ 19,684
      NOW                                                    29,066       22,521
      Money market deposits                                  16,064       12,992
      Regular and other savings                              34,869       28,998
                                                           --------     --------
                     Total non-certificate accounts         105,911       84,195
                                                           --------     --------

      Term certificates of $100,000 or greater               19,094       23,993
      Term certificates less than $100,000                   66,821       68,157
                                                           --------     --------
                     Total certificate accounts              85,915       92,150
                                                           --------     --------

                     Total deposits                        $191,826     $176,345
                                                           ========     ========

      A summary of certificate accounts by maturity is as follows:

                                      June 30, 2001         June 30, 2000
                                   ------------------    -------------------
                                             Weighted               Weighted
                                              Average                Average
                                   Amount      Rate      Amount       Rate
                                   ------   ---------    ------    ---------

      Within 1 year               $70,397      5.46%     $80,926      5.84%
      Over 1 year to 3 years       15,444      5.50       11,170      5.90
      Over 3 years to 4 years          74      5.17           54      6.54
                                  -------                -------

                                  $85,915      5.47%     $92,150      5.85%
                                  =======                =======

                      SERVICE BANCORP, INC. AND SUBSIDIARY

7.    FEDERAL HOME LOAN BANK ADVANCES

      A summary of Federal Home Loan Bank (FHLB) fixed rate advances by maturity follows:

                                          June 30, 2001          June 30, 2000
                                       ------------------    -------------------
                                                 Weighted               Weighted
                                                  Average                Average
                                       Amount      Rate      Amount       Rate
                                       ------    --------    ------     --------

      Within 1 year                   $ 2,000      6.75%     $    85      7.52%
      Over 1 year to 3 years            1,000      3.94        2,000      6.75
      Over 3 years to 5 years           2,000      5.11        7,000      5.67
      Over 5 years to 10 years         26,500      5.56       16,500      5.76
      Over 10 years to 20 years           755      6.74          765      6.74
                                      -------                -------

                                      $32,255      5.59%     $26,350      5.84%
                                      =======                =======

      A summary of FHLB advances by the earlier of the maturity date or the date callable by the FHLB follows:

                                          June 30, 2001          June 30, 2000
                                        ------------------    ------------------
                                                  Weighted              Weighted
                                                   Average               Average
                                        Amount      Rate      Amount      Rate
                                        ------    --------    ------    --------

      Within 1 year                    $25,500      5.77%     $23,585     5.74%
      Over 1 year to 3 years             6,000      4.65        2,000     6.75
      Over 10 years to 20 years            755      6.74          765     6.74
                                       -------                -------

                                       $32,255      5.59%     $26,350     5.84%
                                       =======                =======

      The Bank also has an available line of credit with the FHLB at an interest rate that adjusts daily. Borrowings under the line are limited to $4,000 at June 30, 2001 and 2000, of which $0 and $85, respectively, was advanced and is included in the table above.

      All borrowings from the FHLB are secured by a blanket lien primarily on U.S. Government and federal agency obligations and real estate loans in accordance with the FHLB agreement.

                      SERVICE BANCORP, INC. AND SUBSIDIARY

8.    INCOME TAXES

      Allocation of federal and state income taxes between current and deferred portions is as follows:

                                                       Years Ended June 30,
                                                    -------------------------
                                                      2001              2000
                                                    -------           -------
      Current tax provision:
          Federal                                   $   492           $   474
          State                                          51                61
                                                    -------           -------
                                                        543               535
                                                    -------           -------
      Deferred tax benefit:
          Federal                                       (78)              (64)
          State                                         (27)              (22)
                                                    -------           -------
                                                       (105)              (86)
                                                    -------           -------

                                                    $   438           $   449
                                                    =======           =======

      The reasons for the differences between the effective tax rates and the statutory federal income tax rate are summarized as follows:

                                                       Years Ended June 30,
                                                     ----------------------
                                                     2001              2000
                                                     ----              ----

      Statutory rate                                 34.0%             34.0%
      Increase (decrease) resulting from:
          State taxes, net of federal tax benefit     1.1               2.0
          Officers' life insurance                   (2.9)             (0.7)
          Dividend received deduction                (1.2)             (1.1)
          Other                                       0.4               0.5
                                                     ----              ----

      Effective tax rates                            31.4%             34.7%
                                                     ====              ====

                      SERVICE BANCORP, INC. AND SUBSIDIARY

      INCOME TAXES (continued)

      The components of the net deferred tax asset are as follows:

                                                               June 30,
                                                       ------------------------
                                                         2001             2000
                                                       -------          -------
      Deferred tax asset:
          Federal                                      $   789          $ 1,844
          State                                            185              201
                                                       -------          -------
                                                           974            2,045
                                                       -------          -------
      Deferred tax liability:
          Federal                                          (41)             (80)
          State                                            (14)             (28)
                                                       -------          -------
                                                           (55)            (108)
                                                       -------          -------

      Net deferred tax asset                           $   919          $ 1,937
                                                       =======          =======

      The tax effects of each type of income and expense item that give rise to deferred taxes are as follows:


                                                                 June 30,
                                                           --------------------
                                                            2001          2000
                                                           -----        -------

      Allowance for loan losses                            $ 373        $   277
      Net unrealized loss on securities                      269          1,392
      Employee benefit plans                                 100            164
      Net deferred loan costs                                (29)           (15)
      Depreciation                                           195            147
      Other                                                   11            (28)
                                                           -----        -------

      Net deferred tax asset                               $ 919        $ 1,937
                                                           =====        =======

      A summary of the change in the net deferred tax asset is as follows:

                                                            Years Ended June 30,
                                                            --------------------
                                                              2001        2000
                                                            -------      -------

      Balance at beginning of year                          $ 1,937      $1,081
      Deferred tax benefit                                      105          86
      Change in deferred tax effect of net unrealized
          gain/loss on securities                            (1,123)        770
                                                            -------      ------

      Balance at end of year                                $   919      $1,937
                                                            =======      ======


      There was no valuation reserve required for the years ended June 30, 2001 and 2000.

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

9.    STOCKHOLDERS' EQUITY

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

      As of June 30, 2001, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category. The Company's and the Bank's actual capital amounts and ratios are also presented in the table.

                      SERVICE BANCORP, INC. AND SUBSIDIARY

      STOCKHOLDERS' EQUITY (continued)

      Minimum regulatory capital requirements (concluded)

                                                                                                  Minimum
                                                                                                 To Be Well
                                                                              Minimum         Capitalized Under
                                                                              Capital         Prompt Corrective
                                                         Actual             Requirement       Action Provisions
                                                   ----------------      ----------------     -----------------
                                                   Amount     Ratio      Amount     Ratio     Amount     Ratio
                                                   ------     -----      ------     -----     ------     ------
      June 30, 2001:
      Total capital to risk weighted assets:
          Consolidated                            $19,146     12.8%     $11,949      8.0%    $    --       --%
          Bank                                     16,005     10.7       11,949      8.0      14,936     10.0

      Tier 1 capital to risk weighted assets:
          Consolidated                             18,172     12.2        5,975      4.0          --       --
          Bank                                     15,031     10.1        5,975      4.0       8,962      6.0

      Tier 1 capital to average assets:
          Consolidated                             18,172      7.8        9,289      4.0          --       --
          Bank                                     15,031      6.5        9,289      4.0      11,611      5.0

      June 30, 2000:
      Total capital to risk weighted assets:
          Consolidated                            $18,208     13.9%     $10,454      8.0%    $    --       --%
          Bank                                     15,168     11.6       10,454      8.0      13,067     10.0

      Tier 1 capital to risk weighted assets:
          Consolidated                             17,406     13.3        5,227      4.0          --       --
          Bank                                     14,366     11.0        5,227      4.0       7,840      6.0

      Tier 1 capital to average assets:
          Consolidated                             17,406      8.4        8,321      4.0          --       --
          Bank                                     14,366      6.9        8,321      4.0      10,401      5.0

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

      Other capital restrictions

      Federal and state banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Company. The total amount of dividends which may be paid at any date is generally limited to the retained earnings of the Bank, and loans or advances are limited to 10% of the Bank's capital stock and surplus on a secured basis. In addition, dividends paid by the Bank to the Company would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum capital requirements. At June 30, 2001, $11,949 of the Company's equity in the Bank was restricted and funds available for loans or advances amounted to $1,601.

                      SERVICE BANCORP, INC. AND SUBSIDIARY

10.   PENSION AND COMPENSATION PLANS

      Defined benefit plan

      Prior to March 31, 2000, the Bank had a qualified defined benefit pension plan (the Plan) covering substantially all of its full time employees who have completed one year of service and worked at least 1,000 hours per year. On March 31, 2000, the Bank terminated the plan and amended the Plan to reallocate excess assets of the Plan to provide additional benefits to its participants. No curtailment gain or loss resulted from this termination. The termination of the Plan settled during fiscal 2001, resulting in a settlement gain of $97. Information pertaining to the activity in the Plan through the curtailment date is as follows:

                                                              Five Months
                                                                 Ended       Year Ended
                                                               March 31,     October 31,
                                                                 2000           1999
                                                               ----------    -----------

      Change in benefit obligation:
          Benefit obligation at beginning of period            $   978        $   775
          Service cost                                              55            106
          Interest cost                                             32             52
          Actuarial loss                                            --             56
          Benefits paid                                            (17)           (11)
                                                               -------        -------
          Benefit obligation at end of period                    1,048            978
                                                               -------        -------

      Change in plan assets:
          Fair value of plan assets at beginning of period       1,105            763
          Actual return on plan assets                             264            188
          Employer contribution                                     --            165
          Benefits paid                                            (17)           (11)
                                                               -------        -------
          Fair value of plan assets at end of period             1,352          1,105
                                                               -------        -------

      Funded status                                                304            127
      Unrecognized net actuarial gain                             (397)          (174)
      Transition asset                                             (25)           (26)
                                                               -------        -------

      Accrued pension cost                                     $  (118)       $   (73)
                                                               =======        =======

      For the period from the curtailment date through the settlement date, the net assets earned income of $94, contributions from the Bank amounted to $4 and distributions from the plan amounted to $1,450.

                      SERVICE BANCORP, INC. AND SUBSIDIARY

      PENSION AND COMPENSATION PLANS (continued)

      Defined benefit plan (concluded)

      The components of net periodic pension cost are as follows:

                                                      Five Months
                                                         Ended       Year Ended
                                                       March 31,     October 31,
                                                         2000            1999
                                                       ---------     -----------

      Service cost                                     $    55        $    106
      Interest cost                                         32              52
      Expected return on plan assets                       (37)            (61)
      Transition asset                                      (1)             (3)
      Recognized net actuarial gain                         (3)             (5)
                                                       -------        --------

                                                       $    46        $     89
                                                       =======        ========

      Pension expense for the year ended June 30, 2000 amounted to $73.

      For the five months ended March 31, 2000 and the plan year ended October 31, 1999, actuarial assumptions include an assumed discount rate on benefit obligations of 7.75% and 6.75%, respectively. An expected long-term rate of return on plan assets of 8% and annual salary increase of 5% was utilized for both periods.

      401(k) plan

      In addition to the defined benefit plan, the Bank provides a savings plan which qualifies under Section 401(k) of the Internal Revenue Code and provides for voluntary contributions by participating employees ranging from one percent to fifteen percent of their compensation, subject to certain limitations. Prior to January 1, 2000, the Bank made matching contributions equal to 50% of each employee's voluntary contribution, up to 3% of the employee's compensation. Effective January 1, 2000, the Bank will match 100% of each employee's voluntary contribution, up to 4% of the employee's compensation. Total expense under the plan for the years ended June 30, 2001 and 2000 amounted to $72 and $52, respectively.

                      SERVICE BANCORP, INC. AND SUBSIDIARY

      PENSION AND COMPENSATION PLANS (concluded)

      Supplemental retirement agreements

      The Bank has a supplemental retirement agreement with a former officer of the Bank which provides for supplemental compensation payments upon retirement, subject to certain limitations as set forth in the agreement. The present value of these future payments amounted to $203 and $288 at June 30, 2001 and 2000, respectively. Compensation expense applicable to the agreement for the years ended June 30, 2001 and 2000 amounted to $76 and $81, respectively.

      During fiscal 2000, the Bank entered into supplemental retirement agreements with the directors of the Bank which provide for compensation payments upon retirement, subject to certain limitations as set forth in the agreements. Compensation expense applicable to these agreements amounted to $36 and $6 for the year ended June 30, 2001 and 2000, respectively.

11.   STOCK COMPENSATION PLANS AND ESOP

      Stock Option Plan

      On September 1, 1999, the Board of Directors approved the 1999 Stock Option Plan. Under the Plan, the Company may grant options to its directors, officers and employees for up to 80,484 shares of common stock. Both incentive stock options and non-qualified stock options may be granted under the Plan. The exercise price of each option equals the market price of the Company's stock on the date of grant and an option's maximum term is ten years. Shares awarded vest in five equal annual installments and became fully vested upon the recipient's retirement.

      The Plan also permits the inclusion of limited rights, reload options and dividend equivalent rights.

      Limited rights would permit the optionee to surrender an option, or portion thereof, for cancellation and to receive cash or common stock equal to the excess, if any, of the then fair market value of the common stock subject to such option or portion thereof over the option exercise price. Limited rights can only be exercised upon a change in control (as defined) and, if the related options are exercised or terminated, the related rights are terminated. Limited rights with respect to 1,000 and 42,387 options were granted and 1,700 and 6,000 were forfeited during fiscal 2001 and 2000, respectively. Limited rights with respect to 35,687 and 36,387 options were outstanding at June 30, 2001 and 2000, respectively.

                      SERVICE BANCORP, INC. AND SUBSIDIARY

      STOCK COMPENSATION PLANS AND ESOP (continued)

      Stock Option Plan (concluded)

      Reload options would permit the exchange of shares of stock in satisfaction of all or a portion of the exercise price of the original option grant. The exercise price of the stock subject to the reload option will be determined at the time the original option is exercised. Dividend equivalent rights would permit the optionee to receive a cash benefit per share underlying the related vested stock options outstanding in the amount of any extraordinary dividend (as defined) declared by the Company. Reload options and dividend equivalent rights were granted with respect to all options granted during fiscal 2001 and 2000.

      The Company measures compensation cost for the stock option plan using the intrinsic value based method of accounting. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant dates, the Company's net income and earnings per share (basic and diluted) would have been $904 and $0.58, respectively, for the year ended June 30, 2001 and $832 and $0.52, respectively, for the year ended June 30, 2000.

      The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                      Years Ended June 30,
                                                   -------------------------
                                                     2001              2000
                                                   --------         --------

      Dividend yield                                  --%              --%
      Expected life                                10 years         10 years
      Expected volatility                             41%              26%
      Risk-free interest rate                        5.4%             6.5%

      Stock option activity under the plan for the years ended June 30, 2001 and 2000 follows:

                                                          2001                          2000
                                               --------------------------    ---------------------------
                                                             Weighted                         Weighted
                                                              Average                         Average
                                               Options     Exercise Price    Options      Exercise Price
                                               -------     --------------    -------      --------------
      Outstanding at beginning of year         58,387          $7.50              --          $  --
      Granted                                   1,000           9.75          64,387           7.50
      Forfeited                                (2,700)          7.50          (6,000)          7.50
                                              -------                        -------
      Outstanding at end of year               56,687           7.54          58,387           7.50
                                              =======                        =======

      Exercisable at end of year               24,015          $7.50              --          $  --
                                              =======                        =======

      Weighted average fair value of
          options granted during the year     $  6.05                          $4.08
                                              =======                        =======

      The weighted average remaining contractual life of options outstanding and options exercisable at June 30, 2001 was 7.3 years and 5.8 years, respectively.

                      SERVICE BANCORP, INC. AND SUBSIDIARY

      STOCK COMPENSATION PLANS AND ESOP (concluded)

      Recognition and Retention Plan

      On September 1, 1999, the Board of Directors approved the 1999 Recognition and Retention Plan (the "RRP") for key employees and directors of the Company and the Bank and reserved 40,247 shares of common stock of the Company for issuance. During the year ended June 30, 2001 and 2000, 1,500 and 31,567 shares were awarded and 500 and 2,500 shares were forfeited, respectively. Shares awarded vest in five equal annual installments and become fully vested upon the recipient's retirement. At June 30, 2001, 5,713 shares were vested. Compensation expense relating to the RRP amounted to $59 and $27 for the years ended June 30, 2001 and 2000, respectively.

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

      The Bank has committed to make contributions to the ESOP sufficient to support the debt service of the loan. The loan is secured by the shares purchased which are held in a suspense account for allocation among the members as the loans are paid. Total compensation expense applicable to the ESOP amounted to $47 for each of the years ended June 30, 2001 and 2000.

      Shares held by the ESOP include the following:

                                                           June 30,
                                                     ---------------------
                                                      2001           2000
                                                     ------         ------

      Allocated                                      22,878         16,439
      Committed to be allocated                       4,293          4,293
      Unallocated                                    37,223         43,662
                                                     ------         ------

                                                     64,394         64,394
                                                     ======         ======

      Any cash dividends received on allocated shares would be allocated to members and cash dividends received on shares held in suspense would be applied to repay the outstanding debt of the ESOP. The fair value of unearned ESOP shares at June 30, 2001 and 2000 is $409 and $259, respectively.

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

      Financial instruments whose contract amount represents credit risk consist of:

                                                                  June 30,
                                                             -------------------
                                                               2001        2000
                                                             -------     -------

      Commitments to grant loans                             $ 9,812     $ 4,660
      Unadvanced funds on home equity lines-of-credit          6,999       8,876
      Unadvanced funds on commercial lines-of-credit           9,312       6,365
      Unadvanced funds on personal lines-of-credit               891         750
      Unadvanced funds on construction loans                   2,358       1,835

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

                      SERVICE BANCORP, INC. AND SUBSIDIARY

      OTHER COMMITMENTS AND CONTINGENCIES (concluded)

      Operating lease commitments

      Pursuant to the terms of noncancelable lease agreements in effect at June 30, 2001 pertaining to banking premises and equipment, future minimum rent commitments are as follows:

                    Year Ending
                      June 30,                    Amount
                    -----------                  --------

                        2002                      $   410
                        2003                          377
                        2004                          322
                        2005                          246
                        2006                          212
                     Thereafter                       536
                                                  -------

                                                  $ 2,103
                                                  =======

      These leases contain options to extend for periods from five to ten years. The cost of such rentals is not included above. Total rent expense the years ended June 30, 2001 and 2000 amounted to $450 and $388, respectively.

13.   FAIR VALUE OF FINANCIAL INSTRUMENTS

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

                      SERVICE BANCORP, INC. AND SUBSIDIARY

      FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

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

            Off-balance-sheet instruments: Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing and are not material.

                      SERVICE BANCORP, INC. AND SUBSIDIARY

      FAIR VALUE OF FINANCIAL INSTRUMENTS (concluded)

      The estimated fair values and related carrying amounts of the Company's financial instruments are as follows:

                                                                       June 30,
                                                     -----------------------------------------------
                                                              2001                     2000
                                                     ---------------------     ---------------------
                                                     Carrying       Fair       Carrying      Fair
                                                      Amount        Value       Amount       Value
                                                     --------     --------     --------     --------
      Financial assets:
          Cash and cash equivalents                  $ 30,651     $ 30,651     $ 14,245     $ 14,245
          Certificate of deposit                          100          100          100          100
          Securities available for sale                43,135       43,135       81,596       81,596
          Securities held to maturity                  36,236       36,271        4,771        4,738
          FHLB stock                                    1,613        1,613        1,588        1,588
          Loans, net                                  122,922      127,754      106,422      103,590
          Accrued interest receivable                   1,734        1,734        2,007        2,007

      Financial liabilities:
          Deposits                                    191,826      192,555      176,345      176,350
          Federal Home Loan Bank
              advances                                 32,255       30,915       26,350       26,002

                      SERVICE BANCORP, INC. AND SUBSIDIARY

14.   CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY

      Condensed financial information pertaining only to the Company is as follows:

                                 BALANCE SHEETS
                                                                  June 30,
                                                            -------------------
                                                             2001         2000
                                                            -------     -------
      Assets:
          Interest-bearing deposit in Strata Bank           $ 2,792     $ 2,600
          Investment in common stock of Strata Bank          15,224      12,138
          Loan receivable from Strata Bank ESOP                 415         479
          Other assets                                           19          22
                                                            -------     -------

              Total assets                                  $18,450     $15,239
                                                            =======     =======

      Other liabilities                                     $    84     $    61
      Stockholders' equity                                   18,366      15,178
                                                            -------     -------

                                                            $18,450     $15,239
                                                            =======     =======

                              STATEMENTS OF INCOME

                                                            Years Ended June 30,
                                                            --------------------
                                                              2001        2000
                                                            --------    -------

      Interest income                                       $   132     $   128
      Operating expenses                                        (59)        (27)
                                                            -------     -------
                    Income before income taxes                   73         101
      Provision for income taxes                                (30)        (42)
                                                            -------     -------
                                                                 43          59
      Equity in undistributed net income of Strata Bank         915         787
                                                            -------     -------

                    Net income                              $   958     $   846
                                                            =======     =======

                      SERVICE BANCORP, INC. AND SUBSIDIARY

      CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY (concluded)

                            STATEMENTS OF CASH FLOWS

                                                                     Years Ended June 30,
                                                                     --------------------
                                                                      2001         2000
                                                                     -------      -------
Cash flows from operating activities:
    Net income                                                       $   958      $   846
    Adjustments to reconcile net income
        to net cash provided by operating activities:
            Change in other assets and liabilities                        26           28
            Equity in undistributed net income of Strata Bank           (915)        (787)
                                                                     -------      -------
                Net cash provided by operating activities                 69           87
                                                                     -------      -------

Cash flows from investing activities:
    ESOP shares released                                                  64           65
                                                                     -------      -------

Cash flows from financing activities:
    Purchase of treasury stock                                            --         (477)
    Purchase of RRP stock                                                 --         (288)
    Amortization of RRP stock                                             59           27
                                                                     -------      -------
                Net cash provided (used) by financing activities          59         (738)
                                                                     -------      -------

Net change in cash and cash equivalents                                  192         (586)
Cash and cash equivalents at beginning of year                         2,600        3,186
                                                                     -------      -------

Cash and cash equivalents at end of year                             $ 2,792      $ 2,600
                                                                     =======      =======

                      SERVICE BANCORP, INC. AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Concluded)

15. QUARTERLY DATA (UNAUDITED)

                                                                                      Years Ended June 30,
                                                            ------------------------------------------------------------------------
                                                                            2001                               2000
                                                            -----------------------------------  -----------------------------------
                                                            Fourth     Third   Second    First   Fourth    Third   Second     First
                                                            Quarter   Quarter  Quarter  Quarter  Quarter  Quarter  Quarter   Quarter
                                                            -------   -------  -------  -------  -------  -------  -------   -------
Interest and dividend income                                $ 3,921    $3,933   $3,935   $3,857   $3,697   $3,417   $3,290   $3,073
Interest expense                                              2,007     2,081    2,120    2,074    1,941    1,737    1,575    1,470
                                                            -------    ------   ------   ------   ------   ------   ------   ------

Net interest income                                           1,914     1,852    1,815    1,783    1,756    1,680    1,715    1,603
Provision for loan losses                                        55        45       62       56       80       60       35       45
                                                            -------    ------   ------   ------   ------   ------   ------   ------

Net interest income, after provision for  loan losses         1,859     1,807    1,753    1,727    1,676    1,620    1,680    1,558
Net gain (loss) on sales of securities available for sale        (3)       80      214       76       70       33      214       19
Gain on pension plan settlement                                  97        --       --       --       --       --       --       --
Other income                                                    331       308      299      281      268      225      223      196
Other expenses                                                1,886     1,880    1,927    1,740    1,703    1,685    1,594    1,505
                                                            -------    ------   ------   ------   ------   ------   ------   ------

Income before income taxes                                      398       315      339      344      311      193      523      268

Provision for income taxes                                      117        90      112      119       98       62      189      100
                                                            -------    ------   ------   ------   ------   ------   ------   ------

Net income                                                  $   281    $  225   $  227   $  225   $  213   $  131   $  334   $  168
                                                            =======    ======   ======   ======   ======   ======   ======   ======

Earnings per share (basic and diluted)                      $  0.18    $ 0.14   $ 0.14   $ 0.14   $ 0.14   $ 0.08   $ 0.21   $ 0.10
                                                            =======    ======   ======   ======   ======   ======   ======   ======