Form 10KSB/A, Exhibit 13
period 2001-06-30
SERVICE BANCORP INC
filed 2001-10-17
CIK 1063939

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

Sincerely,


/s/ Pamela J. Montpelier
------------------------
Pamela J. Montpelier
President and CEO

                81 Main Street, Medway, Massachusetts 02053-1867
                 Telephone: 1-800-339-4346 - www.stratabank.com

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

      In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which, as amended by SFAS Nos. 137 and 138, is effective for fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. The Company adopted this Statement on July 1, 2000, with no impact on the consolidated financial statements.

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


/s/ Wolf & Company, P.C.

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